UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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☒	Definitive Proxy Statement

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Century Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of Century Bancorp, Inc. (“Century”), to be held virtually on July 7, 2021, at 10:00 a.m., Eastern time. The meeting is being held to approve, among other things, the merger of Century with and into a newly-formed subsidiary of Eastern Bankshares, Inc. (“Eastern”) pursuant to an Agreement and Plan of Merger (the “merger agreement”) by and among Eastern, Clarion Acquisition Corp., a wholly-owned subsidiary of Eastern (“Merger Sub”), and Century Bank and Trust Company, a Massachusetts-chartered trust company and a wholly-owned subsidiary of Century (“Century Bank”).

If the merger agreement is approved by the holders of a majority of the outstanding shares of Century’s Class A Common Stock, par value $1.00 per share (the “Class A Common Stock”), and by the holders of a majority of the outstanding shares of Century’s Class B Common Stock, par value $1.00 per share (the “Class B Common Stock”), each share of Class A Common Stock and each share of Class B Common Stock will be converted into the right to receive $115.28, without interest, in cash, plus any declared but unpaid dividends.

The attached proxy statement provides you with detailed information about the special meeting and the proposals to be voted on at the special meeting. A copy of the merger agreement is attached as Appendix A. We urge you to read the enclosed materials carefully and in their entirety.

Our board of directors has unanimously adopted the merger agreement and unanimously recommends that you vote “FOR” approval of the merger agreement, “FOR” approval, on a non-binding advisory basis, of the merger-related named executive officer compensation, and if necessary or appropriate, “FOR” the adjournment proposal.

Your vote is important. Failing to vote will have the same effect as voting “AGAINST” the merger agreement. Whether or not you plan to attend the special meeting, please complete, date and sign the enclosed proxy card and return it promptly in the postage-paid envelope we have provided. You may also vote your shares by telephone or the Internet following the instructions on the enclosed proxy or voting instruction card. If your shares are held in an account at a bank, broker or other nominee, you should instruct your bank, broker or nominee how to vote your shares using the separate voting instruction form furnished by your bank, broker or nominee. Do not send your stock certificates. You will receive instructions for delivering your stock certificates under separate cover.

If you have any questions concerning the merger or need assistance in voting, please contact Century’s proxy solicitor, Innisfree M&A Incorporated, by calling toll-free at (888) 750-5835, or for banks and brokers, collect at (212) 750-5833.

On behalf of our board of directors, thank you for your continued support of Century. I look forward to seeing you at the special meeting.

Sincerely,

Barry R. Sloane Chairman, President and Chief Executive Officer

This proxy statement is dated June 3, 2021 and is first being mailed to shareholders on or about June 3, 2021.

Century Bancorp, Inc.

400 Mystic Avenue

Medford, MA 02155

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON JULY 7, 2021

To the Shareholders of Century Bancorp, Inc.:

Notice is hereby given that a special meeting of shareholders of Century Bancorp, Inc. (“Century”) will be held virtually on July 7, 2021, at 10:00 a.m., Eastern time, to consider and vote on the following matters:

1.

A proposal to approve the Agreement and Plan of Merger, dated as of April 7, 2021, by and among Eastern Bankshares, Inc. (“Eastern”), Clarion Acquisition Corp., Century, and Century Bank and Trust Company (the “merger agreement”), a copy of which is attached as Appendix A to the proxy statement of which this notice is a part (the “merger proposal”);

2.

A proposal to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to Century’s named executive officers that is based on or otherwise relates to the merger (the “merger-related named executive officer compensation proposal”); and

3.

A proposal for adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve the merger agreement (the “adjournment proposal”).

No other business will be conducted at the special meeting.

Due to the ongoing COVID-19 pandemic, the special meeting will be held in a virtual meeting format only, via live webcast, and there will not be a physical meeting location. You will be able to attend the special meeting online and to vote your shares electronically at the meeting by visiting www.meetingcenter.io/245675620, which we refer to as the “special meeting website.”

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Special Meeting. To register to attend the Special Meeting you must submit proof of your proxy power (legal proxy) reflecting your Century holdings along with your name and email address to Computershare at legalproxy@computershare.com. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern time, on July 6, 2021. You will receive a confirmation of your registration by email after we receive your registration materials.

The record date for the special meeting is May 27, 2021. Only shareholders of record as of the close of business on May 27, 2021 are entitled to notice of, and to vote at, the special meeting. All shareholders of record as of that date are cordially invited to attend the special meeting via the special meeting website.

Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of Century’s Class A Common Stock, par value $1.00 per share (the “Class A Common Stock”), and the affirmative vote of a majority of the outstanding shares of Century’s Class B Common Stock, par value $1.00 per share (the “Class B Common Stock”). Approval of the merger-related named executive officer compensation proposal requires that the votes cast by the Class B Common Stock in favor of the proposal exceed the votes cast by the Class B Common Stock against the proposal; however, such vote is advisory (non-binding) only. Holders of Class A Common Stock do not have the right to vote on to the merger-related named executive officer compensation proposal. Approval of the adjournment proposal requires that the votes cast by the Class B Common Stock in favor of the proposal exceed the votes cast by the Class B Common Stock against the proposal. Holders of Class A Common Stock do not have the right to vote on the adjournment proposal.

Century’s board of directors has unanimously adopted the merger agreement and unanimously recommends that the Company’s shareholders vote “FOR” the merger proposal, “FOR” the merger-related named executive officer compensation proposal, and “FOR” the adjournment proposal.

Your vote is very important. Even if you plan to attend the special meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope, or call the toll-free telephone number or use the Internet by following the instructions included with your proxy card or voting instruction card. If you hold your stock in “street name” through a bank, broker or other nominee, please direct your bank, broker or other nominee to vote in accordance with the instructions you have received from your bank, broker or other nominee.

Under the Massachusetts Business Corporation Act, which we refer to the “MBCA,” Century is required to state whether it has concluded that shareholders are, are not, or may be entitled to assert appraisal rights, which are generally available to shareholders of a merging Massachusetts corporation under Section 13.02(a)(1) of the MBCA subject to certain exceptions. For the reasons described in the accompanying proxy statement, including that the relevant provisions of the MBCA have not been the subject of judicial interpretation, Century has concluded that Century shareholders may be entitled to appraisal rights. However, Century and Eastern believe that appraisal rights do not apply to the merger because (a) Century shareholders are receiving cash equal to what shareholders would receive upon a dissolution of Century in exchange for their shares of Class A Common Stock and/or Class B Common Stock, and (b) no director, officer or controlling shareholder of Century has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder of Century, (ii) a director, officer, employee or consultant of Century or Eastern or its affiliates pursuant to bona fide arrangements with either Century or Eastern or its affiliates, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of Century in the aggregate. In this regard, in any appraisal proceeding, each of Century and Eastern will contest the validity and availability of any purported demand for appraisal rights and assert that an exception to appraisal rights is applicable to the merger. Any shareholder seeking to assert appraisal rights should carefully review the procedures described in the accompanying proxy statement. A copy of the applicable provisions of the MBCA is attached as Appendix C to the accompanying proxy statement.

If you have any questions regarding the accompanying proxy statement, you may contact Innisfree M&A Incorporated, by calling toll-free at (888) 750-5835, or for banks and brokers, collect at (212) 750-5833.

By Order of the Board of Directors

Judith Sinclair Clerk

Medford, Massachusetts

June 3, 2021

Important: The prompt return of proxies will save the expense of further requests for proxies to ensure a quorum at the meeting. Please complete, sign and date the enclosed proxy card or voting instruction card and promptly mail it in the enclosed envelope. You may revoke your proxy in the manner described in the proxy statement at any time before it is voted.

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QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q:	Why am I receiving this proxy statement and proxy card?

A:

You are being asked to approve the Agreement and Plan of Merger, dated as of April 7, 2021 (the “merger agreement”), by and among Eastern Bankshares, Inc. (“Eastern”), Clarion Acquisition Corp. (“Merger Sub”), Century Bancorp, Inc. (“Century”), and Century Bank and Trust Company (“Century Bank”). A copy of the merger agreement is attached to this proxy statement as Appendix A.

The merger agreement provides for the merger of Century and Merger Sub. The surviving company in the merger will be Century, and each outstanding share of Class A Common Stock and Class B Common Stock of Century will be converted into the right to receive $115.28 without interest, in cash, plus any declared but unpaid dividends. Immediately thereafter, Century will merge with and into Eastern. The surviving company in the merger will be Eastern. Immediately thereafter, Century Bank will merge with and into Eastern Bank, a wholly owned subsidiary of Eastern. The surviving bank in the merger will be Eastern Bank.

In order for us to complete the transactions contemplated by the merger agreement, we need, among other things, Century’s shareholders to approve the merger agreement. Century is holding the special meeting to ask its shareholders to consider and vote upon, among other things, a proposal to approve the merger agreement.

This proxy statement includes important information about the merger agreement, a copy of which is attached as Appendix A to this proxy statement, the transactions contemplated in the merger agreement and the special meeting. Century shareholders should read this information carefully and in its entirety. The enclosed voting materials allow shareholders to vote their shares without attending the special meeting.

Q:	What do I need to do now?

A:

After you have carefully read this proxy statement, including the appendices, and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the special meeting.

If you hold shares in your name as a shareholder of record, indicate on your proxy card how you want your shares to be voted or, if you prefer, you can vote by using the telephone or Internet. If you choose not to vote by telephone or Internet, then you should sign, date and mail your proxy card in the enclosed prepaid return envelope as soon as possible. This will enable your shares to be represented and voted at the special meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you must direct your bank, broker or other nominee to vote in accordance with the instructions you have received from your bank, broker or other nominee. “Street name” shareholders who wish to vote at the special meeting in person will need to obtain a proxy form from the institution that holds their shares.

If you are a participant in the SBERA 401(k) Plan as Adopted by Century Bancorp, Inc. (the “Plan”), you will receive voting instruction forms that reflect all shares of Century Class A Common Stock and/or Class B Common Stock for which you may direct the voting under the Plan. Under the terms of the Plan, the trustee votes all shares held by the Plan, but each participant may provide instructions to the trustee regarding how to vote the shares of Class A Common Stock and/or Class B Common Stock allocated to his or her plan account. The trustee will vote your shares in accordance with your instructions, and will vote the unallocated shares and shares for which no voting instructions were received in the same proportion as the instructions received from participants.

Q:	Does the Century board of directors support the merger?

A:	Yes. The Century board of directors unanimously adopted the merger agreement. The Century board of directors unanimously recommends that you vote “FOR” each of the proposals. Additionally,

Century’s directors and certain executive officers have entered into voting agreements with Eastern pursuant to which they have agreed to vote all of their shares of Class A Common Stock and Class B Common Stock over which they have sole voting power in favor of the merger agreement.

Q:	Do any of Century’s directors or executive officers have interests in the merger that differ from those of Century shareholders?

A:

Yes, Century’s directors and executive officers have interests in the merger that are different from, or in addition to, those of Century shareholders generally. These interests are discussed under the section of this proxy statement titled “Interests of Century Directors and Executive Officers in the Merger.” Century’s board of directors was aware of and considered such interests, among other matters, in evaluating the merger agreement and in recommending that Century shareholders approve the merger agreement.

Q:	What is the vote required to approve the matters to be considered at the special meeting?

A:

Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of Class A Common Stock and the affirmative vote of a majority of the outstanding shares of Class B Common Stock.

Approval of the merger-related named executive officer compensation proposal requires that the votes cast by the Class B Common Stock in favor of the proposal exceed the votes cast by the Class B Common Stock against the proposal; however, such vote is advisory (non-binding) only. Holders of Class A Common Stock do not have the right to vote on the merger-related named executive officer compensation proposal.

Approval of the adjournment proposal requires that the votes cast by the Class B Common Stock in favor of the proposal exceed the votes cast by the Class B Common Stock against the proposal. Holders of Class A Common Stock do not have the right to vote on to the adjournment proposal.

Q:	Why is my vote important?

A:

If you do not return your proxy card or vote by telephone, Internet or at the special meeting or fail to instruct your bank, broker or nominee how to vote, it will be more difficult and expensive for us to obtain the necessary quorum to hold our special meeting. In addition, your failure to vote or failure to instruct your bank, broker or other nominee how to vote will have the same effect as a vote “AGAINST” the merger proposal.

Q:	If my broker holds my shares in street name, will my broker automatically vote my shares for me?

A:	No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures your broker provides to you.

Q:	What if I abstain from voting or fail to instruct my broker?

A:

If you abstain from voting or fail to instruct your broker to vote your shares, it will have the same effect as a vote “AGAINST” the merger proposal. However, abstentions will be counted toward a quorum at the special meeting. Abstentions will not affect the outcome of the merger-related named executive officer compensation proposal or the adjournment proposal.

Q:	Can I attend the virtual special meeting and vote my shares at the virtual special meeting?

A:

Yes. All shareholders are invited to attend the virtual special meeting. You will be able to attend the special meeting online and to vote your shares electronically at the meeting by visiting www.meetingcenter.io/245675620, which we refer to as the “special meeting website.”

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Special Meeting. To register to attend the Special Meeting you must submit proof of your proxy power (legal proxy) reflecting your Century holdings along with your name and email address to Computershare at legalproxy@computershare.com. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern time, on July 6, 2021. You will receive a confirmation of your registration by email after we receive your registration materials.

Q:	Can I change my vote?

A:

Yes, you can change your vote at any time before your vote is counted at the special meeting. If you have not voted through your bank, broker or other nominee, there are five ways you can change your vote after you have sent in your proxy card:

•	First, you may send a written notice to our Clerk, stating that you would like to revoke your proxy.

•	Second, you may complete and submit a new proxy card. Any earlier proxies will be revoked automatically.

•

Third, you may attend the virtual special meeting and vote at the virtual special meeting. Any earlier-dated proxy will be revoked. However, simply attending the virtual special meeting without voting will not revoke your proxy.

•	Fourth, you can change your vote at the Internet address shown on your proxy card. The Internet voting system is available 24 hours a day until 11:59 p.m., Eastern time, on July 6, 2021.

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Fifth, you can change your vote by using the toll-free telephone number shown on your proxy card. The telephone voting system is available 24 hours a day in the United States until 11:59 p.m., Eastern time, on July 6, 2021.

If you have directed your bank, broker or other nominee to vote your shares, you must follow directions you receive from your bank, broker or nominee to change your vote.

Q:	Why am I being asked to consider and vote on the merger-related named executive compensation proposal?

A:

Securities and Exchange Commission (“SEC”) rules require Century to seek approval, on an advisory (non-binding) basis, with respect to certain payments that will or may be made to Century’s named executive officers in connection with the merger. Approval of the merger-related named executive compensation proposal is not required to complete the merger.

Q:	Will I have the right to have my shares appraised if I dissent from the merger?

A:

Century does not believe that shareholders will be entitled to appraisal rights under the Massachusetts Business Corporation Act (the “MBCA”) in connection with the merger. The MBCA provides that shareholders of a Massachusetts corporation are not entitled to appraisal rights in a merger transaction in which the sole consideration is cash so long as no director, officer or controlling shareholder of such corporation has a direct or indirect material financial interest in the merger other than in: (i) his, her or its capacity as a shareholder of the corporation; (ii) his, her or its capacity as a director, officer, employee or consultant of the merging corporation or the surviving corporation or an affiliate of the surviving corporation pursuant to bona fide arrangements with the merging corporation or the surviving corporation or any affiliate thereof; or (iii) any other capacity so long as the shareholder owns less than 5% of the voting securities of the corporation.

Century believes this exception applies to the merger and as such, Century shareholders are not entitled to appraisal rights in connection with the merger. However, Section 13.02 of the MBCA has not yet been the subject of judicial interpretation. Accordingly, it is possible that a court could conclude that this exception is not applicable in the present circumstances and that Century shareholders are entitled to appraisal rights under Massachusetts law. In any appraisal proceeding, each of Century and Eastern will contest the validity and availability of any purported demand for appraisal rights and assert that an exception to appraisal rights is applicable to the merger.

A copy of the full text of Part 13 of the MBCA is included as Appendix C to this proxy statement. Failure to strictly comply with the procedures set forth in Part 13 of the MBCA will result in the loss of appraisal rights.

Q:	Who should I call with questions about the merger?

A:

You may contact Innisfree M&A Incorporated, by calling toll-free at (888) 750-5835, or for banks and brokers, collect at (212) 750-5833. If your bank, broker or other nominee holds your shares, you should also call your bank, broker or other nominee for additional information.

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To more fully understand the merger and for a more complete description of the legal terms of the merger, you should read this entire document, including the materials attached as appendices, as well as the other documents to which we have referred you. See the section of this proxy statement titled “Where You Can Find More Information” beginning on page 55. The page references in parentheses included in this summary will direct you to a more detailed description of each topic presented.

The Special Meeting

Date, Time and Place of the Special Meeting (page 12)

The special meeting of shareholders will be held virtually at www.meetingcenter.io/245675620, on July 7, 2021 at 10:00 a.m., Eastern time.

Actions to be Taken at the Special Meeting (page 12)

At the special meeting, Century shareholders as of May 27, 2021, the record date, will be asked to vote upon proposals to approve (i) the merger agreement, (ii) the merger-related named executive officer compensation and, if necessary, (iii) the adjournment of the special meeting.

Recommendation of the Century Board of Directors (page 21)

At a meeting on April 7, 2021, Century’s board of directors unanimously adopted the merger agreement and the transactions contemplated by the merger agreement. Century’s board of directors unanimously recommends that Century shareholders vote “FOR” the approval of the merger proposal, “FOR” the approval of the merger-related named executive officer compensation proposal, and “FOR” the adjournment proposal.

Record Date; Outstanding Shares; Shares Entitled to Vote (page 12)

Only holders of record of Class A Common Stock and/or Class B Common Stock at the close of business on the record date of May 27, 2021 are entitled to notice of and to vote at the special meeting. As of the record date, there were 3,658,569 shares of Class A Common Stock outstanding, held of record by approximately 171 shareholders and 1,909,340 shares of Class B Common Stock outstanding, held of record by approximately 24 shareholders.

Quorum; Vote Required to Approve Each Proposal (page 12)

A quorum consists of a majority of the total shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy. Century will include proxies marked as abstentions as present at the meeting in determining the presence of a quorum at the special meeting.

The affirmative vote of a majority of the outstanding shares of Class A Common Stock and the affirmative vote of a majority of the outstanding shares of Class B Common Stock are required to approve the merger agreement proposal. Approval of the merger-related named executive officer compensation proposal requires that the votes cast by the Class B Common Stock in favor of the proposal exceed the votes cast by the Class B Common Stock against the proposal; however, such vote is advisory (non-binding) only. Holders of Class A Common Stock do not have the right to vote on the merger-related named executive officer compensation proposal. Approval of the adjournment proposal requires that the votes cast by the Class B Common Stock in favor of the proposal exceed the votes cast by the Class B Common Stock against the proposal. Holders of Class A Common Stock do not have the right to vote on the adjournment proposal.

Share Ownership of Century Management; Voting Agreements (page 16)

In connection with the merger agreement, Century directors and certain executive officers executed voting agreements with Eastern Bank and Merger Sub under which they agreed to vote their shares in favor of the merger. As of the record date, there were 90,581 shares of Class A Common Stock, or approximately 2.48% of the outstanding shares of Class A Common Stock, and 1,781,841 shares of Class B Common Stock, or approximately 93.32% of the outstanding shares of Class B Common Stock, subject to the voting agreements.

Proxies, Voting and Revocation (page 13)

Century’s board of directors requests that you vote your shares by proxy per the instructions in this proxy statement. All proxies properly delivered prior to the special meeting and not revoked before the vote at the special meeting will be voted at the special meeting according to the instructions indicated on the proxies or, if no instructions are given, to approve the merger agreement proposal, the merger-related named executive officer compensation proposal and the adjournment proposal. If you abstain, fail to submit a proxy or to vote in person at the special meeting, or do not provide your broker, bank or other nominee with instructions, as applicable, your shares of Class A Common Stock and/or Class B Common Stock will not be voted on the proposals, which will have the same effect as a vote against the merger proposal, but will have no effect on the merger-related named executive officer compensation proposal or the adjournment proposal.

You may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the special meeting:

•	Filing a written revocation of the proxy with the Clerk, 400 Mystic Avenue, Medford, Massachusetts 02155;

•	Submitting a new signed proxy card, either by mail or email bearing a later date, or by submitting a new vote over the Internet or by telephone (any earlier proxies will be revoked automatically); or

•

Attending the virtual meeting and voting at the virtual special meeting provided you are the holder of record of your shares and have filed a written revocation of your grant of proxy with the Clerk of Century as indicated above.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Special Meeting. To register to attend the Special Meeting you must submit proof of your proxy power (legal proxy) reflecting your Century holdings along with your name and email address to Computershare at legalproxy@computershare.com. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern time, on July 6, 2021. You will receive a confirmation of your registration by email after we receive your registration materials.

Appraisal Rights (page 14)

Under the MBCA, Century is required to state whether it has concluded that Century shareholders are, are not or may be entitled to assert appraisal rights, which are generally available to shareholders of a merging Massachusetts corporation under Section 13.02(a)(1) of the MBCA. For the reasons described in this proxy statement, Century does not believe its shareholders will be entitled to appraisal rights under the MBCA in connection with the merger. The relevant provisions of the MBCA have not been the subject of judicial interpretation and Century and Eastern reserve the right to contest the validity and availability of any purported demand for appraisal rights in connection with the merger. In this regard, in any appraisal proceeding, each of Century and Eastern will contest the validity and availability of any purported demand for appraisal rights and assert that an exception to appraisal rights is applicable to the merger.

Any shareholder who believes he, she or it is entitled to appraisal rights and who wishes to preserve those rights should carefully review Part 13 of the MBCA, attached as Appendix C to this proxy statement, which sets forth the procedures to be complied with in perfecting such appraisal rights, if available. Failure to strictly comply with the procedures specified in Part 13 of the MBCA would result in the loss of any appraisal rights to which such shareholder may be entitled. Please read Part 13 of the MBCA carefully, because exercising appraisal rights involves several procedural steps, and failure to follow appraisal procedures could result in the loss of such rights, if any. Shareholders should consult with their advisors, including legal counsel, in connection with any demand for appraisal.

The Merger

Structure of the Merger (page 36)

Eastern, Merger Sub, Century and Century Bank entered into the merger agreement on April 7, 2021. The merger agreement provides for the merger of Century and Merger Sub. The surviving company in the merger will be Century. Immediately thereafter, Century will merge with and into Eastern. The surviving company in the merger will be Eastern.

The proposed merger will occur following the approval by Century’s shareholders of the merger agreement, and the satisfaction or waiver of all other conditions to the merger, including regulatory approvals. The merger agreement is attached to this document as Appendix A. We encourage you to read the merger agreement in its entirety because it is the legal document that governs the merger.

Merger Consideration (page 36)

If the merger agreement is approved by the affirmative vote of a majority of the outstanding shares of Class A Common Stock and the affirmative vote of a majority of the outstanding shares of Class B Common Stock and the merger is subsequently completed, each outstanding share of Class A Common Stock and Class B Common Stock will be exchange for $115.28, without interest, in cash, plus any declared but unpaid dividends.

As of May 27, 2021, there were 3,658,569 shares of Class A Common Stock issued and outstanding and 1,909,340 shares of Class B Common Stock issued and outstanding.

Opinion of Century’s Financial Advisor (page 22)

In connection with the merger, Century’s financial advisor, Piper Sandler & Co. (“Piper Sandler”), delivered a written opinion, dated April 7, 2021, to Century’s board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Class A Common Stock and/or Class B Common Stock of the merger consideration in the proposed merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Piper Sandler in preparing the opinion, is attached to this proxy statement as Appendix B, and constitutes part of this proxy statement. The opinion was for the information of, and was directed to, Century’s board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Century to engage in the merger or enter into the merger agreement or constitute a recommendation to Century’s board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Class A Common Stock and/or Class B Common Stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter.

Interests of Directors and Executive Officers in the Merger (page 33)

Some of the members of Century’s management and board of directors may be deemed to have interests in the merger that are different from, or in addition to, the interests of Century shareholders generally. These interests include:

•

Eastern’s entry into change in control agreements with William P. Hornby, Chief Financial Officer and Treasurer; Paul A. Evangelista, Executive Vice President; and David B. Woonton, Executive Vice President;

•	payment of cash severance benefits under existing severance policies to other Century employees upon termination of their employment; and

•	continued indemnification and liability insurance coverage for directors and executive officers with respect to acts or omissions occurring before the merger.

Limitations on Considering Other Acquisition Proposals (page 40)

The merger agreement restricts Century’s ability to solicit or engage in discussions or negotiations with a third party regarding a proposal to acquire Century. However, if Century receives a bona fide unsolicited written acquisition proposal from a third party that is, or is reasonably likely to be, more favorable from a financial point of view to Century’s shareholders than the transactions contemplated by the merger agreement, Century may furnish or cause to be furnished nonpublic information or data to that third party and engage in negotiations or discussions regarding an acquisition proposal with that third party, subject to specified conditions in the merger agreement. In addition, Century’s board of directors may not:

•

withdraw, qualify, amend, modify, withhold, or propose to withdraw, qualify, amend, modify, or withhold, in a manner adverse to Eastern in connection with the transactions provided for in the merger agreement (including the merger), its recommendation that Century shareholders vote to approve the merger agreement;

•	fail to reaffirm its recommendation that Century shareholders vote to approve the merger agreement within ten business days following a request by Eastern;

•

make any statement, announcement or release, in connection with the special meeting or otherwise, inconsistent with its recommendation that Century shareholders vote to approve the merger agreement (including taking a neutral position or no position with respect to an acquisition proposal);

•	approve or recommend, or propose to approve or recommend, any acquisition proposal; or

•	enter into any letter of intent, agreement in principle, acquisition agreement or other agreement:

•	related to any acquisition transaction (other than a confidentiality agreement entered into in accordance with the no solicitation provisions of the merger agreement); or

•	requiring Century to abandon, terminate or fail to consummate the merger or any other transaction provided for in the merger agreement;

unless the Century board of directors determines in good faith, after consultation with its outside legal counsel and its independent financial advisor, that an acquisition proposal is a superior proposal and, after consultation with such counsel, that it is required to take such action to comply with the fiduciary standard of conduct required of a board of directors under the applicable law and Century’s bylaws. In that event, Century must provide Eastern with notice of such determination and cooperate and negotiate in good faith with Eastern to adjust or modify the terms and conditions of the merger agreement.

Conditions to the Merger (page 36)

The obligations of the parties to the merger agreement to consummate the merger are subject to the fulfillment of certain conditions, including, among others, the following:

•	the merger agreement is approved by Century shareholders;

•	all regulatory authorizations, consents, orders or waivers required to complete the transactions contemplated by the merger agreement are obtained and no burdensome condition are imposed; and

•	there is no order, decree or injunction that enjoins, prohibits, materially restricts or makes illegal the completion of the transactions provided for in the merger agreement.

Termination of the Merger Agreement and Termination Fee (page 38)

The merger agreement may be terminated as follows:

•	by mutual written consent of Century and Eastern;

•

by Century or Eastern, if (1) any regulatory approval required for consummation of the merger and the other transactions provided for in the merger agreement imposes any term, condition or restriction upon Eastern or any of its subsidiaries that Eastern reasonably determines is a burdensome condition or has been denied by final nonappealable action, or (2) any governmental entity has issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting the transactions provided for in the merger agreement, unless due to the failure of the party seeking to terminate the merger agreement to perform or observe the obligations, covenants and agreements of such party;

•

by Century or Eastern if the required approval of the merger agreement by Century shareholders is not obtained, provided that Century may terminate the merger agreement under this provision only if Century is not in material breach of the merger agreement;

•

by Century or Eastern if the merger is not consummated by December 31, 2021, unless the terminating party’s failure to comply with the merger agreement was the cause of the failure of the merger to occur on or before this date; or

•

by Century or Eastern, if the other party materially breaches any of its representations, warranties, covenants or agreements contained in the merger agreement, the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement, and the breach is not cured within 45 days of written notice.

•	Eastern may terminate the merger agreement if Century or Century’s board of directors:

•	withholds, withdraws, modifies or qualifies in a manner adverse to Eastern Century’s recommendation to shareholders to vote in favor of the merger agreement;

•	adopts, approves or recommends another acquisition proposal or publicly announces its intention to adopt, approve, recommend or endorse an acquisition proposal;

•

fails to publicly and without qualification recommend against an acquisition proposal or reaffirm its recommendation to Century shareholders to vote in favor of the merger, in each case within ten business days (or such fewer number of days as remains prior to the shareholder meeting after an acquisition proposal is made public or by the request of Eastern to do so); or

•	materially breaches its obligations with respect to the provisions in the merger agreement prohibiting the solicitation of other offers.

Under certain circumstances described in the merger agreement, Century must pay Eastern a termination fee of $25,670,000.

Closing of the Merger (page 36)

We expect that the merger will be completed as soon as practicable following the satisfaction or waiver of all closing conditions, including approval of the merger agreement by Century shareholders and receipt of all regulatory approvals. The parties cannot be certain whether or when any of the conditions to the merger will be satisfied or waived, where permissible. We currently expect to complete the merger during the fourth quarter of 2021; however, because the merger is subject to conditions beyond our control, we cannot predict the actual timing of the closing.

Material Federal Income Tax Consequences for Shareholders (page 51)

Tax matters are complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this proxy statement. Accordingly, we strongly urge you to consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

Required Regulatory Approvals (page 48)

Subject to the terms of the merger agreement, both Century and Eastern have agreed to use their reasonable best efforts to obtain as promptly as practicable all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement, including the merger and the bank merger, and comply with the terms and conditions of such approvals. These approvals include approvals from (or waivers of such approvals by) the Board of Governors of the Federal Reserve System, or the “Federal Reserve Board,” the Federal Deposit Insurance Corporation, or the “FDIC,” and the Massachusetts Commissioner of Banks, or the “Massachusetts Commissioner.” Eastern has filed applications to obtain the necessary regulatory approvals or, in the case of the Federal Reserve Board, a request for a determination by the Federal Reserve Board that no regulatory purpose would be served by requiring an application under Section 3 of the Bank Holding Company Act of 1956 for the transactions contemplated by the merger agreement. The completion of the merger is also subject to the expiration of certain waiting periods and other requirements. Although Century does not know of any reason why Eastern would not be able to obtain the necessary regulatory approvals in a timely manner, neither Century nor Eastern can predict whether or when the required regulatory approvals will be obtained, or whether any such approvals will impose a materially burdensome regulatory condition upon Eastern.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, including the information incorporated by reference, contains statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements, which are based on certain current assumptions, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Eastern and Century intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of complying with these safe harbor provisions. You should read statements that contain these words carefully because they discuss the relevant company’s future expectations, contain projections of the relevant company’s future results of operations or financial condition, or state other “forward-looking” information.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	failure of the parties to satisfy the conditions to complete the proposed merger in a timely manner or at all;

•	failure of the shareholders of Century to approve the merger agreement;

•

the risk that the merger agreement may be terminated in certain circumstances where Century’s only viable recourse would be the $25,670,000 termination fee payable under the terms of the merger agreement;

•	the outcome of any legal proceedings that may be instituted against Century and/or other related to the merger agreement or the merger;

•	failure to obtain governmental approvals or the imposition of adverse regulatory conditions in connection with such approvals;

•	disruptions to the parties’ businesses as a result of the announcement and pendency of the merger;

•	difficulties in achieving cost savings as a result of the merger or in achieving such cost savings within the projected timeframe;

•	difficulties related to the integration of the businesses following the merger;

•	changes in general, national or regional economic conditions;

•	changes in regulations applicable to the financial services industry; and

•	changes in accounting or regulatory guidance applicable to banks.

Additional factors that could cause Century’s results to differ materially from those described in the forward-looking statements can be found in Century’s filings with the SEC, including Century’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement or the date of any document incorporated by reference in this proxy statement. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to Eastern or Century or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Eastern and Century undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

THE SPECIAL MEETING

This section contains information about the special meeting of Century shareholders that has been called to consider and approve the merger agreement.

Date, Time and Place of the Special Meeting

The special meeting of shareholders of Century Bancorp, Inc. will be held virtually at www.meetingcenter.io/245675620 on July 7, 2021 at 10:00 a.m., Eastern time.

Actions to be Taken at the Special Meeting

At the special meeting, shareholders as of the record date will be asked to consider and vote on the following matters:

1.

A proposal to approve the Agreement and Plan of Merger, dated as of April 7, 2021, by and among Eastern, Merger Sub, Century, and Century Bank, a copy of which is attached as Appendix A (the “merger proposal”);

2.

A proposal to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to Century’s named executive officers that is based on or otherwise relates to the merger (the “merger-related named executive officer compensation proposal”); and

3.

A proposal for adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve the merger agreement (the “adjournment proposal”).

Quorum

A quorum consists of a majority of the total shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy. Century will include proxies marked as abstentions as present at the meeting in determining the presence of a quorum at the special meeting.

Record Date; Outstanding Shares; Shares Entitled to Vote

You can vote at the virtual special meeting if you owned shares of Class A Common Stock and/or Class B Common Stock at the close of business on May 27, 2021, the record date for the special meeting. As of the close of business on the record date, there were 3,658,569 shares of Class A Common Stock issued and outstanding and 1,909,340 shares of Class B Common Stock issued outstanding. Each holder of Class A Common Stock and/or Class B Common Stock is entitled to one vote for each share of Class A Common Stock and/or Class B Common Stock the holder owned as of the record date.

Vote Required to Approve Each Proposal

Approval of the Merger Proposal. Approval of the merger agreement proposal requires the affirmative vote of a majority of the outstanding shares of Class A Common Stock and the affirmative vote of a majority of the outstanding shares of Class B Common Stock. If you abstain or do not vote, it will have the same effect as voting “AGAINST” approval of the merger agreement.

Approval of the Merger-Related Named Executive Officer Compensation Proposal. Approval of the merger-related named executive officer compensation proposal requires that the votes cast by the Class B Common Stock in favor of the proposal exceed the votes cast by the Class B Common Stock against the proposal; however, such vote is advisory (non-binding) only. Holders of Class A Common Stock do not have the right to vote on the merger-related named executive officer compensation proposal.

Approval of the Adjournment Proposal. Approval of the adjournment proposal requires that the votes cast by the Class B Common Stock in favor of the proposal exceed the votes cast by the Class B Common Stock against the proposal. Holders of Class A Common Stock do not have the right to vote on the adjournment proposal. If you do not vote, either in person or by proxy, it will have no effect on the outcome of the proposal. Proxies marked abstentions will have the same effect as a vote “AGAINST” this proposal.

How to Vote Shares Held Directly by the Shareholder

If you are the record holder of your shares, you may vote your shares by:

•

Over the Internet. You may vote online by going to the website www.investorvote.com/CNBKA. Have your proxy card in hand when you access the website and follow the instructions to vote your shares. You must submit your Internet proxy before 11:59 p.m., Eastern time, on July 6, 2021, the day before the special meeting, for your proxy to be valid and your vote to count.

•	By Mail. You may vote by completing, signing, dating and returning the proxy card in the enclosed postage-paid envelope.

•

By Telephone. You may vote by telephone by calling 1-800-652-VOTE (8683). Have your proxy card in hand when you call and then follow the instructions to vote your shares. You must submit your telephonic proxy before 11:59 p.m., Eastern time, on July 6, 2021, the day before the special meeting, for your proxy to be valid and your vote to count.

•	Voting at the Virtual Special Meeting. You may attend the special meeting and vote virtually by using your 16-digit control number to vote.

If you plan to attend the virtual special meeting and wish to vote virtually, you will be given a ballot at the special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must bring additional documentation from the broker, bank or other nominee in order to vote your shares.

How to Vote Shares Held by a Broker, Bank or Other Nominee

If your shares are held through a broker, bank or other nominee, you may vote your shares by following the voting instructions provided by your broker, bank or other nominee. To be able to vote shares not registered in your own name in person at the special meeting, contact your bank, broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the special meeting, along with a bank or brokerage statement or a letter from your nominee evidencing your beneficial ownership of our stock and a form of personal identification. A broker’s proxy is not the form of proxy enclosed with this proxy statement.

Effect of Broker Non-Votes and Abstentions

If you are the beneficial owner of shares held in “street name” by a broker, bank or other nominee and you do not give instructions to the broker, bank or other nominee on how to vote your shares at the special meeting, your broker, bank or other nominee may not vote your shares with respect to any of the proposals. Proxies submitted by a broker that do not exercise this voting authority are also known as “broker non-votes.” An abstention is a decision by a shareholder to take a neutral position on a proposal being submitted to shareholders at a meeting.

Broker non-votes and abstentions will have the same effect as a vote against the merger proposal. However, broker non-votes and abstentions will have no effect on the outcome of the merger-related named executive officer compensation proposal and the adjournment proposal.

How Will Shares be Voted

All shares represented by valid unrevoked proxies will be voted in accordance with the instructions on the proxy card. If you return a signed proxy card but make no specification on the card as to how you want your shares voted, your proxy will be voted “FOR” approval of the foregoing proposals. Century’s board of directors is presently unaware of any other matter that may be presented for action at the special meeting of shareholders. If any other matter does properly come before the special meeting, Century’s board of directors intends that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card.

Revocation of Proxies

A proxy may be revoked at any time before it is voted at the special meeting by:

•	Filing a written revocation of the proxy with the Clerk, 400 Mystic Avenue, Medford, MA 02155;

•	Submitting a new signed proxy card, either by mail or email, bearing a later date, or by submitting a new vote over the Internet or by telephone (any earlier proxies will be revoked automatically); or

•

Attending the virtual special meeting and voting virtually provided you are the holder of record of your shares and have filed a written revocation of your grant of proxy with the Clerk as indicated above.

If you hold your shares in the name of a broker, bank or other nominee, you will need to contact your nominee in order to revoke your proxy. If you hold your shares in “street name” through a broker or bank, you may only change your vote if you have a legal proxy in your name from Broadridge Financial Solutions or your broker or bank by voting at the virtual meeting.

Proxy Solicitation

Century has engaged Innisfree M&A Incorporated, or “Innisfree,” to act as its proxy solicitor and to assist in the solicitation of proxies for the special meeting. Century has agreed to pay Innisfree a fee of $20,000 plus reimbursement for certain additional services, and will also indemnify Innisfree against certain claims, costs, damages, liabilities, judgments and expenses.

Century’s directors, officers and employees also may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. Century will also request that brokerage houses and other custodians, nominees and fiduciaries send these proxy materials to beneficial owners of Century Class A Common Stock and Class B Common Stock. Century will, upon request, reimburse such brokerage houses and custodians for their reasonable expenses in assisting with the solicitation of proxies.

Appraisal Rights

Century does not believe its shareholders will be entitled to appraisal rights under the MBCA in connection with the merger. The MBCA generally provides that shareholders of a Massachusetts corporation are entitled to appraisal rights in the event of a merger. However, an exception to the general rule in Section 13.02(a)(1) of the MBCA provides that shareholders of a Massachusetts corporation are not entitled to appraisal rights in a merger transaction in which the sole consideration is cash so long as no director, officer or controlling shareholder of the corporation has a direct or indirect material financial interest in the merger other than in:

i.	his, her or its capacity as a shareholder of the corporation;

ii.

his, her or its capacity as a director, officer, employee or consultant of the merging corporation or the surviving corporation or an affiliate of the surviving corporation pursuant to bona fide arrangements with the merging corporation or the surviving corporation or any affiliate; or

iii.	any other capacity so long as the shareholder owns less than 5% of the voting securities of the corporation.

Century believes that the Section 13.02(a)(1) exception applies to the merger and as such, Century shareholders will not be entitled to appraisal rights in connection with the merger. However, Section 13.02 of the MBCA has not yet been the subject of judicial interpretation. Accordingly, it is possible that a court could conclude that this exception is not applicable in the present circumstances and that Century shareholders are entitled to appraisal rights under Massachusetts law. In any appraisal proceeding, each of Century and Eastern will contest the validity and availability of any purported demand for appraisal rights and assert that an exception to appraisal rights is applicable to the merger.

If you believe you are entitled to appraisal rights under Massachusetts law, in order to exercise these rights you must: (i) deliver to Century, before the vote to approve the merger agreement and the transactions contemplated thereby is taken, written notice of your intent to demand payment for your shares if the merger is consummated; (ii) not vote your shares in favor of the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger; and (iii) comply with the other procedures specified in Part 13 of the MBCA. Because a submitted proxy not marked “against” or “abstain” will be voted “FOR” the merger proposal, “FOR” the merger-related named executive officer compensation proposal, and “FOR” the adjournment proposal, the submission of a proxy card not marked “against” or “abstain” will result in the waiver of appraisal rights, to the extent such rights are available. If you hold shares in the name of a broker, bank or other nominee and you want to attempt to assert appraisal rights, you must instruct your nominee to take the steps necessary to enable you to assert appraisal rights. If you or your nominee fails to follow all of the steps required by the statute, you will lose your right of appraisal (to the extent such right otherwise would be available).

Because Century does not believe that its shareholders are entitled to appraisal rights in the merger, Century intends to take the position that any shareholder who seeks appraisal for their shares of Class A Common Stock and/or Class B Common Stock is not entitled to do so under the MBCA and Century does not intend to deliver the appraisal notice and form called for by Section 13.22 of the MBCA to any shareholder seeking such appraisal. Any shareholder who believes he, she or it is entitled to appraisal rights and who wishes to preserve those rights should carefully review Sections 13.01 through 13.31 of Section 13 of the MBCA, attached as Appendix C to this proxy statement, which sets forth the procedures to be complied with in perfecting any such rights. A shareholder who elects to exercise appraisal rights under Section 13 of the MBCA should mail or deliver a written demand to:

Century Bancorp, Inc.

400 Mystic Avenue

Medford, MA 02115

Attention: Clerk

Failure to strictly comply with the procedures specified in Part 13 of the MBCA will result in the loss of any appraisal rights to which such shareholder may be entitled in connection with the merger. Please read Part 13 of the MBCA carefully, as exercising appraisal rights involves several procedural steps, and failure to follow appraisal procedures could result in the loss of such rights, if any. Shareholders should consult with their advisors, including legal counsel, in connection with seeking appraisal. The foregoing discussion is not a complete statement of the law pertaining to appraisal rights under the MBCA and is qualified in its entirety by reference to Part 13 of the MBCA.

SHAREHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BROKERS OR NOMINEES TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF

ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

FAILURE TO FOLLOW THE STEPS REQUIRED BY PART 13 OF THE MBCA FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF APPRAISAL RIGHTS. IN THAT EVENT, YOU WILL BE ENTITLED TO RECEIVE THE MERGER CONSIDERATION FOR YOUR DISSENTING SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT. IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF PART 13 OF THE MBCA, IF YOU ARE A CENTURY SHAREHOLDER AND ARE CONSIDERING EXERCISING YOUR APPRAISAL RIGHTS UNDER THE MBCA, YOU SHOULD CONSULT YOUR OWN LEGAL ADVISOR.

Share Ownership of Century Management; Voting Agreements

In connection with the merger agreement, Century’s directors and executive officers executed voting agreements with Eastern and Merger Sub under which they agreed to vote their shares in favor of the merger. As of the record date, there were 90,581 shares of Class A Common Stock, or approximately 2.48% of the outstanding shares of Class A Common Stock and 1,781,841 shares of Class B Common Stock, or approximately 93.32% of the outstanding shares of Class B Common Stock, subject to the voting agreements. See the section of this proxy statement titled “The Voting Agreements” beginning on page 50 for further information regarding these voting agreements.

INFORMATION ABOUT THE COMPANIES

Eastern Bankshares, Inc.

Eastern Bankshares, Inc., a Massachusetts corporation, is a bank holding company headquartered in Boston, Massachusetts. Incorporated in 2020, Eastern is the sole shareholder of Eastern Bank, a Massachusetts-chartered trust company founded in 1818. Through Eastern Bank and Eastern Bank’s wholly owned subsidiary, Eastern Insurance Group LLC, Eastern provides a variety of banking, trust and investment, and insurance services. Eastern has two business segments: banking and insurance agency. As of December 31, 2020, Eastern had total consolidated assets of $16.0 billion, total gross loans of $9.7 billion, total deposits of $12.2 billion and total shareholders’ equity of $3.4 billion.

Eastern’s diversified products and services include lending, deposit, wealth management and insurance products. Deposits obtained through the branch banking network have traditionally been the principal source of funds for use in lending and for other general business purposes. Eastern offers a range of demand deposit accounts, interest checking accounts, money market accounts, savings accounts and time certificates of deposit accounts. Eastern’s lending focuses on the following loan categories: commercial and industrial, including its asset-based lending portfolio, commercial real estate, commercial construction, small business banking, residential real estate and home equity loans. Through Eastern Bank’s wealth management offering, Eastern provides a wide range of trust services. Eastern Insurance Group LLC acts as an agent in offering insurance solutions for clients with personal, commercial or employee benefits-related insurance needs.

More information about Eastern may be found in Eastern’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed on March 29, 2021.

The principal executive offices of Eastern are located at 265 Franklin Street, Boston, Massachusetts, and the telephone number is (800) 327-8376.

Century Bancorp, Inc.

Century Bancorp, Inc. is a Massachusetts corporation and bank holding company headquartered in Medford, Massachusetts. Incorporated in 1972, Century has one banking subsidiary, Century Bank and Trust Company, which was chartered in 1969.

At December 31, 2020, Century had total assets of $6.4 billion. Currently, Century operates 27 banking offices in 20 cities and towns in Massachusetts, ranging from Braintree in the south to Andover in the north. Century Bank’s customers consist primarily of small and medium-sized businesses and retail customers in these communities and surrounding areas, as well as local governments and large healthcare and higher education institutions throughout Massachusetts, New Hampshire, Rhode Island, Connecticut, New York, Virginia, Washington D.C., and Pennsylvania.

Century offers a wide range of services to commercial enterprises, state and local governments and agencies, non-profit organizations, and individuals. It emphasizes service to small and medium-sized businesses and retail customers in its market area. Century makes commercial loans, real estate and construction loans and consumer loans, and accepts savings, time, and demand deposits. In addition, Century offers to its corporate and institutional customers automated lock box collection services, cash management services and account reconciliation services, and actively promotes the marketing of these services to the municipal market. Century also provides full-service securities brokerage services through a program called Investment Services at Century Bank, which is supported by LPL Financial, a third-party full-service securities brokerage business.

Century has municipal cash management client engagements in Massachusetts, New Hampshire and Rhode Island comprised of approximately 302 government entities.

The principal executive offices of Century are located at 400 Mystic Avenue, Medford, Massachusetts, and the telephone number is (781) 391-4000.

PROPOSAL 1—APPROVAL OF THE MERGER AGREEMENT

The information in this proxy statement concerning the terms of the merger agreement is qualified in its entirety by reference to the full text of the merger agreement, which is attached as Appendix A, which is incorporated by reference herein. We encourage all shareholders to read the merger agreement. All information contained in this proxy statement with respect to Eastern and its subsidiaries has been supplied by Eastern for inclusion herein and has not been independently verified by Century.

Terms of the Merger

Each of Eastern’s and Century’s respective boards of directors has unanimously approved the merger agreement. Pursuant to the merger agreement, Century will merge with and into Merger Sub. The surviving company in the merger will be Century, and each outstanding share of Class A Common Stock and Class B Common Stock of Century will be converted into the right to receive $115.28 in cash at closing. Immediately thereafter, Century will merge with and into Eastern. The surviving company in the merger will be Eastern. Immediately thereafter, Century Bank will merge with and into Eastern Bank. The surviving bank in the merger will be Eastern Bank.

Holders of Century’s Class A Common Stock and Class B Common Stock are being asked to approve the merger agreement. See “The Merger Agreement” beginning on page 36 of this proxy statement for additional and more detailed information regarding the legal documents that govern the merger, including the conditions to completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

From time to time throughout 2020 and 2021, Century’s Chairman, President and Chief Executive Officer, Barry R. Sloane, received calls from several financial institutions in the New England region expressing an interest in potentially pursuing a strategic combination with Century.

As part of these discussions, on October 20, 2020, Mr. Sloane received a telephone call from Robert Rivers, Eastern’s Chief Executive Officer. During that call, Mr. Rivers asked Mr. Sloane if Century would be interested in initiating discussions regarding a cash acquisition of Century at a price in the range of 150% of Century’s tangible book value. While Mr. Rivers did not frame the indication of interest in terms of a price per share, based on Century’s tangible book value at September 30, 2020 of $64.79, a price equal to 150% of that tangible book value would have been approximately $97.19 per share. Mr. Sloane indicated that Eastern would need to propose a higher multiple to tangible book value to warrant further discussions regarding a combination transaction. On October 20, 2020, the closing price of Century’s Class A common stock was $72.88.

On or about November 30, 2020, Mr. Rivers called Mr. Sloane and indicated that Eastern would be interested in pursuing a transaction at a price equal to 170% of Century’s tangible book value. While Mr. Rivers again did not frame the indication of interest in terms of a price per share, based on Century’s tangible book value at September 30, 2020 of $64.79, the implied price would have been approximately $110.14 per share. On November 30, 2020, the closing price of Century’s Class A common stock was $73.90.

On or about December 7, 2020, Mr. Sloane reached out by telephone to the Chief Executive Officer of Company A, an active buyer in the New England market asking if he would be interested in submitting an indication of interest on behalf of Company A. On December 15, 2020, the Chief Executive Officer of Company A called Mr. Sloane and indicated that Company A would be willing to pursue an acquisition of Century for a price of $110 per share.

On or about December 15, 2020, Mr. Sloane reached out by telephone to the Chief Executive Officer of Company B, another active buyer in the New England market. On December 24, 2020, the Chief Executive Officer of Company B returned Mr. Sloane’s telephone call, and Mr. Sloane invited the Chief Executive Officer to submit an indication of interest on behalf of Company B. There were no further communications between the Chief Executive Officer of Company B and Mr. Sloane, and Company B did not submit an indication of interest in connection with Century’s outreach regarding a potential transaction.

On January 19, 2021, at a regularly scheduled meeting of the Century board of directors, Century’s management provided an update to the board of directors regarding strategic options for the bank in light of competitive forces changing the industry. Mr. Sloane also briefed the board of directors on the indications of interest from Eastern and Company A, and the board of directors authorized Mr. Sloane to continue to engage in discussions regarding a potential transaction. The board of directors also discussed retaining Piper Sandler as strategic and financial advisor in connection with merger and acquisition negotiations given their experience in the industry with respect to such matters. On January 22, 2021, a formal engagement letter was executed by Century and Piper Sandler.

In early February, a representative from Piper Sandler reached out by telephone to the Chief Executive Officer of Company C and invited the Chief Executive Officer to submit an indication of interest on behalf of Company C. There were no further communications between the Chief Executive Officer of Company C, Mr. Sloane, and the representative of Piper Sandler.

Also in early February, an investment banker representing Company A indicated verbally to a representative of Piper Sandler that Company A would be willing to pursue an acquisition of Century for a price of $112 per share.

On February 9, 2021, at a regularly scheduled meeting of the Century board of directors, representatives of Piper Sandler updated the board of directors on the merger and acquisitions market in the banking industry. Piper Sandler then presented preliminary financial models reflecting a transaction between Century and each of Company A and Eastern, and compared the implied metrics of each potential transaction, highlighting various pricing metrics and the capital levels of the resulting institution. Piper Sandler also outlined the typical timeline for a merger transaction and engaged in a discussion with the board regarding the possibility of other potential acquirors of Century emerging, noting that Company A and Eastern remained the most likely acquirers given their respective financial position and geographic alignment. Goodwin Procter LLP, Century’s outside legal counsel (“Goodwin”), was also present at the meeting and summarized the board of directors’ fiduciary duties in the context of pursuing a potential sale of Century.

On February 22 and 23, 2021, Century and Goodwin negotiated the terms of non-disclosure agreements with each of Eastern and Company A, each of which included a one-year standstill provision and customary obligations to preserve the confidentiality of information provided by Century. The non-disclosure agreements were executed on February 23, 2021. Eastern and Company A were then granted access to an electronic data room, which included a confidential information memorandum requesting a non-binding expression of interest no later than March 9, 2021.

Between February 23, 2021 and March 3, 2021, members of Century’s management team met with the respective management teams of each of Eastern and Company A. On March 3, 2021, Company A indicated that it would decline to submit an expression of interest citing a lack of strategic alignment between the two companies.

On March 8, 2021, Eastern submitted a non-binding expression of interest to Piper Sandler in which Eastern proposed to acquire 100% of Century’s Class A common stock and Class B common stock (together, the “common stock”) for $112.25 per share in cash. On March 9, 2021, at a regularly scheduled meeting of the Century board of directors, the board discussed the non-binding expression of interest. Following intensive negotiation between the parties regarding deal pricing, on March 12, 2021, Eastern revised its non-binding expression of interest to reflect a proposal to acquire Century’s outstanding common stock for $115.28 per share in cash. Mr. Sloane continued to regularly update members of the Century board of directors on the progress of due diligence and negotiations relating to the proposed transaction with Eastern and the board members authorized Mr. Sloane to continue to engage in negotiations with respect to a potential transaction.

On March 16, 2021, Century executed the non-binding expression of interest with Eastern, and entered into an exclusivity agreement with Eastern. The exclusivity agreement provided that for a period of 30 days, Century agreed to negotiate exclusively with Eastern and not to solicit or take any other action designed to facilitate, or that could reasonably be expected to result in, a business combination or sale of substantially all of Century’s assets.

On March 18, 2021, Nutter McClennen & Fish LLP, Eastern’s legal counsel (“Nutter”), provided a draft merger agreement to Goodwin.

On March 23, 2021, at a special meeting of the Century board of directors, representatives from Piper Sandler reviewed Eastern’s proposal, including the pricing metrics of the proposal as compared to recent regional bank and thrift transactions. Piper Sandler noted that the transaction would be valued at approximately 175% of price-to-tangible book value based on Century’s tangible book value per share of $66.04 on December 31, 2020, which exceeded the means and medians of recent comparable regional bank and thrift transactions. The board of directors engaged in a discussion with Piper Sandler regarding the presentation as well as whether there were any other potential acquirors in the market. The board of directors concluded that Eastern was likely the only bank with the financial capacity to pursue an acquisition of Century and authorized Mr. Sloane, Piper Sandler, and Goodwin to continue negotiations and diligence with respect to a potential transaction with Eastern. A representative of Goodwin then reviewed the terms of the non-binding expression of interest and exclusivity agreement. The board of directors discussed the fact that under the expression of interest, neither Mr. Sloane nor Ms. Kay will continue in Eastern’s employ after the closing of the transaction. The board of directors unanimously adopted a resolution approving the entry into the non-binding expression of interest and exclusivity agreement.

On March 27, 2021, Goodwin sent Century’s proposed revisions to the merger agreement to Nutter. Between March 27, 2021 and April 7, 2021, multiple drafts of the merger agreement were exchanged, and representatives of Goodwin and representatives of Nutter participated in calls to discuss open issues, which included deal protections, including Century’s proposal for it to have a fiduciary right of termination, the timing of closing, the conduct of Century’s business prior to closing, and employee matters.

On April 6, 2021, representatives of Piper Sandler, Goodwin and Century conducted due diligence interviews of Eastern management to determine, among other things, if there were any issues concerning Eastern that would affect Eastern’s ability to consummate the transaction.

On April 7, 2021, Century convened a special meeting of its board of directors to review and approve the merger agreement and the proposed merger with Eastern. Representatives of Piper Sandler and Goodwin also attended the meeting.

A representative of Piper Sandler summarized the historical financial performance of Eastern and provided a financial overview of the proposed merger. The Piper Sandler representative also highlighted pricing measures for the proposed transaction and compared them to merger transactions involving comparably sized financial institutions in the Northeast region. Piper Sandler noted that the pricing terms generally exceeded the averages and medians for price-to-tangible book value and the core deposit premiums as compared to the lists of comparable transactions. The Piper Sandler representative also discussed merger-related costs and answered questions from the board of directors.

The Piper Sandler representative then delivered Piper Sandler’s oral opinion that, as of April 7, 2021, and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken, as set forth in the opinion, the merger consideration to be paid to Century common shareholders was fair from a financial point of view. The Piper Sandler representative confirmed that Piper Sandler’s written opinion, dated April 7, 2021, would be delivered to the board of directors following the meeting.

A representative of Goodwin reviewed the board of directors’ fiduciary duties in connection with the potential sale of Century. A representative of Goodwin then reviewed in detail the terms of each section of the merger agreement and the voting agreement and answered questions relating to the merger agreement and related documents and disclosure schedules.

The directors then unanimously voted to adopt the merger agreement and recommend that Century shareholders vote to approve the merger agreement and the transactions contemplated thereby.

The Eastern board of directors also met on April 7, 2021 and unanimously voted to adopt and approve the merger agreement and the transactions contemplated thereby.

On April 7, 2021, following the completion of the Century and Eastern boards of directors meetings and the close of the market, Century and Eastern executed and delivered the merger agreement and issued a joint press release announcing the execution of the merger agreement.

Recommendation of the Century Board of Directors

Our board of directors unanimously adopted the merger agreement and directed that the merger agreement be submitted to Century’s shareholders. Our board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement proposal, “FOR” the merger-related named executive officer compensation proposal and “FOR” the adjournment proposal, if necessary.

Century’s Reasons for the Merger

In arriving at its determination to unanimously adopt and approve the merger agreement, our board of directors evaluated the merger and the merger agreement in consultation with Century’s executive management, financial advisor, and legal counsel, drew on its knowledge of Century’s business, operations, properties, assets, financial condition, operating results, historical market prices and prospects, and also considered the following factors in favor of its decision to enter into the merger agreement:

•

the prospects of continuing to operate as an independent banking institution, including the challenges associated with such continued independent operation, including continued competition from other financial institutions that could adversely affect our ability to meet growth targets; margin compression due to the continued low interest rate environment; the continuing escalation of compliance costs; and the possible impact of these challenges on the value of the Class A Common Stock and/or Class B Common Stock compared to the merger consideration offered by Eastern;

•

the merger consideration of $115.28, without interest, in cash, plus any declared but unpaid dividends, per share of Class A Common Stock and Class B Common Stock, representing 175% of tangible book value per share of Class A Common Stock and Class B Common Stock as of December 31, 2020;

•	the form of the merger consideration, including the reduced volatility provided by cash consideration;

•	the process conducted by Century, with the assistance of its financial advisor and at the direction of Century’s board of directors;

•

the opinion, dated April 7, 2021, of Piper Sandler to the Century board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Class A Common Stock and/or Class B Common Stock of the merger consideration in the proposed merger, as more fully described below under “—Opinion of Century’s Financial Advisor;”

•

the merger agreement was the product of arms’ length negotiations between representatives of Century and representatives of Eastern, and our board of directors’ belief that the terms of the merger agreement are reasonable, including that the merger agreement allows Century to consider unsolicited acquisition proposals under certain circumstances (for a more detailed discussion of acquisition proposals and superior proposals, see “The Merger Agreement—No Solicitation” beginning on page 40 of this proxy statement);

•	Eastern’s historically strong financial condition and results of operations;

•	the ability of Eastern to pay the cash merger consideration without needing to condition the merger on obtaining additional sources of financing;

•	the likelihood of Eastern obtaining regulatory approval of the merger and the other transactions contemplated under the merger agreement within a customary timeframe;

•	the board of directors’ belief that, while no assurances could be given, the probability of consummating the merger appeared to be high;

•	the employment prospects for Century’s employees within the combined company; and

•	the likelihood of Century shareholders approving the merger agreement.

Our board of directors also considered the following factors as generally weighing against a decision to enter into the merger agreement:

•

the risks and contingencies related to the announcement and pendency of the merger, including the diversion of management and employee attention, potential employee attrition and the resulting effect on Century’s customers and business relationships;

•

the fact that a termination fee of $25,670,000 would have to be paid to Eastern under certain circumstances described in the merger agreement and discussed further under the caption “The Merger Agreement—Termination Fee”, and the impact that provisions of the merger agreement relating to payment of a termination fee by Century may have on Century receiving an alternative takeover proposal;

•	the need to and likelihood of obtaining approval of the Class A common shareholders and Class B common shareholders of Century and regulators in order to complete the transaction;

•	the challenges of integrating Century’s business, operations and employees with those of Eastern;

•	the potential costs associated with executing the merger agreement, including change in control payments and related costs, as well as estimated advisor fees; and

•	the possibility of litigation in connection with the merger.

Our board of directors also considered the interests of certain executive officers and directors of Century, which are different from, or in addition to, the interests of Century shareholders generally. See “Interests of Century Directors and Executive Officers in the Merger,” beginning on page 33 of this proxy statement.

The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but does set forth the principal factors considered by our board of directors. Our board of directors collectively reached the unanimous conclusion to adopt the merger agreement and approve the transactions contemplated under the merger agreement in light of the various factors described above and other factors that each member of our board of directors felt was appropriate. In view of the wide variety of factors considered by our board of directors in connection with its evaluation of the transactions contemplated under the merger agreement and the complexity of these matters, our board of directors did not consider it practical and did not attempt to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, our board of directors made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

Opinion of Century’s Financial Advisor

Century retained Piper Sandler to act as financial advisor to Century’s board of directors in connection with Century’s consideration of a possible business combination with Eastern. Century selected Piper Sandler to act as its financial advisor because Piper Sandler is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Piper Sandler acted as financial advisor to Century’s board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the agreement. At the April 7, 2021 meeting at which Century’s board of directors considered the merger and the merger agreement, Piper Sandler delivered to the Century’s board of directors its oral opinion, which was subsequently confirmed in writing on April 7, 2021, to the effect that, as of such date, the merger consideration was fair to the holders of Century’s Class A Common Stock and Class B Common Stock (together, the “common stock”) from a financial point of view. The full text of Piper Sandler’s opinion is attached as Appendix B to this proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Century’s common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Piper Sandler’s opinion was directed to Century’s board of directors in connection with its consideration of the agreement and does not constitute a recommendation to any shareholder of Century as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the agreement and the merger. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of Century’s common stock and did not address the underlying business decision of Century to engage in the merger, the form or structure of the merger or any other transactions contemplated in the agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Century or the effect of any other transaction in which Century might engage. Piper Sandler did not express any opinion as to the amount or nature of the compensation to be received in the merger by any Century officer, director or employee, or any class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.

In connection with its opinion, Piper Sandler reviewed and considered, among other things:

•	a draft of the agreement, dated April 5, 2021;

•	certain publicly available financial statements and other historical financial information of Century and Century Bank that Piper Sandler deemed relevant;

•	certain publicly available financial statements and other historical financial information of Eastern that Piper Sandler deemed relevant;

•

certain internal financial projections for Century for the years ending December 31, 2021, as well as annual long-term earnings per share and balance sheet growth rates for the years ending December 31, 2022 through December 31, 2025 and estimated dividends per share for each of Class A common stock and Class B common stock for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Century;

•

the pro forma financial impact of the merger on Eastern’s regulatory capital ratios given certain assumptions relating to purchase accounting adjustments and estimated transaction costs, as provided by the senior management of Eastern and its representatives;

•

the publicly reported historical price and trading activity for Century’s common stock, including a comparison of certain stock trading information for Century’s common stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded;

•	a comparison of certain financial information for Century with similar financial institutions for which information is publicly available;

•	the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant.

Piper Sandler also discussed with certain members of the senior management of Century the business, financial condition, results of operations and prospects of Century and held similar discussions with certain members of the senior management of Eastern and its representatives regarding the business, financial condition, results of operations and prospects of Eastern.

In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Piper Sandler from public sources, that was provided to Piper Sandler by Century or Eastern or their respective representatives, or that was otherwise reviewed by Piper Sandler, and Piper Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Piper Sandler relied on the assurances of the respective managements of Century and Eastern that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Piper Sandler was not asked to and did not undertake an independent verification of any of such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Century or Eastern, nor was Piper Sandler furnished with any such evaluations or appraisals. Piper Sandler rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Century or Eastern. Piper Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of Century or Eastern, or the combined entity after the merger, and Piper Sandler did not review any individual credit files relating to Century or Eastern. Piper Sandler assumed, with Century’s consent, that the respective allowances for loan losses for Century and Eastern were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used certain internal financial projections for Century for the year ending December 31, 2021, as well as annual long-term earnings per share and balance sheet growth rates for the years ending December 31, 2022 through December 31, 2025 and estimated dividends per share for Class A Common Stock and Class B Common Stock for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Century. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments and estimated transaction costs, as provided by the senior management of Eastern and its representatives. With respect to the foregoing information, the respective senior managements of Century and Eastern confirmed to Piper Sandler that such information reflected the best currently available projections and estimates of those respective managements of the future financial performance of Century and Eastern, respectively, and Piper Sandler assumed that such performance would be achieved. Piper Sandler expressed no opinion as to such projections or estimates, or the assumptions on which they were based. Piper Sandler also assumed that there had been no material change in Century’s or Eastern’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Piper Sandler. Piper Sandler assumed in all respects material to its analysis that Century and Eastern would remain as going concerns for all periods relevant to its analyses.

Piper Sandler also assumed, with Century’s consent, that (i) each of the parties to the agreement would comply in all material respects with all material terms and conditions of the agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Century, Eastern, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with Century’s consent, Piper Sandler relied upon the advice that Century received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the agreement. Piper Sandler expressed no opinion as to any such matters.

Piper Sandler’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Piper Sandler’s opinion. Piper Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Piper Sandler expressed no opinion as to the trading value of Century’s common stock at any time.

In rendering its opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Piper Sandler’s opinion or the presentation made by Piper Sandler to Century’s board of directors, but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Piper Sandler’s comparative analyses described below is identical to Century or Eastern and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of Century and Eastern and the companies to which they were compared. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Piper Sandler made its determination as to the fairness of the merger consideration to the holders of Century common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Century, Eastern, and Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Century’s board of directors at its April 7, 2021 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses do not necessarily reflect the value of Century’s common stock or Eastern common stock or the prices at which Century common stock or Eastern common stock may be sold at any time. The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by Century’s board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of Century’s board of directors with respect to the fairness of the merger consideration.

Summary of Proposed Merger Consideration and Implied Transaction Metrics

Piper Sandler reviewed the financial terms of the proposed merger. Pursuant to the terms of the agreement, at the closing of the merger, each share of the Class A Common Stock, par value $1.00 per share, of Century issued and outstanding immediately prior to the closing of the merger and each share of the Class B Common Stock, par value $1.00 per share, of Century, except for certain shares as set forth in the agreement, shall be converted, in accordance with the procedures set forth in the agreement, into the right to receive $115.28, without interest, in cash. Piper Sandler calculated an aggregate implied transaction value of $641.9 million with $421.4 million of the consideration paid to Class A shareholders and $220.5 million of the consideration paid to Class B shareholders. Based upon financial information for Century as of or for the last twelve months (“LTM”) ended December 31, 2020 and the closing price of Century’s common stock on April 5, 2021, Piper Sandler calculated the following implied transaction metrics:

Transaction Price Per Share / December 31, 2020 Tangible Book Value Per Share	175%
Transaction Price Per Share / 2020 Actual Earnings Per Share	15.2x
Transaction Price Per Share / Estimated 2021 Earnings Per Share¹	14.6x
Tangible Book Premium / Core Deposits (>$100k)[2]	5.5%
Tangible Book Premium / Core Deposits (>$250k)[3]	5.4%
Market Premium as of April 5, 2021	22.2%

1	As provided by Century senior management.
2	Core deposits defined as total deposits less time deposits with balances greater than $100,000.
3	Core deposits defined as total deposits less time deposits with balances greater than $250,000.

Stock Trading History

Piper Sandler reviewed the publicly available historical reported trading price of Century common stock for the one-year and three-year period ended April 5, 2021. Piper Sandler then compared the relationship between the movements in the price of Century common stock to movements in their respective peer groups (as described below) as well as certain stock indices.

Century’s One-Year Stock Performance

	Beginning Value April 5, 2020	Ending Value April 5, 2021
Century	100%	158.4%
Century Peer Group	100%	170.7%
S&P 500 Index	100%	163.9%
NASDAQ Bank Index	100%	206.2%

Century’s Three-Year Stock Performance

	Beginning Value April 5, 2018	Ending Value April 5, 2021
Century	100%	119.9%
Century Peer Group	100%	99.8%
S&P 500 Index	100%	153.1%
NASDAQ Bank Index	100%	111.7%

Comparable Company Analyses

Piper Sandler used publicly available information to compare selected financial information for Century with a group of financial institutions selected by Piper Sandler based on its experience and professional judgment. The Century peer group included major exchange-traded (NYSE, NYSEAM, and NASDAQ) banks and thrifts headquartered in the New England region with total assets between $1B and $10B, but excluded targets of announced merger transactions and New England banks with differentiated business models (the “Century Peer Group”). The Century Peer Group consisted of the following companies:

Bankwell Financial Group, Inc.	Meridian Bancorp, Inc.
Bar Harbor Bankshares	Provident Bancorp, Inc.
Brookline Bancorp, Inc.	Salisbury Bancorp, Inc.
Cambridge Bancorp	The First Bancorp, Inc.
Camden National Corporation	Union Bankshares, Inc.
Enterprise Bancorp, Inc.	Washington Trust Bancorp, Inc.
HarborOne Bancorp, Inc.	Western New England Bancorp, Inc.
Hingham Institution for Savings

The analysis compared publicly available financial information for Century with corresponding data for the Century Peer Group as of or for the year ended December 31, 2020 (unless otherwise noted) with pricing data as of April 5, 2021. The table below sets forth the data for Century and the median, mean, low and high data for the Century Peer Group.

Century Comparable Company Analysis

	Century	Century Peer Group Median	Century Peer Group Mean	Century Peer Group Low	Century Peer Group High
Total assets ($mm)	6,359	3,726	3,739	1,094	8,942
Loans / Deposits (%)	54.9	92.7	94.4	77.5	117.5
Non-performing Assets¹ / Total Assets (%)²	0.10	0.63	0.73	0.07	1.82
Tangible common equity/Tangible assets (%)	5.78	8.86	9.55	7.20	15.66
Tier 1 Leverage Ratio (%)³	6.64	8.92	9.53	7.31	14.48
Total RBC Ratio (%)[4]	13.43	13.90	14.50	13.30	19.94
CRE / Total RBC Ratio (%)[5]	27.9	269.3	290.4	130.4	494.1
LTM Return on average assets (%)	0.70	0.96	0.98	0.28	1.88
LTM Return on average equity (%)	11.96	9.09	9.63	3.35	18.96
LTM Net interest margin (%)	2.00	3.12	3.21	2.40	4.23
LTM Efficiency ratio (%)	55.16	57.92	56.18	24.87	66.84
Price/Tangible book value (%)	143	154	149	101	210
Price/LTM Earnings per share (x)	12.4	13.6	15.2	10.6	25.3
Price/2021 Estimated earnings per share (x)[6]	12.0	13.8	14.0	9.6	23.1
Current Dividend Yield (%)	0.8	2.6	2.6	0.7	4.3
Market value ($mm)	525	456	521	125	1,187

1	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.

2	Bank level financial data shown for Provident Bancorp, Inc.
3	Bank level financial data shown for Provident Bancorp, Inc. and Salisbury Bancorp, Inc.
4	Bank level financial data shown for Provident Bancorp, Inc. and Salisbury Bancorp, Inc.; financial data not released at the holding company for Meridian Bancorp, Inc.
5

Bank level financial data shown for Western New England Bancorp, Inc., The First Bancorp, Inc., Bankwell Financial Group, Inc., Provident Bancorp, Inc., Salisbury Bancorp, Inc., and Union Bankshares, Inc.

6	As provided by Century senior management for Century; Peer projected earnings per share data reflects median street consensus estimates per S&P Global Market Intelligence.

Analysis of Precedent Transactions

Piper Sandler reviewed two groups of selected merger and acquisition transactions, including a regional and nationwide group, based on its experience and professional judgment. The regional group consisted of bank and thrift transactions announced between January 1, 2018 and April 5, 2021 where the target was headquartered in New England and had total assets between $500 million and $10 billion at announcement, but excluded Merger of Equals transactions (the “Regional Precedent Transactions”). The nationwide group consisted of nationwide bank and thrift transactions announced between January 1, 2019 and April 5, 2021 where the target’s total assets were between $2 billion and $10 billion at announcement, but excluded Merger of Equals transactions and transactions with acquirers or targets not headquartered in the continental United States (the “Nationwide Precedent Transactions”).

The Regional Precedent Transactions group was composed of the following transactions:

Acquiror	Target
SVB Financial Group	Boston Private Financial
LendingClub Corporation	Radius Bancorp, Inc.
Cambridge Bancorp	Wellesley Bancorp, Inc.
Centreville Bank	PB Bancorp Inc.
People’s United Financial Inc.	United Financial Bancorp
Berkshire Hills Bancorp Inc.	SI Financial Group Inc.
Cambridge Bancorp	Optima B&TC
People’s United Financial Inc.	BSB Bancorp Inc.
Independent Bank Corp.	Blue Hills Bancorp Inc
People’s United Financial Inc.	First Connecticut Bancorp, Inc
HarborOne Bancorp Inc (MHC)	Coastway Bancorp, Inc.

The Nationwide Precedent Transactions group was composed of the following transactions:

Acquiror	Target
WSFS Financial Corp.	Bryn Mawr Bank Corp.
SVB Financial Group	Boston Private Financial
Provident Financial Services	SB One Bancorp
Pacific Premier Bancorp	Opus Bank
FB Financial Corp.	Franklin Financial Network Inc
United Bankshares Inc.	Carolina Financial Corp.
Northwest Bancshares, Inc.	MutualFirst Financial Inc.
Sandy Spring Bancorp Inc.	Revere Bank
CIT Group Inc.	Mutual of Omaha Bank
Simmons First National Corp.	Landrum Co.
WesBanco Inc.	Old Line Bancshares Inc
People’s United Financial Inc.	United Financial Bancorp
Valley National Bancorp	Oritani Financial Corp.
Prosperity Bancshares Inc.	LegacyTexas Financial Group Inc

Using the latest publicly available information prior to the announcement of the relevant transactions, Piper Sandler reviewed the following transaction metrics: deal value, transaction price to last-twelve-months earnings per share, transaction price to estimated earnings per share, transaction price to tangible book value per share, core deposit premium, and one-day market premium. Piper Sandler compared the indicated transaction metrics for the transaction to the median, mean, low and high metrics of the Regional Precedent Transactions group as well as to the median, mean, low and high metrics of the Nationwide Precedent Transactions group.

		Regional Precedent Transactions
	Eastern/ Century	Median	Mean	Low	High
Deal Value ($M)	642	188	372	65	943
Transaction Price / LTM Earnings Per Share (x)	15.2	27.3	26.6	13.2	44.1
Transaction Price / Estimated Earnings Per Share (x)[1]	14.6	22.3	21.6	14.7	27.1
Transaction Price / Tangible Book Value Per Share (%)	175	160	158	115	198
Tangible Book Value Premium to Core Deposits (%)	5.5	9.4	9.2	2.2	19.2
1-Day Market Premium (%)	22.2	24.3	22.4	4.5	37.0

		Nationwide Precedent Transactions
	Eastern/ Century	Median	Mean	Low	High
Deal Value ($M)	642	744	800	212	2,057
Transaction Price / LTM Earnings Per Share (x)	15.2	14.6	17.4	9.2	40.3
Transaction Price / Estimated Earnings Per Share (x)[1]	14.6	14.7	15.5	8.8	27.1
Transaction Price / Tangible Book Value Per Share (%)	175	161	163	115	229
Tangible Book Value Premium to Core Deposits (%)	5.5	9.0	10.2	2.2	27.5
1-Day Market Premium (%)	22.2	14.3	14.9	0.5	29.5

1	As provided by Century senior management for Century; Peer projected earnings per share data reflects median street consensus estimates per S&P Global Market Intelligence.

Net Present Value Analyses

Piper Sandler performed an analysis that estimated the net present value of Century common stock assuming Century performed in accordance with certain internal financial projections for the year ending December 31, 2021, as well as annual long-term earnings per share and balance sheet growth rates for the years ending December 31, 2022 through December 31, 2025 and estimated dividends per share for Class A Common Stock and Class B Common Stock for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Century. To approximate the terminal value of a share of Century common stock at December 31, 2025, Piper Sandler applied price to 2025 earnings multiples ranging from 10.0x to 17.5x and multiples of 2025 tangible book value ranging from 110% to 185%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 13.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Century common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Century common stock of $56.16 to $110.50 when applying multiples of earnings and $66.30 to $125.78 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	10.0x	11.5x	13.0x	14.5x	16.0x	17.5x
10.0%	$64.11	$73.39	$82.67	$91.94	$101.22	$110.50
10.5%	62.70	71.77	80.84	89.90	98.97	108.04
11.0%	61.32	70.19	79.05	87.92	96.79	105.65
11.5%	59.98	68.65	77.32	85.99	94.66	103.33
12.0%	58.67	67.15	75.63	84.11	92.58	101.06
12.5%	57.40	65.69	73.98	82.27	90.57	98.86
13.0%	56.16	64.27	72.38	80.49	88.60	96.71

Tangible Book Value Per Share Multiples

Discount Rate	110%	125%	140%	155%	170%	185%
10.0%	$75.71	$85.72	$95.74	$105.75	$115.77	$125.78
10.5%	74.03	83.82	93.61	103.40	113.19	122.98
11.0%	72.40	81.97	91.54	101.12	110.69	120.26
11.5%	70.81	80.17	89.53	98.89	108.25	117.61
12.0%	69.27	78.42	87.57	96.72	105.88	115.03
12.5%	67.76	76.71	85.66	94.61	103.56	112.52
13.0%	66.30	75.05	83.81	92.56	101.31	110.07

Piper Sandler also considered and discussed with the Century’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis, assuming Century’s earnings varied from 15.0% above projections to 15.0% below projections. This analysis resulted in the following range of per share values for Century’s common stock, applying the price to 2025 earnings multiples range of 10.0x to 17.5x referred to above and a discount rate of 11.56%.

Earnings Per Share Multiples

Annual Budget Variance	10.0x	11.5x	13.0x	14.5x	16.0x	17.5x
(15.0%)	$51.17	$58.52	$65.87	$73.22	$80.56	$87.91
(10.0%)	54.05	61.83	69.61	77.39	85.17	92.96
(5.0%)	56.93	65.15	73.36	81.57	89.79	98.00
0.0%	59.81	68.46	77.11	85.75	94.40	103.04
5.0%	62.70	71.77	80.85	89.93	99.01	108.09
10.0%	65.58	75.09	84.60	94.11	103.62	113.13
15.0%	68.46	78.40	88.34	98.29	108.23	118.17

Piper Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Results and Capital Ratios

Piper Sandler analyzed certain potential pro forma effects of the merger on Eastern’s capital ratios given certain assumptions relating to estimated transaction expenses and purchase accounting adjustments, as provided by the senior management of Eastern. The analysis indicated that projected at closing, the transaction would maintain Eastern’s regulatory capital ratios in excess of the regulatory guidelines for “well-capitalized” status. In connection with its pro forma analysis, Piper Sandler considered and discussed with Century’s board of directors how the results thereof are not necessarily indicative of actual values or future results. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Piper Sandler’s Relationships

Piper Sandler is acting as Century’s financial advisor in connection with the transaction and will receive a fee for such services in an amount equal to 1.00% of the aggregate transaction value, which fee is contingent upon the closing of the merger. Piper Sandler’s transaction fee is $6.419 million. Piper Sandler also received a $150,000 fee from Century upon rendering its opinion, which opinion fee will be credited in full towards the transaction fee which will become payable to Piper Sandler upon closing of the transaction. Century has also agreed to indemnify Piper Sandler against certain claims and liabilities arising out of Piper Sandler’s engagement and to reimburse Piper Sandler for certain of its out-of-pocket expenses incurred in connection with Piper Sandler’s engagement.

Piper Sandler has not provided any other investment banking services to Century in the two years preceding the date of its opinion. Piper Sandler has not provided any investment banking services to Eastern in the two years preceding the date of its opinion. In the ordinary course of Piper Sandler’s business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to Century and Eastern. Piper Sandler may also actively trade the equity and debt securities of Century and Eastern for Piper Sandler’s own account and for the accounts of Piper Sandler’s customers.

Certain Prospective Financial Information

Century does not, as a matter of course, publicly disclose forecasts or projections of its expected future financial performance, earnings or other results because of, among other things, the inherent difficulty of predicting financial performance for future periods and the likelihood that the underlying assumptions and estimates may not be realized. However, Century is including in this proxy statement certain unaudited prospective financial information that was prepared by Century management (the “Projections”). The Projections were discussed with Piper Sandler and used by Piper Sandler in connection with its financial analyses and opinion to Century’s board of directors as described above under the heading “—Opinion of Century’s Financial Advisor.” The Projections also were provided to Century’s board in its consideration of the merger.

The Projections were not prepared with a view toward public disclosure and, accordingly, do not necessarily comply with published guidelines of the SEC or established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles. Century’s independent registered public accounting firm did not compile, examine, audit, or perform any procedures with respect to such prospective financial information, and has not expressed any opinion or any other form of assurance on this information or its achievability.

The Projections, while presented with numerical specificity, necessarily were based on numerous variables and assumptions that are inherently uncertain and many of which are beyond the control of Century’s management. Given that the Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. The assumptions upon which the Projections were based necessarily involve judgments with respect to, among other things, future economic, market, competitive and regulatory conditions, all of which are difficult or impossible to predict and many of which are beyond Century’s control. Important factors that may affect actual results and the achievability of the Projections include, but are not limited to, the risks and uncertainties described in Century’s annual report on Form 10-K for the fiscal year ended December 31, 2020, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. See “Where You Can Find More Information” on page 55 of this proxy statement.

The Projections also reflect assumptions that are subject to change and are susceptible to multiple interpretations and periodic revisions based on actual results, revised prospects for Century’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated when the Projections were prepared. In addition, the Projections do not take into account any circumstances, transactions or events occurring after the dates on which the Projections were prepared. Accordingly, actual results will differ, and may differ materially, from those contained in the Projections. There can be no assurance that the financial results in the Projections will be realized, or that future actual financial results will not materially vary from those in the Projections.

The inclusion of a summary of the Projections should not be regarded as an indication that Century or Eastern or any of their respective affiliates, officers, directors, advisors or other representatives consider the Projections to be predictive of actual future events, and the Projections should not be relied upon as such. None of Century or Eastern or any of their respective affiliates, officers, directors, advisors or other representatives gives any shareholder of Century or any other person any assurance that actual results will not differ materially from the Projections, and, except as otherwise required by law, Century, Eastern and their respective affiliates undertake no obligation to update or otherwise revise or reconcile the Projections to reflect circumstances existing after the dates on which the Projections were prepared or to reflect the occurrence of future events, even in the event that any or all of the assumptions and estimates underlying the Projections are shown to be in error.

In light of the foregoing factors and the uncertainties inherent in the Projections, Century’s shareholders are cautioned not to place undue, if any, reliance on such Projections.

Summary of Management Projections

The following table presents a summary of the Projections, which has been included solely to give Century’s shareholders access to certain prospective financial information that was made available to the Century’s board and used by Piper Sandler, and is not included in this proxy statement to influence any decision of Century’s shareholders as to whether to vote to adopt the merger agreement or for any other purpose. The Projections include certain internal financial projections for Century for the year ending December 31, 2021, as well as annual long-term earnings per share for the years ending December 31, 2022 through December 31, 2025 and estimated dividends per share for each of Class A common stock and Class B common stock for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Century. The Projections are based on Century management estimates for the year ending December 31, 2021, with an annual earnings per share growth rate of 4% for 2021 and 6% for the remaining years, and a long-term annual balance sheet growth rate of 4% for the remaining years. The projected financial data provided in this table has not been updated to reflect Century’s current views of its future financial performance, and should not be treated as guidance with respect to projected results for 2021 or any other period.

	Projections for the Year Ended December 31,
	12/31/2021	12/31/2022	12/31/2023	12/31/2024	12/31/2025
Total Assets	$6,612,018	$6,863,944	$7,162,663	$7,436,754	$7,721,402
Net Income	$43,929	$46,565	$49,359	$52,320	$55,459
Diluted Earnings Per Share	$7.89	$8.36	$8.86	$9.40	$9.96
Tangible Book Value Per Share	$73.33	$81.10	$89.36	$98.16	$107.53
Class A Dividends per Share	$0.72	$0.72	$0.72	$0.72	$0.72
Class B Dividends per Share	$0.36	$0.36	$0.36	$0.36	$0.36

The Projections were used to derive projected net income based on assumptions provided by management, including (1) asset and net income from Century management in 2021 with a 4.0% annual asset growth thereafter and (2) 6% annual earnings per share growth thereafter. Based on these assumptions, the projected net income was: $43.9 million in 2021; $46.6 million in 2022; $49.4 million in 2023; $52.3 million in 2024; and $55.5 million in 2025. This information was not prepared with a view toward public disclosure, and actual results may differ materially from these projected amounts.

INTERESTS OF CENTURY DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

Century shareholders should be aware that directors and executive officers of Century have financial interests in the merger that may be different from, or in addition to, those of Century shareholders generally. As described in more detail below, these interests include certain payments and benefits that may be provided to directors and executive officers of Century upon completion of the merger or upon termination of their employment under certain circumstances following the merger, including cash severance, continued health, dental, life and accident insurance benefits, and retention bonuses.

Share Ownership of Century Directors and Executive Officers

As of May 27, 2021, the record date for the special meeting, the directors and executive officers of Century may be deemed to be the beneficial owners of 90,581 shares of Class A Common Stock, representing approximately 2.48% of the outstanding shares of Class A Common Stock and 1,781,841 shares of Class B Common Stock, representing approximately 93.32% of the outstanding shares of Class B Common Stock. See the section of this proxy statement titled “The Voting Agreements” on page 50 for further information regarding the voting agreements between Eastern and the Century directors and executive officers.

Change in Control Agreements

Eastern has entered into a change in control with David B. Woonton, Executive Vice President, and will enter into change in control agreements with certain of Century’s executive officers, including William P. Hornby, Chief Financial Officer and Treasurer, and Paul A. Evangelista, Executive Vice President. The change in control agreements with Messrs. Woonton, Hornby and Evangelista will become effective upon the closing of the merger and provide that in the event that the executive is terminated without death, “disability,” or “cause,” or resigns for “good reason” (all as defined in the change in control agreements) within one year of the effective time of the merger, the executive will receive a lump sum cash severance payment equal to two times the executive’s annual pre-tax salary in effect immediately prior to the date of termination, plus two times the amount of the executive’s 2020 bonus. In addition, Eastern will pay the employer contribution for the monthly premium for 12 months or the executive’s COBRA health continuation period, whichever ends earlier. Mr. Woonton’s change in control agreement replaces his offer letter, which provided for two years’ severance pay upon a change of control, at Mr. Woonton’s option. Mr. Woonton’s change in control agreement also provides that he may resign within 10 days prior to the first anniversary of the effective time of the merger and receive the severance payment. The severance payment will be made upon execution of a separation and release agreement that includes customary non-disclosure, non-competition and non-solicitation provisions. The non-competition provisions restrict each executive’s ability to compete with Eastern for the one-year period, and the non-solicitation provisions restrict each executive’s ability to solicit Eastern employees and customers for the two-year period, following the closing of the merger.

Supplemental Executive Retirement and Insurance Plan

Century maintains a Supplemental Executive Retirement and Insurance Plan, or SERP, which provides participating employees a retirement benefit based on compensation and length of service. Upon the closing of the merger, the benefits accrued under the SERP will become fully vested. Eastern intends to assume the SERP. Each of the executive officers participate in the SERP. The accrued benefit for each of Ms. Kay and Mr. Hornby will vest upon consummation of the merger. The accrued benefit for each of Mr. Sloane, Mr. Woonton and Mr. Evangelista was fully vested prior to the date that Century entered into the merger agreement with Eastern.

Split Dollar Agreements

Mr. Sloane and Ms. Kay are each a party to a split dollar life insurance agreement with Century Bank. The split dollar life insurance agreements provide life insurance protection for the executive’s family in the event of the executive’s death. The death benefit is $20,000,000 for Mr. Sloane and $10,000,000 for Ms. Kay. The benefit will become fully vested upon the closing of the merger. In connection with the entry into the merger agreement, Mr. Sloane and Ms. Kay entered into amendments to the split dollar life insurance agreements, which will become effective upon the closing of the merger, adding restrictive covenants relating to non-competition and non-solicitation, in each case for a two-year period.

Indemnification and Insurance

Under the merger agreement, Eastern has agreed that all rights to indemnification and all limitations of liability existing in favor of any director or officer of Century, to the fully extent permitted by applicable law, will survive the merger. Eastern will maintain in effect Century’s existing directors’ and officers’ liability insurance coverage for six years following the effective time of the merger, so long as the aggregate cost is not more than 300% of the annual premium currently paid by Century for such insurance.

Short-Term Use of Executive Offices

Eastern has agreed that Mr. Sloane and Ms. Kay may continue to occupy at no cost to them Century’s current executive office suite located at 400 Mystic Avenue, Medford, Massachusetts, from the effective time of the merger through December  31, 2021.

Potential Payments and Benefits to Century’s Named Executive Officers in Connection with the Merger

This section sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding compensation for each “named executive officer” of Century that is based on, or otherwise relates to, the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to Century’s named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding, advisory vote of Century’s shareholders, as described below in this section.

The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits (on a pre-tax basis) that each of Century’s named executive officers would receive, assuming that (i) the effective time will occur on October 29, 2021 (which is the assumed date solely for purposes of this golden parachute compensation disclosure), (ii) each of Century’s named executive officers will experience a qualifying termination at such time, and (iii) the named executive officer’s base salary rate and the cost of health insurance premiums remain unchanged from those in effect as of the date of this proxy statement. The calculations in the table below do not include amounts Century’s named executive officers were already entitled to receive or vested in as of the date hereof. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Golden Parachute Compensation

Executive	Cash($)(1)	Pension/ NQDC($)(2)	Perquisites/ Benefits($)(3)	Other ($)(4)	Total ($)
Barry R. Sloane	$—	$—	$—	$7,746,590	$7,746,590
Linda Sloane Kay	$—	$1,308,563	$—	$3,428,957	$4,737,520
William P. Hornby	$1,084,070	$987,917	$15,549	$—	$2,087,536
Paul A. Evangelista	$1,213,700	$—	$15,195	$—	$1,229,895
David B. Woonton	$1,213,770	$—	$15,549	$—	$1,229,249

1)

The cash payments consist of the estimated cash severance amounts payable under each individual’s change in control agreement with Eastern, which are considered a “double trigger” benefit since the severance amounts are payable upon consummation of the merger and a termination of employment without death, disability or cause or for good reason within one year following the date of the merger. Such amounts represent a lump sum cash payment equal to two times the executive’s annual pre-tax salary in effect prior to the date of termination, plus two times the amount of the executive’s 2020 bonus.

2)

Under the terms of the SERP, the accrued benefit for each of Ms. Kay and Mr. Hornby will become fully vested upon a change in control, such as the merger (i.e., a “single trigger” benefit). The amount in this column represents the difference between the present value of each such executive officer’s fully vested accrued benefit obligation and the present value of each such officer’s accrued benefit obligation vested as of immediately prior to the merger.

3)

The amounts set forth represent the employer contribution of the monthly premium necessary to provide COBRA health insurance continuation for 12 months, which are considered a “double trigger” benefit.

4)

The amounts set forth represent the present value of the economic benefit of the death benefit under each executive officer’s split-dollar life insurance agreement. Such amounts do not represent any payment being made to Mr. Sloane or Ms. Kay in connection with the merger. Rather, the split-dollar life insurance agreements provide for a death benefit to be paid to their respective beneficiaries upon their death.

THE MERGER AGREEMENT

The following is a brief summary of the significant provisions of the merger agreement. The summary is not complete and is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Appendix A and is incorporated into this proxy statement by reference. You should read the merger agreement carefully and in its entirety.

Structure of the Merger

The merger agreement provides for the merger of Century with and into Merger Sub. The surviving company in the merger will be Century. Immediately thereafter, Century will merge with and into Eastern. The surviving company in the merger will be Eastern. Immediately thereafter, Century Bank will merge with and into Eastern Bank. The surviving bank in the merger will be Eastern Bank.

Closing of the Merger

The closing of the merger will occur on a date that is no later than five business days after the satisfaction or waiver of all of the closing conditions described in the merger agreement, unless this date is extended by the mutual agreement of the parties. Eastern, in its sole discretion, may elect to extend the closing date by up to 60 days so that the effective time of the merger occurs on the business day immediately preceding the date on which Eastern commences the conversion of Century’s data processing and related electronic informational systems to those used by Eastern. The merger will become effective upon the filing of articles of merger with the Secretary of the Commonwealth of the Commonwealth of Massachusetts.

We currently expect to complete the merger during the fourth quarter of 2021; however, because the merger is subject to a number of conditions, we cannot predict the actual timing of the closing of the merger.

Boards of Directors of the Surviving Bank

Upon completion of the merger, the board of directors of the surviving bank will be the current board of directors of Eastern Bank.

Merger Consideration

Pursuant to the merger agreement, if the merger agreement and the merger are approved by the holders of a majority of the shares of Class A Common Stock outstanding and entitled to vote and Class B Common Stock outstanding and entitled to vote at the special meeting and the merger is subsequently completed, each outstanding share of Class A Common Stock and Class B Common Stock will be exchanged for $115.28, without interest, in cash, plus any dividends declared but unpaid.

Conditions to the Merger

The obligations of the parties to the merger agreement to consummate the merger are subject to the fulfillment of the following conditions:

•	the merger agreement is approved by Century shareholders;

•

all regulatory authorizations, consents, orders or waivers required to complete the transactions contemplated by the merger agreement are obtained, all statutory waiting periods have expired, and none of the regulatory approvals have imposed any term, condition or restriction that Eastern reasonably determines would (a) prohibit or materially limit the ownership or operation by Eastern or any of its subsidiaries of all or any material portion of the business or assets of Century or any of its subsidiaries or Eastern or any of its subsidiaries, (b) compel Eastern to dispose of or hold separate all or any material portion of the business or assets of Century or any of its subsidiaries or Eastern or any of its subsidiaries, or (c) compel Eastern or any of its subsidiaries to take any action, or commit to take any action, or agree to any condition or request, if the prohibition, limitation, condition or other requirement described in clauses (a)-(c) of this sentence would have a material adverse effect on the future operation by Eastern of its business, taken as a whole (a “burdensome condition”); and

•

there is no order, decree or injunction in effect, or any law, statute or regulation enacted or adopted, that enjoins, prohibits, materially restricts or makes illegal the completion of the transactions provided for in the merger agreement.

In addition, the obligation of Eastern and Merger Sub to complete the merger is subject to the fulfillment or written waiver, where permissible, of the following conditions:

•

each of the representations and warranties of Century contained in the merger agreement is true and correct as of the date of the merger agreement and as of the closing date of the merger, unless the failure of those representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not reasonably be likely to have, a material adverse effect on Century. If Eastern elects to delay the closing date as described above in “—Closing of the Merger,” the representations and warranties of Century contained in the merger agreement must be true and correct as of the date that is five business days after the satisfaction or waiver of all of the closing conditions described in the merger agreement, but for certain fundamental representations and warranties relating to corporate organization; capitalization; authority and no violation; consents and approvals; and broker’s fees, which must be true and correct on both the earlier date and the closing date of the merger; and

•

each and all of the obligations, covenants and agreements of Century to be performed and complied with pursuant to the merger agreement on or prior to the closing date of the merger have been duly performed and complied with in all material respects.

The obligations of Century to complete the merger are subject to the fulfillment or written waiver, where permissible, of the following additional conditions:

•

each of the representations and warranties of Eastern and Merger Sub contained in the merger agreement is true and correct as of the date of the merger agreement and as of the closing date of the merger, unless the failure of those representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not reasonably be likely to have, a material adverse effect on Eastern; and

•

each and all of the agreements and covenants of Eastern and Merger Sub to be performed and complied with pursuant to the merger agreement on or prior to the closing date of the merger have been duly performed and complied with in all material respects.

“Material adverse effect” when used in reference to Eastern, Century or Century Bank, means any effect, change, event circumstance, condition, occurrence or development, individually or in the aggregate, has had, or would reasonably be likely to have a material adverse effect on (i) the business, prospects, assets, liabilities, prospects, results of operations or financial condition of such party or its subsidiaries, taken as a whole, or (ii) the ability of such party to timely consummate the transactions contemplated by the merger agreement or consummating the transactions provided for in the merger agreement; however, material adverse effect does not include the impact of:

•

changes in U.S. generally accepted accounting principles or applicable regulatory accounting requirements after the date of the merger agreement (and not specifically relating to or having a materially disproportionate effect on Century or Eastern and their respective subsidiaries);

•	changes in laws, rules or regulations (including pandemic measures) of general applicability to companies in the industries which Century or Eastern and their respective subsidiaries operate, or interpretations of courts or regulatory agencies after the date of the merger agreement (and not specifically relating to or having a materially disproportionate effect on Century or Eastern and their respective subsidiaries);

•

changes in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally after the date of the merger agreement, and not specifically relating to Century or Eastern and their respective subsidiaries, taken as a whole (including any such changes arising out of the pandemic or any pandemic measures, as defined below);

•

changes resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the pandemic) after the date of the merger agreement (and not specifically relating to or having a materially disproportionate effect on Eastern or Century and their respective subsidiaries);

•

public disclosure of the execution of the merger agreement, public disclosure or consummation of the transactions contemplated by the merger agreement (including any effect on Eastern’s or Century’s relationships with its customers or employees) or actions expressly required by the merger agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement; or

•

a decline in the trading price of a Eastern’s or Century’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof.

Under the merger agreement, “pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto. The term “pandemic measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or other directives, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic.

Termination

The merger agreement may be terminated as follows:

•	by mutual written consent of Century and Eastern;

•

by Century or Eastern, if (1) any regulatory approval required for consummation of the merger and the other transactions provided for in the merger agreement imposes any term, condition or restriction upon Eastern or any of its subsidiaries that Eastern reasonably determines is a burdensome condition or has been denied by final nonappealable action, or (2) any governmental entity has issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting the transactions provided for in the merger agreement, unless due to the failure of the party seeking to terminate the merger agreement to perform or observe the obligations, covenants and agreements of such party;

•

by Century or Eastern if the required approval of the merger agreement by Century shareholders is not obtained, provided that Century may terminate the merger agreement under this provision only if Century is not in material breach of the merger agreement;

•

by Century or Eastern if the merger is not consummated by December 31, 2021, unless the terminating party’s failure to comply with the merger agreement was the cause of the failure of the merger to occur on or before this date; or

•

by Century or Eastern, if the other party materially breaches any of its representations, warranties, covenants or agreements contained in the merger agreement, the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement, and the breach is not cured within 45 days of written notice.

•	Eastern may terminate the merger agreement if Century or Century’s board of directors:

•	withholds, withdraws, modifies or qualifies in a manner adverse to Eastern Century’s recommendation to shareholders to vote in favor of the merger agreement;

•	adopts, approves or recommends another acquisition proposal or publicly announces its intention to adopt, approve, recommend or endorse an acquisition proposal;

•

fails to publicly and without qualification recommend against an acquisition proposal or reaffirm its recommendation to Century shareholders to vote in favor of the merger, in each case within ten business days (or such fewer number of days as remains prior to the shareholder meeting after an acquisition proposal is made public or by the request of Eastern to do so; or

•	materially breaches its obligations with respect to the provisions in the merger agreement prohibiting the solicitation of other offers.

Under the merger agreement, an “acquisition proposal” means any offer, inquiry or proposal (other than an inquiry, offer or proposal from Eastern) relating to, or any third-party indication of interest in:

•

any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Century and its subsidiaries or 25% or more of any class of equity or voting securities of Century or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Century;

•

any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of Century or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Century; or

•

a merger, consolidation, share exchange or other business combination, reorganization or similar transaction involving Century or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Century.

Termination Fee

Under the terms of the merger agreement, Century must pay Eastern a termination fee of $25,670,000 if:

•	Eastern terminates the merger agreement as a result of Century or Century’s board of directors:

•	withdrawing, qualifying, amending, modifying or withholding its recommendation to Century’s shareholders to vote in favor of the merger;

•	materially breaching its obligation to call, give notice of hold and commence the special meeting or to solicit proxies in favor of the merger;

•	adopts, approves or recommends another acquisition proposal or publicly announces its intention to adopt, approve or recommend another acquisition proposal;

•

fails to publicly and without qualification (i) recommend against another acquisition proposal or reaffirm its recommendation to Century shareholders to vote in favor of the merger within ten business days after another acquisition proposal is made public or by the request of Eastern; or

•	breaches in any material respect the provisions in the merger agreement prohibiting the solicitation of other offers;

•	Eastern or Century terminates the merger agreement as a result of:

•

the failure of Century shareholders to approve the merger agreement and the merger, or the merger not having been consummated by December 31, 2021 due to the failure of Century shareholders to approve the merger agreement and the merger, and both

•

an acquisition proposal with respect to Century has been publicly announced, disclosed or otherwise communicated to Century’s board of directors or senior management prior to Century’s special meeting or December 31, 2021, as applicable; and

•	within 12 months of termination of the merger agreement, Century enters into a definitive agreement with respect to, or consummates, another acquisition transaction; or

•

Eastern terminates the merger agreement as a result of a willful material breach by Century of any of its representations, warranties, covenants or agreements contained in the merger agreement, and both:

•

an acquisition proposal with respect to Century has been publicly announced, disclosed or otherwise communicated to Century’s board of directors or senior management prior to such breach or during the related cure period; and

•	within 12 months of termination of the merger agreement, Century enters into a definitive agreement with respect to, or consummates, another acquisition transaction.

Limitations on Considering Other Acquisition Proposals

Century has agreed that neither it nor its subsidiaries nor any of its respective officers, directors, agents, advisers and representatives (which we refer to as Century’s “representatives”) will, directly or indirectly:

•	initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to an acquisition proposal;

•	knowingly engage or participate in any negotiations with any person concerning an acquisition proposal;

•

provide any confidential information or nonpublic information or data, or knowingly participate in any discussions with any person relating to, any acquisition proposal, except to notify a person that has made or, to the knowledge of Century, is making any inquiries with respect to, or is considering making, an acquisition proposal.

If Century receives a bona fide unsolicited written acquisition proposal, Century may furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions if:

•

the Century board of directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would reasonably be expected to be inconsistent with its fiduciary duties under applicable law or the Century board of directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors), that such acquisition proposal constitutes, or could reasonably be expected to lead to, a superior proposal;

•

Century has entered into a confidentiality agreement with such third party on terms no less favorable to it than the confidentiality agreement entered into with Century and which does not provide such person with any exclusive right to negotiate with Century; and

•

Century has provided notice to Eastern (and in any event within one business day) following the receipt of any acquisition proposal or any inquiry which could reasonably be expected to lead to an acquisition proposal.

A “superior proposal” mean a bona fide written acquisition proposal to (i) acquire or purchase, directly or indirectly, 50% or more of Century’s and its subsidiaries’ consolidated assets or 50% or more of any class of equity or voting securities of Century or its subsidiaries whose assets, individually or in the aggregate, constitute 50% or more of Century’s consolidated assets, (ii) make a tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 50% or more of any class of equity or voting securities of Century or its subsidiaries whose assets, individually or in the aggregate, constitute 50% or more of Century’s consolidated assets, or (iii) to merge, consolidate, exchange shares or other form of business combination, reorganization or similar transaction involving Century or its subsidiaries whose assets, individually or in the aggregate, constitute 50% or more of Century’s consolidated assets, that Century’s board of directors, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith:

•

is reasonably likely to be completed in accordance with its terms, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such proposal; and

•	would be more favorable to Century’s shareholders from a financial point of view than the transactions contemplated by the merger agreement.

Century has agreed to promptly, and in any event within one business day, advise Century following receipt of any acquisition proposal or any inquiry which could reasonably be expected to lead to an acquisition proposal, and the material terms and conditions of and the identity of the person making such inquiry or acquisition proposal and to keep Eastern reasonably apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or acquisition proposal.

In addition, under the merger agreement, Century agreed to use its reasonable best efforts, subject to applicable law and the fiduciary duties of Century’s board of directors, to enforce any existing confidentiality or standstill agreements to which Century or any of its subsidiaries is a party in accordance with the terms of such agreement. Additionally, Century will not, and shall cause its subsidiaries and its and their representatives to not on its behalf, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (other than a confidentiality agreement referred to above) relating to any acquisition proposal.

However, prior to the date of the special meeting of shareholders, if Century receives an acquisition proposal which has not been withdrawn and Century’s board of directors, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would reasonably be expected to be inconsistent with its fiduciary duties under applicable law to continue to recommend the merger agreement and the merger, then, prior to the receipt to the special meeting of shareholders, in submitting the merger agreement and the merger to its shareholders, Century’s board of directors may:

•	withhold, withdraw or amend or modify or qualify its recommendation in a manner adverse to Eastern and the transactions contemplated by the merger agreement; or

•	submit the merger agreement and the merger to Century’s shareholders without recommendation.

Century’s board of directors may communicate the basis for its change of recommendation to its shareholders in an appropriate amendment or supplement this proxy statement.

NASDAQ Delisting

Under the terms of the merger agreement, Century will use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper and advisable to enable the delisting of the Class A Common Stock from the Nasdaq Global Market and the deregistration of the Class A Common Stock under the Exchange Act.

Indemnification and Insurance

Under the merger agreement, Eastern has agreed to indemnify and hold harmless, to the fullest extent permitted by applicable law, each present and former director, officer or employee of Century or its subsidiaries with respect to matters occurring on or prior to the closing of the merger, including without limitation the right to advancement of expenses.

The merger agreement provides for Eastern to maintain an extended reporting period endorsement under Century’s existing directors’ and officers’ liability insurance coverage. This extended reporting period endorsement will provide Century’s directors and officers with coverage for six years following the closing of the merger of not less than the existing coverage under, and have other terms at least as favorable to the insured persons as, the directors’ and officers’ liability insurance coverage presently maintained by Century so long as the aggregate cost is no more than 300% of the annual premium currently paid by Century for such insurance. In the event that this premium limit is insufficient for such coverage, Century may enter into an agreement to spend up to that amount to purchase such lesser coverage as may be obtained with such amount.

Conduct of Business Pending the Merger

Under the merger agreement, Century has agreed that, until the closing of the merger or the termination of the merger agreement, and except as expressly permitted by the merger agreement, required by law (including the Pandemic Measures (as defined above) or with the prior written consent of Eastern, Century will not, and will cause each of its subsidiaries not to:

•	conduct its business other than in the ordinary course in all material respects;

•	fail to use reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships;

•

take any action that would reasonably be likely to adversely affect or delay the ability of Eastern or Century to obtain any necessary regulatory approval required to complete the transactions provided for in the merger agreement or adversely affect Century’s ability to perform any of its covenants or agreements under the merger agreement;

•

incur any indebtedness for borrowed money (other than federal funds borrowings and Federal Home Loan Bank borrowings, the creation of deposit liabilities, issuances of letters of credit, purchases of federal funds, sales of certificates of deposit and entry into repurchase agreements, in each case on terms and in amounts consistent with past practice), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any wholly owned subsidiary);

•

adjust, split, combine or reclassify any capital stock, except for conversions of Class B Common Stock to Class A Common Stock in the normal course consistent with the terms of the Class B Common Stock;

•

make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of Century’s capital stock or other equity or voting securities or any securities or obligations convertible into or exchangeable for any shares of its capital stock or other equity or voting securities (except for regular quarterly cash dividends by Century at a rate not in excess of $0.18 per share on shares of Class A Common Stock and $0.09 per share on shares of Class B Common Stock);

•

grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock or other equity or voting securities;

•

issue, sell or otherwise permit to become outstanding any additional shares of capital stock or other equity or voting securities or securities convertible or exchangeable into, or exercisable for or valued by reference to, any shares of Century’s capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities;

•

sell, transfer, mortgage, encumber or otherwise dispose of any of Century’s material properties or assets to any individual, corporation or other entity other than a wholly owned subsidiary, or cancel, release or assign any material indebtedness to any such person or any claims held by any person, in each case other than in the ordinary course of business;

•

except for transactions in the ordinary course of business (including by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith), make any investment or acquisition, whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation or formation of a joint venture or otherwise, in or of any property or assets of any other individual, corporation or other entity, in each case other than a wholly owned subsidiary, that would be material to Century and its subsidiaries on a consolidated basis;

•

in each case except for transactions in the ordinary course of business, (i) terminate, materially amend, or waive any material provision of, any material contract, or make any material change in any instrument or agreement governing the terms of any of its securities, other than normal renewals in the ordinary course of business without material adverse changes to terms with respect to Century or its subsidiaries or (ii) enter into any contract that would constitute a material contract if it were in effect on the date of the merger agreement;

•

enter into, adopt or terminate or amend any benefit plans or any agreement, arrangement, plan or policy between Century and any of its directors, officers or employees, except as required by law or to satisfy contractual obligations;

•

increase the compensation, bonus, severance, termination pay or other benefits payable to any current, prospective or former employee, officer, director, independent contractor or consultant, other than planned increases in compensation to employees in the ordinary course of business consistent with past practice;

•	pay, grant or award, or commit to pay, grant or award, any bonuses or incentive compensation;

•

accelerate the vesting of, or otherwise deviate from the terms provided in the applicable award agreement with respect to the vesting, payment, settlement or exercisability of, any equity-based awards or other compensation;

•	enter into any collective bargaining agreement or similar agreement or arrangement;

•	fund or provide any funding for any rabbi trust or similar arrangement;

•

hire or terminate the employment or services of any officer or any employee of Century or its subsidiaries categorized at or above Vice President or any employee, independent contractor (who is a natural person) or consultant (who is a natural person) whose annual base salary or base fee is greater than $100,000, in each case other than for cause, and who is not necessary for Century to conduct its business in the ordinary course;

•	provide, or commit to provide, retiree medical benefits to any person;

•

settle any claim, suit, action or proceeding in an amount and for consideration in excess of $100,000 individually or $200,000 in the aggregate (net of any insurance proceeds or indemnity, contribution or similar payments received by Century or any of its subsidiaries in respect thereof) or that would impose any material restriction on the business of Century or its subsidiaries or Eastern or Eastern’s subsidiaries;

•	amend the Articles of Organization or Bylaws of Century;

•	merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries;

•

materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by generally accepted accounting principles or by applicable laws, regulations, guidelines or policies imposed or requested by any regulatory authority;

•

implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles or by applicable laws, regulations, guidelines or policies imposed by any regulatory authority;

•

enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, hedging policies, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or applicable law, regulation or policies imposed by any regulatory authority;

•

make any loans or extensions of credit or renewals thereof, except in the ordinary course of business consistent with past practice and (i) in the case of any residential loan (including one or more home equity lines of credit secured by the same property), not in excess of $1,500,000, (ii) in the case of any commercial loan (which includes any commercial real estate loan, commercial construction loan and any loan to a not-for-profit borrower, but in each case excludes loans covered by the Paycheck Protection Program), or any extension of credit or renewal thereof, with a risk rating of 1, 2, 3 or 3A (as determined in the ordinary course of business consistent with past practice under Century’s and its subsidiaries’ lending policies in effect as of the date hereof), not in excess of $1,000,000, and (iii) in the case of any loan, or any extension of credit or renewal thereof, that is risk rated 4 or worse and in the case of non-accrual loans (as determined in the ordinary course of business consistent with past practice under Century’s and its Subsidiaries’ lending policies in effect as of the date hereof), not in excess of $250,000;

•	make, or commit to make, any capital expenditures that would cause Century’s aggregate capital expenditure budget to exceed by 5% its aggregate budget;

•

make, change or revoke any tax election, change an annual tax accounting period, adopt or change any tax accounting method, file any amended tax Return, enter into any closing agreement with respect to taxes, or settle any tax claim, audit, assessment or dispute or surrender any right to claim a refund of taxes;

•	make any application for the opening or relocation of, or open or relocate, any branch office, loan production office or other significant office or operations facility of Century or its subsidiaries;

•	make any application for the closing of or close any branch;

•	purchase any new real property (other than other real estate owned properties in the ordinary course) or enter into, amend or renew any material lease with respect to real property;

•

foreclose on or take a deed or title to any real estate without first conducting a Phase I environmental assessment of the property, or foreclose or take a deed or title to any real estate if such environmental assessment indicates the presence of hazardous materials;

•

knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Century or its subsidiaries to obtain any necessary approvals of any regulatory authority required for the transactions contemplated by the merger agreement or to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated by the merger agreement; or

•	resolve, agree or commit to do any of these prohibited activities.

Eastern and Eastern Bank have agreed that, except as permitted by the merger agreement or otherwise consented to by Century in writing, they will not:

•

merge or consolidate with any other person (i) where it or its subsidiary, as applicable, is not the surviving person or (ii) if the merger or consolidation is reasonably likely to cause the receipt of the regulatory approvals to be prevented or materially delayed, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries;

•

knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Eastern or its subsidiaries to obtain any necessary approvals of any regulatory authority required for the transactions contemplated by the merger agreement or to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated thereby; or

•	resolve, agree or commit to do any of these prohibited activities.

The agreements relating to the conduct of Century’s and Eastern’s business contained in the merger agreement are complicated and not easily summarized. You are urged to carefully read Article V of the merger agreement attached to this proxy statement as Appendix A.

Employee Benefits

Under the terms of the merger agreement, for a period of one year after the closing of the merger, Eastern will provide the employees of Century and any of its subsidiaries who remain employed with Eastern annual base salary or base wages (as applicable) at least equal to the level that was provided to each such employee as of immediately prior to the closing of the merger. Eastern has agreed to honor certain agreements, discussed in “Interests of Century Directors and Executive Officers in the Merger,” and to assume Century’s obligations under Century’s defined benefit pension plan. In addition, Eastern will continue to provide retiree medical benefits to certain employees of Century and its subsidiaries on the same terms and conditions as are in effect immediately prior to the closing of the merger, including rights relating to the modification or termination of such retiree medical benefits.

With respect to Century and its subsidiaries employee benefit plans, Eastern had agreed to:

•

waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any Eastern employee benefit plan to the extent waiver of such pre-existing conditions, exclusions or waiting periods would apply under the analogous employee benefit plan of Century and its subsidiaries;

•

use commercially reasonable efforts to provide each employee and their eligible dependents with credit for any co-payments or coinsurance and deductibles paid prior to the closing of the merger under an employee benefit plan of Century and its subsidiaries that provides health care benefits (including medical, dental and vision) or disability benefits, to the same extent that such credit was given under the analogous employee benefit plan of Century and its subsidiaries prior to the closing of the merger, in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under any employee benefit plan offered by Eastern;

•

recognize all service of such employees with Eastern and its subsidiaries for all purposes of eligibility and vesting in any employee benefit plan offered by Eastern; provided, that the service recognition shall not apply

•	to the extent it would result in duplication of benefits for the same period of service,

•	for purposes of benefit accrual under any defined benefit pension plan,

•	for purposes of the minimum number of hours required during a plan year to receive an allocation under Eastern’s Employee Stock Ownership Plan,

•	for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits, or

•	for purposes of any equity incentive awards granted by Eastern.

In addition, Eastern has agreed to, in consultation with Century, designate certain continuing employees to receive retention bonuses to the extent such employee remains an Eastern employee through the closing date of the merger. Eastern and Century do not anticipate paying any retention bonuses to any continuing employee who is a party to an employment or other agreement that provides severance benefits in the event of a change in control of Century.

Employees who remain employed with Eastern after the merger and whose employment is subsequently terminated on or within twelve months after the effective date of the merger and who are not offered a comparable position within Eastern will receive severance pay in a lump sum on the 60th day following the date of such employee’s termination. The severance pay will be equal to two weeks of the employee’s weekly salary or hourly pay, as applicable, for each of the employee’s years of service with Century, including service to Eastern after the effective time of the merger, with a maximum of 52 weeks. A Century employee with less than one year of service will receive two weeks of severance. Eastern also has agreed to pay, during the severance period, the portion of the cost of continuing health and dental coverage to each terminated employee that is now borne by Century Bank, until the earlier of the employee receiving health and dental insurance through a new employer or the end of the severance period. Eastern’s obligation to pay severance is expressly conditioned on the employee delivering a binding release of claims in favor of Eastern and its affiliates. A Century officer who enters into a change in control agreement will not be entitled to receive the severance payment or healthcare subsidy described in this paragraph.

If requested in writing by Eastern no later than 20 days prior to the closing, Century has agreed to terminate any 401(k) plan sponsored or maintained by Century. In the event that Eastern requests that Century terminate any 401(k) plan, the continuing employees will be eligible to participate, after the closing, in a 401(k) plan sponsored or maintained by Eastern or one of its subsidiaries.

Other Covenants

The merger agreement also contains covenants relating to the preparation and distribution of this proxy statement and all requisite regulatory filings.

Representations and Warranties

The merger agreement contains representations and warranties that Eastern, Merger Sub, Century and Century Bank made solely to each other as of specific dates. Those representations and warranties were made only for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by the parties, including the schedules referenced in the merger agreement that each party delivered to the other in connection with the execution of the merger agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specific date, may be subject to a standard of materiality provided for in the merger agreement, or may have been used for the purpose of allocating risk among Eastern, Merger Sub, Century and Century Bank rather than establishing matters as facts. Accordingly, the representations and warranties in the merger agreement should not be relied upon as statements of factual information. Third parties are not entitled to the benefits of the representations and warranties in the merger agreement. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement.

The merger agreement contains reciprocal representations and warranties of Eastern, Merger Sub, Century and Century Bank relating to:

•	corporate organization and authority;

•	no violation or breach of certain organizational documents, agreements and governmental orders;

•	consents and approvals;

•	financial statements;

•	broker’s fees;

•	absence of certain changes;

•	legal proceedings;

•	compliance with applicable laws; and

•	employee benefit programs.

The merger agreement contains additional representations and warranties by Century relating to:

•	capitalization;

•	regulatory reports;

•	financial statements;

•	taxes and tax returns;

•	employees;

•	material contracts;

•	agreements with regulatory agencies;

•	risk management instruments;

•	environmental matters;

•	investment securities;

•	real property;

•	intellectual property;

•	related party transactions;

•	takeover restrictions;

•	the opinion of Century’s financial adviser;

•	loan portfolio;

•	insurance; and

•	no investment adviser or broker-dealer subsidiary.

The merger agreement also contains additional representations and warranties by Eastern and its subsidiaries relating to the sufficiency of funds to complete the merger.

None of the representations and warranties by either party survives the closing of the merger. The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read Articles III and IV of the merger agreement attached to this proxy statement as Appendix A.

Expenses

Each party will pay all fees and expenses it incurs in connection with the merger agreement and the related transactions.

Amendments

Eastern, Merger Sub, Century and Century Bank may amend the merger agreement by executing a written amendment. However, after approval of the merger agreement and the merger by the shareholders of Century, no amendment of the merger agreement may be made which by law requires further approval of Century’s shareholders without obtaining that approval.

Regulatory Approvals Required for the Merger

The closing of the merger and the bank merger is subject to the receipt of all approvals and consents required to complete the transactions contemplated by the merger agreement, in each case without the imposition of a materially burdensome regulatory condition, and the expiration of any applicable statutory waiting periods. Eastern has filed all applications and notices and has taken or will take all other appropriate action with respect to any requisite approvals or other action of any governmental authority.

Board of Governors of the Federal Reserve System. Completion of the merger would ordinarily be subject, among other things, to approval by the Federal Reserve Board pursuant to Section 3 of the BHC Act. Under Section 225.12(d)(2) of the Federal Reserve Board’s regulations (12 C.F.R. 225.12(d)(2)), the prior approval of the Federal Reserve Board under the BHC Act is not required in connection with the acquisition by a bank holding company of another bank holding company if the transaction is part of the merger of the bank to be acquired with a subsidiary bank of the acquiring bank holding company, and if the transaction satisfies certain other requirements including that the bank to be acquired not be operated by the bank holding company as a separate entity, and that the transaction requires the prior approval of a federal supervisory agency under the Bank Merger Act.

On May 10, 2021, Eastern requested a determination from the Federal Reserve Board for a waiver contemplated by Section 225.12(d)(2) from an application under Section 3 of the BHC Act. Eastern is unable to predict when or if the Federal Reserve Board will grant the waiver. It is possible that the Federal Reserve Board may determine that an application under Section 3 of the BHC Act is required for the transactions contemplated by the merger agreement upon any material change in the facts presented to the Federal Reserve Board.

FDIC. The bank merger is subject to the approval of the FDIC under the Bank Merger Act. In granting its approval, the FDIC must consider the financial and managerial resources and future prospects of the existing and resulting institutions, the convenience and needs of the communities to be served, competitive factors, any risk to the stability of the United States banking or financial system and the effectiveness of the institutions involved in combating money laundering activities. In addition, a period of 15 to 30 days must expire following approval by the FDIC before completion of the bank merger is allowed, within which period the U.S. Department of Justice may file objections to the merger under the federal antitrust laws. While the parties believe that the likelihood of objection by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate proceedings to block the bank merger

Massachusetts Commissioner of Banks. The bank merger is subject to approval by the Commissioner of Banks of the Commonwealth of Massachusetts pursuant to Massachusetts General Laws Chapter 167I, § 3. The Massachusetts Commissioner’s findings with respect to the foregoing are based on a determination as to whether or not competition among banking institutions will be unreasonably affected, and whether or not public convenience and advantage will be promoted. In making such a determination, the Massachusetts Commissioner must consider, but is not limited to considering, a showing of net new benefits. The term “net new benefits,” as defined in MGL Chapter 167I, § 3, means “initial capital investments, job creation plans, consumer and business services, commitments to maintain and open branch offices within the continuing institution’s Community Reinvestment Act assessment area and such other matters as the commissioner may deem necessary or advisable.” Eastern’s applications to the Massachusetts Commissioner will also be subject to requirements for the publication of notice and the opportunity for public comment.

Under Massachusetts law, the merger of Century Bank with and into Eastern Bank may not be completed until Eastern Bank has made “arrangements satisfactory” to the Massachusetts Housing Partnership Fund to make 0.9% of its assets located in Massachusetts available for call by said fund for a period of ten years for the purpose of financing affordable housing loans. Eastern Bank has requested a letter from the Massachusetts Housing Partnership Fund confirming that Eastern Bank has made such arrangements.

Department of Justice. In addition to the Federal Reserve Board and the FDIC, the Department of Justice (which we refer to as the “DOJ”) conducts a concurrent competitive review of the merger to analyze the merger’s competitive effects and determine whether the merger would result in a violation of the antitrust laws. Transactions approved under the Bank Merger Act generally may not be completed until 30 days after the approval of the applicable federal banking agency is received, during which time the DOJ may challenge the transaction on antitrust grounds. With the approval of the applicable federal banking agency and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the FDIC, and thus it is possible that the DOJ could reach a different conclusion than the FDIC regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

THE VOTING AGREEMENTS

In connection with the merger agreement, Eastern and Merger Sub entered into voting agreements with certain directors and executive officers of Century, consisting of George R. Baldwin, Stephen R. Delinsky, Paul A. Evangelista, Louis J. Grossman, Russell B. Higley, William P. Hornby; Linda Sloane Kay, Fraser Lemley, Barry R. Sloane and David B. Woonton, and Sloane Family Enterprises, Limited Partnership. As of the record date, there are 90,581 shares of Class A Common Stock subject to the voting agreements, which represents approximately 2.48% of the outstanding shares of Class A Common Stock and 1,781,841 shares of Class B Common Stock subject to voting agreements, which represents approximately 93.32% of the outstanding shares of Class B Common Stock, as of the record date.

In the voting agreements, each of these shareholders has agreed to vote all of his, her or its shares of Class A Common Stock and/or Class B Common Stock (including any shares acquired after the date of the voting agreement, whether by the purchase in the open market, privately or otherwise):

•	in favor of adoption and approval of the merger agreement;

•

against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty, or any other obligation or agreement of Century contained in the merger agreement or of the shareholder contained in the voting agreement, or that would preclude fulfillment of a condition under the merger agreement to Century’s and Eastern’s respective obligations to consummate the merger; and

•

against another acquisition proposal, or any agreement or transaction that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the merger or any of the transactions provided for in the merger agreement.

Under the voting agreements, each of the shareholders also agreed not to, and not to permit any of his, her or its affiliates, to:

•

initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, another acquisition proposal;

•

engage or participate in any discussions or negotiations regarding another acquisition proposal, or furnish, or otherwise afford access, to any person (other than Eastern) any information or data with respect to Century or any of its subsidiaries or otherwise relating to another acquisition proposal;

•	enter into any agreement, agreement in principle or letter of intent with respect to another acquisition proposal;

•

solicit proxies or become a participant in a solicitation with respect to another acquisition proposal (other than the merger agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the merger in accordance with the terms of the merger agreement;

•	initiate a shareholders’ vote or action by consent of Century’s shareholders with respect to another acquisition proposal; or

•	except by reason of the voting agreement, become a member of a group with respect to any voting securities of Century that takes any action in support of another acquisition proposal.

In addition, except under limited circumstances, these shareholders also agreed not to sell, assign, transfer or otherwise dispose of or encumber their shares of Century Class A Common Stock and/or Class B Common Stock while the voting agreement are in effect. The voting agreements terminate immediately upon the earlier of the closing of the merger, the termination of the merger agreement in accordance with its terms, an amendment to the merger agreement that decreases the merger consideration, or mutual written agreement of Eastern, Merger Sub and the shareholder.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following is a general summary of material United States federal income tax consequences of the merger of Eastern and Century to U.S. holders of Class A Common Stock and/or Class B Common Stock. The federal income tax laws are complex and the tax consequences of the merger may vary depending upon each shareholder’s individual circumstances or tax status. The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, or the “Code,” existing temporary and final regulations under the Code and current administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis. Any such change could affect the validity of this discussion. No attempt has been made to comment on all United States federal income tax consequences of the merger that may be relevant to Century’s shareholders. The tax discussion set forth below is included for general information only. It is not intended to be, nor should it be construed to be, legal or tax advice to a particular Century shareholder.

The following discussion may not apply to particular categories of holders of shares of Class A Common Stock and/or Class B Common Stock in light of their individual circumstances or to holders that are subject to special treatment under the Code, such as:

•	pass-through entities or investors in pass-through entities;

•	trusts and estates;

•	insurance companies;

•	financial institutions;

•	dealers in securities;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	tax-exempt organizations;

•	individual retirement and other tax-deferred accounts;

•	banks;

•	persons subject to the alternative minimum tax;

•	persons who hold Century capital stock as part of a straddle, hedging or conversion transaction;

•	persons whose functional currency is other than the United States dollar;

•	persons eligible for tax treaty benefits;

•	foreign corporations, foreign partnerships and other foreign entities;

•	persons who are not citizens or residents of the United States; and

•	holders whose shares of Century were acquired pursuant to the exercise of an employee stock option or otherwise as compensation.

This discussion assumes that holders of shares of Class A Common Stock and/or Class B Common Stock hold their shares as capital assets within the meaning of section 1221 of the Code. The following discussion does not address state, local or foreign tax consequences of the merger. You are urged to consult your tax advisors to determine the specific tax consequences of the merger, including any state, local or foreign tax consequences of the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Class A Common Stock and/or Class B Common Stock that is:

•	a U.S. citizen or resident, as determined for federal income tax purposes; or

•	a corporation, or entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia.

ALL HOLDERS OF CLASS A COMMON STOCK AND/OR CLASS B COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS.

Tax Consequences of the Merger

The merger is expected to be treated for U.S. federal income tax purposes as a purchase by Eastern of all of the outstanding shares of Class A Common Stock and Class B Common Stock. Neither Eastern nor Century are expected to recognize any taxable income, gain or loss as a result of the merger.

Receipt of Cash

Century shareholders will receive cash in exchange for shares of Class A Common Stock and Class B Stock pursuant to the merger and generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the shareholder’s aggregate tax basis for such shares of Class A Common Stock and/or Class B Common Stock, which gain or loss generally will be long-term capital gain or loss if such shares of Class A Common Stock and/or Class B Common Stock were held for more than one year. U.S. holders that are individuals or estates or trusts that do not fall into a special class of trusts that is exempt from such tax may be subject to an additional 3.8% tax, generally referred to as the “Medicare tax” or “NIIT.” If you are a U.S. holder that is an individual, estate, or trust, please consult your tax advisors regarding the applicability of the Medicare tax with respect to your disposition of shares of Class A Common Stock and/or Class B Common Stock pursuant to the merger.

Information Reporting and Backup Withholding

Cash payments received in the merger by a U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules.

If withholding results in an overpayment of taxes, a refund or credit against a Century shareholder’s United States federal income tax liability may be obtained from the IRS, provided the shareholder furnishes the required information to the IRS. A holder that does not furnish a correct taxpayer identification number may be subject to penalties imposed by the IRS.

Other Tax Consequences

The state and local tax treatment of the merger may not conform to the federal income tax consequences discussed above. Consequently, you should consult your own tax advisors regarding the treatment of the merger under state and local tax laws.

The preceding discussion is intended only as a general discussion of material U.S. federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws, and the effect of any proposed changes in tax laws.

SECURITY OWNERSHIP OF CENTURY BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

The following table sets forth certain information as to the number and percentage of shares of Class A and Class B Common Stock beneficially owned as of May 27, 2021, (i) by each person known by Century to own beneficially more than 5% of Century’s outstanding shares of Class A or Class B Common Stock, (ii) by each of Century’s directors and executive officers; and (iii) by all directors and executive officers as a group. As of May 27, 2021, there were 3,658,569 shares of Class A Common Stock and 1,909,340 shares of Class B Common Stock outstanding.

Name and Address of Beneficial Owner	Class A Owned		% A Owned	Class B Owned	% B Owned
James J. Filler	868,759	(4)	23.75%
2964 Shook Hill Parkway, Birmingham, AL 35223
BlackRock, Inc.	230,061	(5)	6.29%
55 East 52nd Street, New York, NY 10055
Renaissance Technologies LLC	185,798	(6)	5.08%
800 Third Avenue, New York, NY 10022
Sloane Family Enterprises, Limited Partnership	8,146		0.22%	1,721,841	90.18%
400 Mystic Avenue, Medford, MA 02155
George R. Baldwin(a)	5,819		0.16%
O’Neil A. Britton(a)	15		0.00%
Stephen R. Delinsky(a)	3,062	(3)	0.08%
Paul A. Evangelista(b)	8,216		0.22%
Louis Grossman(a)	925		0.03%
Russell B. Higley, Esquire(a)	4,602		0.13%
William P. Hornby(b)	1,000		0.03%
Jackie Jenkins-Scott(a)	40		0.00%
Linda Sloane Kay(a)(b)	25,278	(1)	0.69%	60,000	3.14%
Fraser Lemley(a)	23,764		0.65%
Joseph P. Mercurio(a)	100		0.00%
Anthony Monaco(a)	151		0.00%
Jo Ann Simons(a)	300		0.01%
Barry R. Sloane(a)(b)	8,969	(2)	0.25%
David B. Woonton(b)	800		0.02%
All directors and officers as a group (15 in number)	91,187		2.49%	1,781,841	93.32%

(a)	Denotes director of Century.
(b)	Denotes officer of Century or one of its subsidiaries.
(1)	Includes 10,366 shares owned by Ms. Kay’s spouse, 10,927 shares held in trust for Ms. Kay’s children and 3,105 shares owned by the Marshall M. and Barbara J. Sloane Private Foundation.
(2)	Includes 918 shares held in trust for Mr. Sloane’s children and 72 shares owned by Mr. Sloane’s spouse. Includes 3,105 shares owned by the Marshall M. and Barbara J. Sloane Private Foundation.
(3)	Includes 262 shares owned by Mr. Delinsky’s children.
(4)	Century has relied upon the information set forth in the Form 4 filed with the SEC by James J. Filler on April 8, 2021.
(5)	Century has relied upon the information set forth in the Schedule 13G filed with the SEC by BlackRock, Inc. on January 29, 2021.
(6)	Century has relied upon the information set forth in the Schedule 13G filed with the SEC by Renaissance Technologies LLC on February 10, 2021.

PROPOSAL 2—MERGER-RELATED NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Century is providing holders of Class B Common Stock with the opportunity to cast an advisory, non-binding vote on the compensation that may be payable to Century’s named executive officers in connection with the merger. As required by those rules, Century is asking holders of Class B Common Stock to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Century’s named executive officers in connection with the merger, as disclosed in the section titled “Potential Payments and Benefits to Century’s Named Executive Officers in Connection with the Merger,” and the agreements or understandings pursuant to which such compensation may be paid or become payable, is hereby APPROVED.”

Approval of this advisory (non-binding) proposal is not a condition to completion of the merger. The vote is an advisory vote and will not be binding on Century or Eastern . If the merger is completed, the merger-related compensation may be paid to Century’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements and the outcome of this advisory (non-binding) vote will not affect Century’s or Eastern’s obligations to make these payments even if the holders of Century’s Class B Common Stock do not approve, on an advisory (non-binding) basis, this proposal.

Approval of the merger-related named executive officer compensation proposal requires that the votes cast by the Class B Common Stock in favor of the proposal exceed the votes cast by the Class B Common Stock against the proposal. Holders of Class A Common Stock do not have the right to vote on this proposal.

Century’s board of directors recommends a vote “FOR” the approval, in a non-binding advisory vote, of the merger-related named executive officer compensation proposal.

PROPOSAL 3—ADJOURNMENT OF THE SPECIAL MEETING

If there are not sufficient votes to constitute a quorum or to approve Proposal 1 at the time of the special meeting, the proposal may not be approved unless the special meeting is adjourned or postponed to a later date or dates to permit further solicitation of proxies. To allow proxies that have been received by Century at the time of the special meeting to be voted for an adjournment or postponement, if necessary, Century has submitted the question of adjournment to the holders of Class B Common Stock as a separate matter for their consideration. The special meeting may be postponed or adjourned to solicit additional proxies. The board of directors unanimously recommends that shareholders vote “FOR” the adjournment proposal. If it is necessary to adjourn or postpone the special meeting, no notice of the adjourned special meeting is required to be given to shareholders (unless a new record date is fixed), other than an announcement at the special meeting of the hour, date and place to which the special meeting is adjourned.

Approval of the adjournment proposal requires that the votes cast by the Class B Common Stock in favor of the proposal exceed the votes cast by the Class B Common Stock against the proposal. Holders of Class A Common Stock do not have the right to vote on this proposal.

WHERE YOU CAN FIND MORE INFORMATION

Century is subject to the informational requirements of the Securities Exchange Act of 1934, as amended and files reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The SEC maintains an internet website that contains reports, proxy and information statements and other information about issuers, like Century, that file electronically with the SEC. The address of the site is www.sec.gov. The reports and other information filed by Century with the SEC are also available at Century’s internet worldwide web site: www.centurybank.com.

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. We also incorporate by reference into this proxy statement additional documents that Century may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this proxy statement until the date of the special meeting; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following Century filings with the SEC are incorporated by reference (in each case excluding any information furnished and not filed):

•	Century’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed on March 10, 2021;

•	Century’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021, as filed on May 7, 2021; and

•	Century’s Current Reports on Form 8-K filed with the SEC on February 2, 2021, February 18, 2021, April 8, 2021.

Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, the information or representations must not be relied upon as having been authorized by Century or any other person. This proxy statement is dated June 3, 2021. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders will not create any implication to the contrary.

Appendix A

AGREEMENT AND PLAN OF MERGER

by and among

EASTERN BANKSHARES, INC.,

CLARION ACQUISITION CORP.,

CENTURY BANCORP, INC.

and

CENTURY BANK AND TRUST COMPANY

Dated as of April 7, 2021

A-ii

A-iii

EXHIBITS

Exhibit A    Form of Bank Merger Agreement

A-iv

INDEX OF DEFINED TERMS

Page

affiliate	A-61
Agreement	A-1
Articles of Merger	A-2
Bank Merger	A-4
Bank Merger Agreement	A-4
Bank Merger Certificates	A-4
Benefit Plans	A-17
BHC Act	A-7
Bringdown Date	A-55
business day	A-61
Buyer	A-1
Buyer 401(k) Plan	A-47
Buyer Articles	A-31
Buyer Bank	A-4
Buyer Benefit Plans	A-35
Buyer Bylaws	A-31
Buyer Disclosure Schedule	A-31
Buyer ERISA Affiliate	A-35
Buyer Reports	A-33
Buyer Subsidiary	A-31
Certificate	A-3
Chosen Courts	A-62
Class A Common Stock	A-2
Class B Common Stock	A-2
Classified Loans	A-29
Closing	A-2
Closing Date	A-2
Code	A-15
Commissioner	A-10
Company	A-1
Company 401(k) Plan	A-47
Company Acquisition Proposal	A-51
Company Adverse Recommendation Change	A-45
Company Articles	A-8
Company Bank	A-1
Company Benefit Plans	A-17
Company Board Recommendation	A-44
Company Bylaws	A-8
Company Common Stock	A-2
Company Contract	A-23
Company Disclosure Schedule	A-6
Company Disclosure Supplement	A-49
Company ERISA Affiliate	A-18
Company Indemnified Parties	A-48
Company Leased Properties	A-26

A-v

Page

Company Meeting	A-44
Company Owned Properties	A-26
Company Qualified Plans	A-17
Company Real Property	A-26
Company Regulatory Agreement	A-24
Company Reports	A-11
Company Subsidiary	A-8
Confidentiality Agreement	A-44
Continuing Employees	A-45
Designated Employee	A-47
Designated Employees	A-47
Dissenting Share	A-4
Effective Date	A-2
Effective Time	A-2
Enforceability Exceptions	A-10
Environmental Laws	A-25
ERISA	A-17
Exception Shares	A-2
Exchange Act	A-11
Exchange Agent	A-4
Exchange Fund	A-4
FDIC	A-8
Federal Reserve Board	A-10
GAAP	A-7
Governmental Entity	A-11
Hazardous Materials	A-25
Holdco Merger	A-1
Identified Employee	A-38
Information Systems Conversion	A-44
Intellectual Property	A-27
Interim Surviving Corporation	A-1
IRS	A-14
knowledge	A-61
Labor and Employment Laws	A-20
LIBOR Loans	A-29
Liens	A-9
Loans	A-28
made available	A-61
Material Adverse Effect	A-7
Materially Burdensome Regulatory Condition	A-42
MBCA	A-1
Merger	A-1
Merger Consideration	A-3
Merger Sub	A-1
Merger Sub Articles	A-31
Merger Sub Bylaws	A-31
Multiemployer Plan	A-18
Multiple Employer Plan	A-18

A-vi

Page

New Plans	A-46
Pandemic	A-8
Pandemic Measures	A-8
PBGC	A-18
Permitted Encumbrances	A-27
person	A-61
Personal Data	A-21
Premium Cap	A-48
Proxy Statement	A-11
Regulatory Agencies	A-11
Regulatory Agency	A-11
Representatives	A-50
Requisite Class A Vote	A-9
Requisite Class B Vote	A-9
Requisite Company Vote	A-9
Requisite Regulatory Approvals	A-54
Rules	A-51
Sarbanes-Oxley Act	A-12
SEC	A-11
Secretary of the Commonwealth	A-2
Securities Act	A-11
SRO	A-11
Subsidiary	A-8
Superior Proposal	A-51
Surviving Corporation	A-1
Takeover Restrictions	A-28
Tax	A-16
Tax Return	A-17
Taxes	A-16
Termination Date	A-56
Termination Fee	A-58
Transition Period	A-47
USD LIBOR	A-29
Voting Agreement	A-10
Willful Breach	A-57

A-vii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of April 7, 2021 (this “Agreement”), by and among Eastern Bankshares, Inc., a Massachusetts corporation (“Buyer”), Clarion Acquisition Corp., a Massachusetts corporation (“Merger Sub”), Century Bancorp, Inc., a Massachusetts corporation (“Company”), and Century Bank and Trust Company, a Massachusetts-chartered trust company and a wholly owned Subsidiary (as defined herein) of Company (“Company Bank”).

BACKGROUND STATEMENTS:

1. The Boards of Directors of Buyer, Merger Sub, Company and Company Bank have determined that it is in the best interests of their respective companies and their shareholders to enter into this Agreement and to consummate the strategic business combination transaction provided for herein, pursuant to which Merger Sub will, subject to the terms and conditions set forth herein, merge with and into Company (the “Merger”), so that Company is the surviving corporation (Company, as the surviving corporation in the Merger, sometimes being referred to herein as the “Interim Surviving Corporation”), and immediately following the Merger, the Interim Surviving Corporation will merge with and into Buyer (the “Holdco Merger”), so that the Buyer is the surviving corporation (Buyer, as the surviving corporation in the Holdco Merger, sometimes being referred to herein as the “Surviving Corporation”). It is intended that the Merger be mutually interdependent with and a condition precedent to the Holdco Merger and that the Holdco Merger shall, through the binding commitment evidenced by this Agreement, be effected immediately following the Effective Time (as defined below) without further approval, authorization or direction from or by any of the parties hereto; and

2. The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

In consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Massachusetts Business Corporation Act, as amended (the “MBCA”), at the Effective Time (as defined herein), Merger Sub shall merge with and into Company. Company shall survive the Merger and shall continue its corporate existence under the laws of the Commonwealth of Massachusetts. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

1.2 Closing.

(a) Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Boston time, remotely via the electronic exchange of closing deliverables, on a date which shall be no later than five (5) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Buyer and Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

(b) Buyer, in its sole discretion, may elect to extend the Closing Date by up to sixty (60) days so the Effective Time occurs on the business day immediately preceding the date on which Buyer commences the Information Systems Conversion (as defined herein), which conversion now is scheduled to commence on October 9, 2021.

1.3 Effective Time. Subject to the terms and conditions of this Agreement, on or before the Closing Date, Company and Merger Sub shall cause to be filed articles of merger (the “Articles of Merger”) as provided under the MBCA with the Secretary of the Commonwealth of Massachusetts (the “Secretary of the Commonwealth”). The Merger shall become effective as of the date and time specified in the Articles of Merger in accordance with the relevant provisions of the MBCA, or at such other date and time as shall be provided by applicable law (such date and time, the “Effective Time”). The date on which the Effective Time occurs is referred to in this Agreement as the “Effective Date.”

1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the MBCA and this Agreement.

1.5 Holdco Merger. Immediately following the Merger, Company, as the Interim Surviving Corporation, will merge with and into Buyer in the Holdco Merger. Buyer shall survive the Holdco Merger and shall continue its corporate existence under the laws of the Commonwealth of Massachusetts. Upon consummation of the Holdco Merger, the separate corporate existence of Company shall terminate.

1.6 Effect of Merger on Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, Company, or the holder of any of the following securities:

(a) Each share of the Class A Common Stock, par value $1.00 per share, of Company (the “Class A Common Stock”) issued and outstanding immediately prior to the Effective Time and each share of the Class B Common Stock, par value $1.00 per share, of Company (the “Class B Common Stock, and, together with the Class A Common Stock, the “Company Common Stock”), except for (i) shares of Company Common Stock owned by Company or Buyer (in each case other than shares of Company Common Stock (A) held in any Company Benefit Plans (as defined herein) or related trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity and (B) held, directly or indirectly, in respect of debts previously contracted (collectively, the “Exception Shares”)) and (ii) Dissenting Shares (as defined herein), if any, shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive $115.28, without interest, in cash (the “Merger Consideration”) and dividends with respect to Company Common Stock with a record date prior to the Effective Time that was declared by Company on such Company Common Stock in accordance with the terms of this Agreement prior to the Closing and which remain unpaid at the Effective Time.

(b) All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, a “Certificate,” it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive the Merger Consideration.

(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Company Common Stock that are owned by Company or Buyer (in each case other than the Exception Shares) immediately prior to the Effective Time shall be cancelled and shall cease to exist, and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.

1.7 Merger Sub Common Stock. At and after the Effective Time, each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid, and nonassessable share of common stock, par value $0.01 per share, of the Interim Surviving Corporation.

1.8 Articles of Organization. At the Effective Time, the Company Articles (as defined herein), as in effect immediately prior to the Effective Time, shall be the Articles of Organization of the Interim Surviving Corporation until thereafter amended in accordance with applicable law. The Buyer Articles (as defined herein), as in effect immediately prior to the Effective Time, shall be the Articles of Organization of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.9 Bylaws. At the Effective Time, the Company Bylaws (as defined herein), as in effect immediately prior to the Effective Time, shall be the bylaws of the Interim Surviving Corporation until thereafter amended in accordance with applicable law. The Buyer Bylaws (as defined herein), as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.10 Directors and Officers . The directors and officers of Company, as of immediately prior to the Effective Time, shall be the directors and officers of the Interim Surviving Corporation each of whom shall serve in accordance with the Articles of Organization of the Interim Surviving Corporation and the Bylaws of the Surviving Corporation.

1.11 Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, with respect to each share, if any, of Company Common Stock as to which the holder thereof (a) is entitled to appraisal, (b) has not voted in favor of this Agreement or the Merger or consented in writing thereto, and (c) has properly complied with Section 13.01 et seq. of the

MBCA as to dissenters’ rights required to be complied with prior to the Effective Time (each such share, a “Dissenting Share”), such Dissenting Share shall not be converted into the right to receive the Merger Consideration, but instead and in lieu thereof, shall have the right to receive payment from Buyer with respect to each such Dissenting Share in accordance with the MBCA; provided, however, that if such holder fails to perfect, withdraws or loses such holder’s right to appraisal under the MBCA, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the MBCA, then each share of Company Common Stock held by such holder shall thereupon be deemed to have been converted, as of the Effective Time, into and represent the right to receive the Merger Consideration upon surrender of the Certificate representing such share. Company shall give Buyer prompt notice of any demands received by Company for appraisal of shares of Company Common Stock, and Buyer shall have the right to direct all negotiations and proceedings with respect to such demands. Company shall not settle, make any payments with respect to, or offer to settle, any claim with respect to Dissenting Shares without the prior written consent of Buyer.

1.12 Bank Merger. Immediately following the Holdco Merger, Buyer will cause Company Bank to merge (the “Bank Merger”) with and into Eastern Bank, a Massachusetts-chartered trust company and a wholly owned Subsidiary of Buyer (“Buyer Bank ”). Buyer Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Company Bank shall cease. Following the execution and delivery of this Agreement, Buyer Bank and Company Bank shall enter into an agreement and plan of merger in substantially the form attached hereto as Exhibit A (the “Bank Merger Agreement”). Each of Buyer and Company shall approve the Bank Merger Agreement and the Bank Merger as the sole shareholder of Buyer Bank and Company Bank, respectively. Prior to the Effective Time, Company shall cause Company Bank, and Buyer shall cause Buyer Bank, to execute such certificates or articles of merger and such other documents and certificates as are necessary to effectuate the Bank Merger (“Bank Merger Certificates”).

ARTICLE II

EXCHANGE OF SHARES

2.1 Exchange Agent and Exchange Fund. At or prior to the Effective Time, Buyer will enter into a customary agreement in a form reasonably acceptable to Company with a paying agent designated by Buyer and reasonably acceptable to Company (the “Exchange Agent”) for the payment of the Merger Consideration as provided in Section 1.6. Prior to the Closing, Buyer shall deposit or cause to be deposited with the Exchange Agent a cash amount in immediately available funds sufficient to pay the aggregate Merger Consideration payable under Section 1.6 (such cash being hereinafter referred to as the “Exchange Fund”), which Exchange Fund, from and after the Effective Time, shall be held in trust for the benefit of the holders of the Company Common Stock. In the event the Exchange Fund shall be insufficient to make all such payments, Buyer shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount that is equal to the deficiency in the amount of funds required to make such payments. The Exchange Agent will deliver the Merger Consideration to be issued pursuant to Section 1.6 out of the Exchange Fund. Except as provided in Section 2.7, the Exchange Fund will not be used for any other purpose.

2.2 Exchange Procedures. Buyer will cause the Exchange Agent, as promptly as practicable following the Effective Time (but in any event no more than five (5) business days thereafter), and provided that Company has delivered, or caused to be delivered, to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to Section 1.6 of this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, a check representing that amount of cash to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement in respect of the Certificate surrendered pursuant to this Agreement, and the Certificate so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on any cash constituting Merger Consideration.

2.3 Investment of Exchange Fund. Until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Exchange Fund will be invested by the Exchange Agent, as directed by Buyer, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than thirty (30) days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10,000,000,000 (based on the most recent financial statements of such bank that are then publicly available). No losses with respect to any investments of the Exchange Fund will affect the amounts payable to the holders of Certificates. Any income from investment of the Exchange Fund will be payable to Buyer.

2.4 Transfers of Ownership. If a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of Company, or if the Merger Consideration is to be paid in a name other than that in which the Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of Company, the Merger Consideration may be paid to a person (as defined herein) other than the person in whose name the Certificate so surrendered or transferred is registered in the stock transfer books or ledger of Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the person requesting such payment has paid to Buyer (or any agent designated by Buyer) any transfer Taxes (as defined herein) required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate, or established to the satisfaction of Buyer (or any agent designated by Buyer) that such transfer Taxes have been paid or are otherwise not payable.

2.5 No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Exchange Agent, Buyer, Merger Sub or any other Party will be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered immediately prior to the date on which any cash in respect of such

Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined herein), any such cash in respect of such Certificate shall, to the extent permitted by applicable Law (as defined herein), become the property of Buyer, free and clear of all claims or interest of any person previously entitled thereto.

2.6 Distribution of Exchange Fund to Buyer. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates on the date that is one (1) year after the Effective Time will be delivered to Buyer upon demand, and any holder of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who has not theretofore surrendered or transferred such holder’s Certificate(s) representing such shares of Company Common Stock for exchange pursuant to this Article II will thereafter look for payment of the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificates solely to Buyer (subject to abandoned property, escheat or similar laws), as general creditors thereof, for any claim to the Merger Consideration to which such holders may be entitled pursuant to Section 1.6.

2.7 Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Exchange Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 1.6. Buyer or the Exchange Agent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against Buyer or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.8 Required Withholding. Each of the Exchange Agent, Buyer and any Subsidiary of Buyer will be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock such amounts as will be required to be deducted or withheld therefrom pursuant to any Tax laws. To the extent that such amounts are so deducted or withheld they will be (a) paid over to the appropriate Governmental Entity for crediting to the account of the person from whom such amounts were withheld, and (b) treated for all purposes of this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as disclosed in the disclosure schedule delivered by Company to Buyer and Merger Sub concurrently herewith (the “Company Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined herein), and (c) any disclosure made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Company hereby represents and warrants to Buyer as follows:

3.1 Corporate Organization.

(a) Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”). Company has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Company is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Buyer, Company or Company Bank, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be likely to have a material adverse effect on (i) the business, properties, assets, liabilities, prospects, results of operations or financial condition of such party and its Subsidiaries, taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements (and not specifically relating to or having a materially disproportionate effect on such party and its Subsidiaries), (B) changes, after the date hereof, in laws, rules or regulations (including the Pandemic Measures, as defined herein) of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities (and not specifically relating to or having a materially disproportionate effect on such party and its Subsidiaries), (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries (including any such changes arising out of the Pandemic (as defined herein) or any Pandemic Measures), (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the Pandemic) (and not specifically relating to or having a materially disproportionate effect on such party and its Subsidiaries), (E) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) (it being understood that the foregoing shall not apply for purposes of the representations and warranties in Sections 3.3(b), 3.4, 4.3(b) or 4.4) or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, or (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof) or

(ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the term “Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto; the term “Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or other directives, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic; and the term “Subsidiary,” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such person for financial reporting purposes. True and complete copies of the articles of organization of Company, as amended (the “Company Articles”) and the bylaws of Company, as amended (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Company to Buyer.

(b) Except, in the case of clauses (ii) and (iii) only, as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Company, each Subsidiary of Company (a “Company Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Company to pay dividends or distributions, except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Company that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of Company, threatened. Section 3.1(b) of the Company Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Company as of the date hereof.

3.2 Capitalization.

(a) The authorized capital stock of Company consists of 10,000,000 shares of Class A Common Stock, $1.00 par value per share, 5,000,000 shares of Class B Common Stock, $1.00 par value per share, and 100,000 shares of Preferred Stock, $1.00 par value per share. As of the date of this Agreement, no shares of capital stock or other voting securities of Company are issued, reserved for issuance or outstanding, other than (i) 3,655,469 shares of Class A Common Stock issued and outstanding, and (ii) 1,912,440 shares of Class B Common Stock issued and outstanding. As of the date of this Agreement, except as set forth in the immediately preceding sentence, there are no shares of capital stock or other voting securities or equity interests of Company issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Company may vote are issued or outstanding. Except as set forth on Section 3.2(a) of the Company Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of Company are issued or outstanding. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Company to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(b) Except as set forth on Section 3.2(b) of the Company Disclosure Schedule, there are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Company or any of the Company Subsidiaries has a contractual or other obligation with respect to the voting or transfer of Company Common Stock or other equity interests of Company. No equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Company or any of its Subsidiaries) are outstanding.

(c) Except as set forth on Section 3.2(c) of the Company Disclosure Schedule, Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Company Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3 Authority; No Violation.

(a) Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been adopted by the Board of Directors of Company. The Board of Directors of Company has directed that this Agreement be submitted to Company’s shareholders for approval at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock entitled to vote on this Agreement (the “Requisite Class A Vote”), the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock entitled to vote on this Agreement (the “Requisite Class B Vote,” and together, with the Requisite Class A Vote, the “Requisite Company Vote”), and the adoption and approval of the Bank Merger Agreement by the Board of Directors of Company Bank and Company as its sole shareholder, no other corporate proceedings on the part of Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby.

This Agreement has been duly and validly executed and delivered by Company, Company Bank and (assuming due authorization, execution and delivery by Buyer and Merger Sub) constitutes a valid and binding obligation of Company and Company Bank, enforceable against Company and Company Bank in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting insured depository institutions or their parent companies or the rights of creditors generally and subject to general principles of equity (the “Enforceability Exceptions”)). Each of the Voting Agreements, dated the date of this Agreement and executed and delivered by all Company directors and executive officers and certain holders of Class B Common Stock (each a “Voting Agreement”), constitutes, to the knowledge of Company, the valid and binding obligation of the shareholder who is a party to such Voting Agreement and is enforceable by Buyer against such shareholder in accordance with its terms, subject to the Enforceability Exceptions. Section 3.3(a) of the Company Disclosure Schedule shows the number of shares and percentages of Class A Common Stock and Class B Common Stock, respectively, subject to each Voting Agreement.

(b) Subject to the receipt of the Requisite Company Vote, neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Articles or the Company Bylaws or comparable governing documents of any Company Subsidiary or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Company.

3.4 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) (or with the Federal Reserve Bank of Boston operating under authority delegated by the Federal Reserve Board) under the BHC Act and approval or regulatory waiver of such applications, filings and notices, (b) the filing of any required applications, filings and notices, as applicable, with the Commissioner of Banks of the Commonwealth of Massachusetts (the “Commissioner”) and the FDIC in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (c) the filing of any required applications, filings or notices listed on Section 3.4 of the Company Disclosure Schedule or Section 4.3 of the Buyer Disclosure Schedule and approval or non-objection, as applicable, of such applications, filings and notices, (d) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meetings of Company’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendment or supplement thereto, the “Proxy Statement”), and (e) the filing of Articles of Merger with the Secretary of the Commonwealth pursuant to the MBCA in connection with the Merger and the Holdco Merger and the filing of the Bank Merger Certificate with the Commissioner and Secretary of the Commonwealth as required by applicable law, no consents or approvals of or filings or registrations with any court or administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by Company of this Agreement or (ii) the consummation by Company of the Merger and the other transactions contemplated hereby (including the Bank Merger). As used in this Agreement, “SRO” means (A) any “self-regulatory organization” as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (B) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market. As of the date hereof, Company is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.5 Reports.

(a) Company and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since December 31, 2017 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the Commissioner, (vi) any foreign regulatory authority and (vii) any SRO ((i) – (vii), each individually a “Regulatory Agency” and collectively, “Regulatory Agencies”), including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Company.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Company or any of its Subsidiaries pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, since December 31, 2017 (the “Company Reports”) is publicly available. No such Company Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Company has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act of

2002 (the “Sarbanes-Oxley Act”). As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Company Reports.

3.6 Financial Statements.

(a) The financial statements of Company and its Subsidiaries included (or incorporated by reference) in the Company Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Company and its Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Company and its Subsidiaries have been, since December 31, 2017, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. KPMG LLP has not resigned (or informed Company that it intends to resign) or been dismissed as independent public accountants of Company as a result of or in connection with any disagreements with Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company, neither Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of Company, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Company included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2020, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company. Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Company’s outside auditors and the audit committee of Company’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial information, and (y) to the knowledge of Company, any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting. These disclosures were made in writing by management to Company’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available to Buyer. To the knowledge of Company, there is no reason to believe that Company’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since December 31, 2017, (i) neither Company nor any of its Subsidiaries, nor, to the knowledge of Company, any director, officer, auditor, accountant or representative of Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing Company or any of its Subsidiaries, whether or not employed or retained by Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Company or any committee thereof or similar governing body of any Company Subsidiary or any committee thereof, or, to the knowledge of Company, to any director or officer of Company or any Company Subsidiary.

3.7 Broker’s Fees. Neither Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement other than Piper Sandler & Co.

3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2020, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company.

(b) Since December 31, 2020 through the date of this Agreement, except with respect to the transactions contemplated hereby, Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course. For purposes of this Agreement, the term “ordinary course,” with respect to either party, shall take into account the commercially reasonable actions taken by such party and its Subsidiaries in response to the Pandemic and the Pandemic Measures.

3.9 Legal Proceedings.

(a) Neither Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Company or any of its Subsidiaries or any of their current or former directors or executive officers that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company.

(b) There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Company, any of its Subsidiaries or the assets of Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Buyer or any of its affiliates).

3.10 Taxes and Tax Returns.

(a) All income and material Tax Returns required to have been filed by or with respect to each of Company and its Subsidiaries have been duly and timely filed (taking into account all applicable extensions), and all such Tax Returns are true, correct, and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations. Neither Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return. All material Taxes of Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.

(b) Each of Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.

(c) Neither Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect.

(d) The federal income Tax Returns (as defined herein) of Company and its Subsidiaries for all years up to and including the tax year ended December 31, 2016 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the regularly applicable 3-year period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

(e) Except as set forth on Section 3.10(e) of the Company Disclosure Schedule, there are no pending or threatened disputes, claims, audits, examinations or other proceedings regarding any Taxes of Company and its Subsidiaries. Neither Company nor any of its Subsidiaries has been informed in writing within the past five (5) years by any jurisdiction that the jurisdiction believes that Company or any of its Subsidiaries was required to file any Tax Return that was not filed. Neither Company nor any of its Subsidiaries has received within the past five (5) years from any federal, state, local, or foreign taxing authority (including jurisdictions where Company or its Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Company or any of its Subsidiaries.

(f) Section 3.10(f) of the Company Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to any of Company or its Subsidiaries for taxable periods ended on or after December 31, 2017, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.

(g) No Tax audits or administrative or judicial Tax proceedings are being conducted, pending, or, to Company’s knowledge threatened, with respect to Company or any of its Subsidiaries, other than as disclosed in Section 3.10(g) of the Disclosure Schedule.

(h) There are no Liens for Taxes (except Taxes not yet due and payable) on any of the assets of Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Company and its Subsidiaries).

(i) Neither Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or (B) has any liability for the Taxes of any person (other than Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Internal Revenue Code of 1986, as amended (the “Code”) of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(j) Neither Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(k) Neither Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l) Each of Company and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(m) Neither Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) ‘‘closing agreement’’ as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date; or (vii) election under Section 108(i) or Section 965 of the Code (or any corresponding or similar provision of state, local, non-U.S. or other law); (vii) use of a method of accounting that Company is not permitted to use under the Code for a taxable period ending on or prior to the Closing Date; (viii) debt instrument that was acquired on or prior to the Closing Date with “original issue discount” as defined in Section 1273(a) of the Code or is subject to the rules set forth in Section 1276 of the Code; (ix) application of Section 951, 951A or 965 of the Code to any interest held in a “deferred foreign income corporation” or in a “controlled foreign corporation” (as respectively defined in Sections 965 and 957 of the Code) with respect to income earned or recognized or payments received on or prior to the Closing Date; (x) ownership of “United States property” (as defined in Section 956 of the Code) by any “controlled foreign corporation” (as defined in Section 957 of the Code) on or prior to the Closing Date; or (xi) similar election, action or agreement deferring the liability for Taxes from any taxable period (or portion thereof) ending on or before the Closing Date to any taxable period (or portion thereof) beginning after the Closing Date.

(n) Company and each of its Subsidiaries is, and has at all times from its formation been, classified as a “C corporation” for all U.S. income Tax purposes. No Person has filed or caused to be filed any income Tax Return or other document of Company or any of its Subsidiaries, including any IRS Form 8832 (Entity Classification Election), and no Person has otherwise taken any position for income Tax purposes, in each case that is inconsistent with the classification of Company or any of its Subsidiaries as a “C corporation” for all U.S. income Tax purposes.

(o) All related party transactions involving Company or any of its Subsidiaries are at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder (and any corresponding or similar provision of state, local, non-U.S. or other law) and neither Company nor any of its Subsidiaries has any liability under Section 482 of the Code (or any corresponding or similar provision of state, local, non-U.S. or other law). Company and each of its Subsidiaries have maintained all necessary documentation in connection with such related party transactions in accordance with Sections 482 of the Code and the Treasury Regulations promulgated thereunder (and any corresponding or similar provision of state, local, non-U.S. or other law), including adequate documentation to avoid the transfer pricing penalties imposed by Sections 6662(e) and (h) of the Code and the Treasury Regulations promulgated thereunder (or any corresponding or similar provision of state, local, non-U.S. or other law).

(p) No Subsidiary has an applicable excess reserve or supplemental reserve (each as defined under Section 593 of the Code) to which the provisions of Section 593(g)(3) of the Code apply.

(q) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, real property, personal property, capital, sales, transfer, use, registration, license, payroll, employment, social security (or similar), severance, stamp, occupation, premium, unemployment, disability, withholding, duties, excise, windfall profits, environmental, customs, duties, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes and similar charges, fees, levies or like assessments of any kind whatsoever, together with all penalties and additions to tax and interest thereon, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other person.

(r) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

3.11 Employees and Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedule lists all material Company Benefit Plans. For purposes of this Agreement, “Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other compensation or benefit plans, programs or arrangements, and all retention, bonus, employment, termination or severance plans, programs or arrangements or other contracts or agreements (collectively, “Benefit Plans”) to or with respect to which Company or any Subsidiary is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Company or any of its Subsidiaries, or to which Company or any of its Subsidiaries is required or obligated to maintain, contribute to or sponsor, for the benefit of any current or former employee, officer, director or independent contractor of Company or any of its Subsidiaries, or with respect the Company or any of its Subsidiaries may have material liability (including on account of any Company ERISA Affiliate (as defined below)).

(b) Company has heretofore made available to Buyer true and complete copies of each of the material Company Benefit Plans and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications or material supplements to any Company Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the IRS for the last two (2) plan years, (iii) the most recently received IRS determination letter, if any, relating to any such Company Benefit Plan, (iv) the most recently prepared actuarial report for each such Company Benefit Plan (if applicable) for each of the last two (2) years and (v) all material non-routine correspondence received from or sent to any Governmental Entity in the last two (2) years.

(c) Each Company Benefit Plan has been established, operated, maintained and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code, except for such noncompliance as would not result in any material liability.

(d) No Company Benefit Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of Company who reside or work outside of the United States.

(e) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (each a “Company Qualified Plan”) a favorable IRS determination or opinion letter with respect to such Company Qualified Plan and the related trust, which letter has not been revoked, and, to the knowledge of Company, there are no existing circumstances and no events have occurred that would reasonably be expected to have a material adverse effect on the qualified status of any Company Qualified Plan or the related trust.

(f) Except as would not result in any material liability, with respect to each Company Benefit Plan or any other ongoing, frozen or terminated “single employer plan” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Company, any of its Subsidiaries or any trade or business of Company or any of its Subsidiaries, whether or not incorporated, all of which together with Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Company ERISA Affiliate”) that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code: (i) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, in the past six (6) years, (iii) all premiums required to be paid to the Pension Benefit Guaranty Corporation (the “PBGC”) have been paid in full, (iv) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is reasonably expected to be incurred by Company or any of its Subsidiaries, (v) the PBGC has not in the past six (6) years instituted proceedings to terminate any such Company Benefit Plan, (vi) to the knowledge of Company, the most recent actuarial report for such Company Benefit Plan is accurate in all material respects and (vii) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived.

(g) No Company Benefit Plan is (i) a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), (ii) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), (iii) a “funded welfare plan” within the meaning of Section 419 of the Code or (iv) sponsored by a human resources or benefits outsourcing entity, professional employer organization or other similar vendor or provider. None of Company and its Subsidiaries nor any Company ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is a Multiemployer Plan or a Multiple Employer Plan, and none of Company and its Subsidiaries nor any Company ERISA Affiliate has incurred any material liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan that has not been satisfied in full.

(h) Except as set forth on Section 3.11(h) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or similar state law.

(i) All material contributions required to be made to any Company Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period in the prior two (2) years through the date hereof, have been made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Company.

(j) There are no pending or, to the knowledge of Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of Company, no set of circumstances exists that may reasonably be likely to give rise to a material claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans that could in any case reasonably be likely to result in any material liability of Company or any of its Subsidiaries.

(k) Except as would not result in any material liability, none of Company or its Subsidiaries nor, to the knowledge of Company, any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which could subject any of the Company Benefit Plans or their related trusts, Company, any of its Subsidiaries, or any person that Company or any of its Subsidiaries has an obligation to indemnify to any material tax or material penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l) Except as set forth on Section 3.11(l) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) entitle any employee, officer, director or independent contractor of Company or any of its Subsidiaries to any payment or benefit, including severance pay, accrued pension benefit, or a change in control bonus or retention payment, (ii) result in, accelerate, cause the vesting, exercisability, funding, payment or delivery of, or increase the amount or value of, any payment, right or other benefit to any employee, officer, director or independent contractor of Company or any of its Subsidiaries, (iii) accelerate the timing of or trigger any funding obligation under a rabbi trust or similar funding vehicle under any Company Benefit Plan, or (iv) result in any limitation on the right of Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust.

(m) No amount paid or payable (whether in cash, in property, or in the form of benefits) by Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(n) Except as set forth on Section 3.11(n) of the Company Disclosure Schedule, no Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or Section 4999 of the Code.

(o) Since December 31, 2017, there have been no actual or, to the knowledge of Company, threatened labor grievances or unfair labor practice claims or charges against Company or any of its Subsidiaries, or any strikes, other material labor disputes, or union organizing efforts against Company or any of its Subsidiaries. Neither Company nor any of its

Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor union or similar labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Company or any of its Subsidiaries, and, to the knowledge of Company, there are no organizing efforts by any union or other group seeking to represent any employees of Company or any of its Subsidiaries.

(p) Company and its Subsidiaries are in compliance in all material respects with, and since December 31, 2017 have complied in all material respects with, all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, plant closing notification, classification of employees and independent contractors, classification of exempt and non-exempt employees under the Fair Labor Standards Act, equitable pay practices, privacy rights, labor disputes, employment discrimination, sexual harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements) (collectively, “Labor and Employment Laws”).

(q) Except as disclosed in Section 3.11(q) of the Company Disclosure Schedule, since December 31, 2017, there have been no actions, claims or charges filed, or to the knowledge of Company, threatened to be filed, by or with any governmental agency, arbiter, or court of law in connection with the employment of any current or former employee of Company, including, without limitation, any action, claim or charge related to Labor and Employment Laws.

(r) Except as disclosed in Section 3.11(r) of the Company Disclosure Schedule, Company has not caused, and will not cause, in either case in the ninety (90) day period prior to the Closing Date, any employee of Company to suffer an “employment loss” as defined by the Worker Adjustment and Retraining Notification Act of 1988.

(s) To the knowledge of Company, no Designated Employee (as defined in Section 6.5(d) herein) or Identified Employee (as defined in Section 5.2(f) herein) has notified Company that he or she intends to resign or terminate his or her employment with Company (i) as a result of this transaction or (ii) for any other reason, which resignation, retirement or termination for any reason would be expected to occur within the twelve (12) month period following the Closing Date.

(t) (i) To the knowledge of Company, no allegations of sexual harassment or sexual misconduct have been made in the past five (5) years against any person who is a current member of the Board of Directors of Company or a current Section 16 officer (or, in the past two (2) years, against any person who during such two (2) year period was a Section 16 officer or an employee of Company or its Subsidiaries categorized at or above Senior Vice President), (ii) in the past five (5) years neither Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any current member of the Board of Directors of Company or any current Section 16 officer (or, in the past two (2) years, any former Section 16 officer or any employee of Company or its Subsidiaries categorized at or above Vice President), and (iii) there are no proceedings currently pending or, to the knowledge of Company, threatened related to any allegations of sexual harassment or sexual misconduct by any current member of the Board of Directors of Company or any current Section 16 officer.

3.12 Compliance with Applicable Law.

(a) Company and each of its Subsidiaries hold, and have at all times since December 31, 2017 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Company, and to the knowledge of Company no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.

(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company, Company and each of its Subsidiaries have complied with and are not in default or violation under any law, statute, order, rule, regulation, policy or guideline of any Governmental Entity applicable to Company or any of its Subsidiaries, including (to the extent applicable to Company or its Subsidiaries) all laws related to data protection or privacy (including laws relating to the privacy and security of data or information that constitutes personal data or personal information under applicable law (“Personal Data”)), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, Chapter 167, Section 14 of the General Laws of Massachusetts and the regulations of the Commissioner issued thereunder, the Fair Credit Reporting Act and Regulation V, the Truth in Lending Act and Regulation Z, Chapter 140D of the General Laws of Massachusetts and the regulations of the Commissioner issued thereunder, the Home Mortgage Disclosure Act and Regulation C, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, Chapter 167B of the General Laws of Massachusetts and the regulations of the Commissioner issued thereunder, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law or regulation relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(c) Company Bank has a Community Reinvestment Act rating of “satisfactory” or better as of its most recently completed Community Reinvestment Act examination.

(d) Company maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data.

(e) None of Company or any of its Subsidiaries, or to the knowledge of Company, any director, officer, employee, agent or other person acting on behalf of Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Company or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Company or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Company or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury, except in each case as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company.

(f) As of the date hereof, Company and Company Bank maintain regulatory capital ratios that exceed the levels established for “well capitalized” institutions (under the relevant regulatory capital regulation of the institution’s primary federal bank regulator) and, as of the date hereof, neither Company nor any of its Subsidiaries has received any notice from a Governmental Entity that its status as “well-capitalized” or that Company Bank’s Community Reinvestment Act rating will change.

(g) Except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Company, (i) Company and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Company, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets and results of such fiduciary account.

3.13 Certain Contracts.

(a) Except as set forth in Section 3.13(a) of the Company Disclosure Schedule or as filed with or incorporated into any Company Report filed prior to the date hereof, as of the date hereof, neither Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral, but excluding any Company Benefit Plan):

(i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC promulgated under the Exchange Act);

(ii) which contains a provision that materially restricts the conduct of any line of business by Company or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of Buyer or any of its Subsidiaries to engage in any line of business or in any geographic region;

(iii) which is a collective bargaining agreement or similar agreement with any labor organization;

(iv) (A) that is an agreement for the incurrence of indebtedness by Company or any of its Subsidiaries, including any debt for borrowed money, obligations evidenced by notes, debentures or similar instruments, sale and leaseback transactions, capitalized or finance leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case, incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by Company or any of its Subsidiaries of, or any similar commitment by Company or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in an amount that can reasonably be expected to exceed $1,000,000;

(v) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Company or its Subsidiaries, taken as a whole;

(vi) which creates future payment obligations in excess of $1,000,000 per annum (other than any such contracts which are terminable by Company or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice), other than extensions of credit, other customary banking products offered by Company or its Subsidiaries, or derivatives issued or entered into in the ordinary course of business consistent with past practice; or

(vii) that relates to the acquisition or disposition of any person, business or asset and under which Company or its Subsidiaries have or may have ongoing obligations or liabilities that are material to Company and its Subsidiaries, taken as a whole.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract,” and neither Company nor any of its Subsidiaries knows of, or has received written, or to the knowledge of Company, oral notice of, any violation of any Company Contract by any of the other parties thereto which would reasonably be likely to be, either individually or in the aggregate, material to Company and its Subsidiaries, taken as a whole. Company has made available to Buyer true, correct and complete copies of each Company Contract in effect as of the date hereof.

(b) In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company: (i) each Company Contract is valid and binding on Company or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Company and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Company Contract, (iii) to the knowledge of Company each third-party counterparty to each Company Contract has performed all obligations required to be performed by it to date under such Company Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Company or any of its Subsidiaries or, to the knowledge of Company, any counterparty thereto, under any such Company Contract.

3.14 Agreements with Regulatory Agencies. Subject to Section 9.7, neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2017, a recipient of any supervisory letter from, or since December 31, 2017, has adopted any policies, procedures or board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has Company or any of its Subsidiaries been advised in writing or, to the knowledge of Company, orally, since December 31, 2017, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.

3.15 Risk Management Instruments. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Company or any of its Subsidiaries or for the account of a customer of Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). Company and each of its Subsidiaries has duly performed in all material respects all of its material obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of Company, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder.

3.16 Environmental Matters.

(a) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company, Company and its Subsidiaries and the Company Real Property (as defined herein) are in compliance, and, since December 31, 2017 have complied, with all Environmental Laws (as defined herein).

(b) There are no legal, administrative, arbitral or other proceedings, claims or actions, or, to the knowledge of Company, any governmental investigations of any nature (i) seeking to impose, or that would reasonably be likely to result in the imposition, on Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, or (ii) pending or threatened against Company or any of its Subsidiaries, which liability or obligation would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company. Company is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, regulatory agency or third party imposing any liability or obligation with respect to any Environmental Law that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company.

(c) During the period of Company’s or any of its Subsidiaries’ ownership, tenancy or operation of any Company Real Property, there has been no release of Hazardous Materials (as defined herein) at, in, to, on from or affecting such Company Real Property that would reasonably be expected to result in any liabilities or obligation to such parties pursuant to any Environmental Law, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company. To Company’s knowledge, prior to the period of Company’s or any of its Subsidiaries’ ownership, tenancy or operation of any Company Real Property, there was no release of Hazardous Materials at, in, to, on, from or affecting any such property that would reasonably be expected to result in liabilities or obligations to such parties pursuant to Environmental Law, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.

(d) For purposes of this Agreement:

(i) “Hazardous Materials” means any compound, chemical, pollutant, contaminant, toxic substance, hazardous waste, hazardous material, or hazardous substance, as any of the foregoing may be defined, identified or regulated under or pursuant to any Environmental Laws, and including, without limitation, oil or petroleum of any kind or original or in any form (as defined in or regulated pursuant to the Federal Clean Water Act, 33 U.S.C. § 1251 et seq. or any other Environmental Law), asbestos, asbestos-containing materials, polychlorinated biphenyls, toxic mold or fungi, or any other material that may pose a threat to the environment or to human health and safety, but excludes substances in kind and amounts typically used or stored for cleaning purposes or other routine maintenance or operation in compliance with Environmental Laws.

(ii) “Environmental Laws” means any federal, state and local laws, regulation, orders, decrees, judgments, consents, permits, authorizations, common laws and other binding legal requirements or agreements relating to: (A) the protection or restoration of the environment, health and safety as it relates to Hazardous Materials or natural resource damages, or (B) the handling, use, presence, disposal, release or threatened release of, or exposure to, any Hazardous Materials, or (C) indoor air pollution, contamination or any injury to persons or property from exposure to Hazardous Materials.

3.17 Investment Securities.

(a) Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Company, each of Company and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements included in the Company Reports and (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Company or its Subsidiaries. Such securities and commodities are valued on the books of Company in accordance with GAAP in all material respects.

(b) Company and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Company believes are prudent and reasonable in the context of their respective businesses, and Company and its Subsidiaries have, since December  31, 2017, been in compliance with such policies, practices and procedures in all material respects.

3.18 Real Property. Except as set forth on Section 3.18 of the Company Disclosure Schedule or as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Company, Company Bank or a Company Subsidiary (a) has good and marketable or insurable title to all of the real property reflected in the latest audited balance sheet included in the Company Reports as being owned by Company or a Company Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Company Owned Properties”), free and clear of all material Liens, except for “Permitted Encumbrances,” as defined below; (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Company Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Company Leased Properties ,” and collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all material Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without material default thereunder by the lessee or, to the knowledge of Company, the lessor, except as set forth on Section 3.18 of the Company Disclosure Schedule, and no such lease requires landlord consent in connection with the Merger or the Bank Merger; (c) has not received written notice from any Governmental Entity indicating that the Company Real Property fails to comply with any zoning, building, environmental, ecology, health and public safety, subdivision, land sales or similar law, rule ordinance or regulation, including, without limitation, the Americans with Disabilities Act of 1990 all as the same are amended from time to time and all orders and regulations promulgated thereto and no such noncompliance exists; and (d) has no knowledge of the presence of a dam subject to regulation by a Governmental Entity on the Company Real Property. Company has not received written notice of any material pending condemnation proceedings against any Company Real Property. Neither Company nor any of its Subsidiaries owns any real property acquired through a foreclosure or by acceptance of a deed or other title instrument in lieu of foreclosure. For purposes hereof, “Permitted Encumbrances” means (i) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which are being contested in good faith in appropriate proceedings, and, in each case, for which adequate reserves have been established in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’, warehousemen’s, landlords’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not yet delinquent and the existence of which does not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of the asset subject to such lien(s); (iii) zoning, entitlement, building and other land use regulations imposed by any Governmental Entity having jurisdiction over the Real Property; (iv) covenants, conditions, restrictions, easements of record and any matters which an accurate survey would disclose affecting title to the Real Property and other imperfection or irregularity of title which, individually or in the aggregate, do not materially impair the occupancy or use of the Real Property for the purposes for which it is currently used in connection with Company’s business; (v) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (vi) any Liens on any Company Leased Property which encumber the landlord’s fee or ground leased interest that are superior in title to Company’s leasehold interest; and (vii) matters listed on Section 3.18 of the Company Disclosure Schedule.

3.19 Intellectual Property. Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens other than any Permitted Encumbrances), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Company, (a) the use of any Intellectual Property by Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Company or any Company Subsidiary acquired the right to use any Intellectual Property; (b) no person has asserted to Company in writing that Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person; (c) to the knowledge of Company, no person is challenging, infringing on or otherwise violating any right of Company or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to Company or its Subsidiaries; (d) neither Company nor any Company Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Company or any Company Subsidiary; and (e) since December 31, 2017, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Company and its Subsidiaries. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Company, Company and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Company and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, Internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto and any reexaminations, renewals, extensions or reissues thereof, in any jurisdiction; trade secrets and know-how (including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person); writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.20 Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Company or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding shares of any class of Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Company), on the other hand, of the type required to be reported in any Company Report pursuant to Item 404 of Regulation S-K of the SEC promulgated under the Exchange Act that have not been so reported on a timely basis.

3.21 Takeover Restrictions. The Board of Directors of Company has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby any applicable provisions of the takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of the Company Articles or Company Bylaws (any such laws, collectively with any similar provisions of the Company Articles or Company Bylaws or the Buyer Articles or Buyer Bylaws, as applicable, “Takeover Restrictions”).

3.22 Opinion. Prior to the execution of this Agreement, the Board of Directors of Company has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) from Piper Sandler & Co., to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.23 Loan Portfolio.

(a) As of the date hereof, except as set forth on Section 3.23(a) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Company or any Subsidiary of Company is a creditor which as of December 31, 2020 had an outstanding balance of $1,000,000 or more and under the terms of which the obligor was, as of December 31, 2020, over ninety (90) days or more delinquent in payment of principal or interest, or (ii) “extensions of credit” to any “executive officer” or other “insider” of Company or any of its Subsidiaries (as such terms are defined in 12 C.F.R. Part 215). Each “extension of credit” to any such “executive officer” or other “insider” of Company or any of its Subsidiaries subject to 12 C.F.R. Part 215 was made and continues to be in compliance with 12 C.F.R. Part 215 in all material respects or is exempt therefrom. Except as such disclosure may be limited by any applicable law, rule or regulation, Section 3.23(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all of the Loans of Company and its Subsidiaries that, as of December 31, 2020, had an outstanding balance of $1,000,000 or more and were classified by Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import (the “Classified Loans”), together with the principal amount of and accrued and unpaid interest on each such Loan, and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date.

(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company, each outstanding Loan of Company or its Subsidiaries (i) is evidenced by notes, lost note affidavits, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Company and its Subsidiaries as secured Loans, has been secured by valid Liens, which have been perfected, except for security instruments which have been submitted for recording and have not been recorded, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions as they relate to or affect such obligor.

(c) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company, each outstanding Loan of Company or its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects, in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d) None of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default (other than early payment defaults) by the obligor on any such Loan.

(e) Neither Company nor any of its Subsidiaries is now, nor has it ever been since December 31, 2017, subject to any material fine, suspension, settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

(f) Company has compiled a list of each promissory note or loan agreement for each Loan of Company and its Subsidiaries that, as of March 19, 2021, had an outstanding balance of $1,000,000 and for which the interest rate now or in the future is or will be calculated based upon one of various indices commonly known as the London Interbank Offered Rate applicable to loans denominated in U.S. dollars (“USD LIBOR”) (the “LIBOR Loans”). Company has reviewed the relevant USD LIBOR-related provisions governing each LIBOR Loan. Section 3.23(f) of Company Disclosure Schedule contains an accurate and complete list of all LIBOR Loans maturing after June 30, 2023.

3.24 Insurance. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Company, (a) Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Company reasonably has determined to be prudent and consistent with industry practice, and neither Company nor any of its Subsidiaries has received notice to the effect that any of them are in default under any material insurance policy, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Company and its Subsidiaries, Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.25 No Investment Adviser or Broker-Dealer Subsidiary.

(a) Neither Company nor any Company Subsidiary serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940, as amended.

(b) Neither Company nor any Company Subsidiary is a broker-dealer required to be registered under the Exchange Act with the SEC.

3.26 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Company in this Article III, neither Company nor any other person makes any express or implied representation or warranty with respect to Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Company nor any other person makes or has made any representation or warranty to Buyer or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Company in this Article III, any oral or written information presented to Buyer or any of its affiliates or representatives in the course of their due diligence investigation of Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Company acknowledges and agrees that neither Buyer nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Except as disclosed in the disclosure schedule delivered by Buyer and Merger Sub to Company concurrently herewith (the “Buyer Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Buyer Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Buyer or Merger Sub that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (c) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Buyer and Merger Sub, jointly and severally, hereby represent and warrant to Company as follows:

4.1 Corporate Organization.

(a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and is a bank holding company duly registered under the BHC Act. Buyer has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Buyer is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Buyer. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Merger Sub has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Merger Sub is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Merger Sub. True and complete copies of the Articles of Organization of Buyer, as amended (“Buyer Articles”), and Amended and Restated Bylaws of Buyer (“Buyer Bylaws”), and the Articles of Organization of Merger Sub ( “Merger Sub Articles”), and Bylaws of Merger Sub (“Merger Sub Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Buyer to Company.

(b) Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer, each Subsidiary of Buyer (a “Buyer Subsidiary”) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. The deposit accounts of Buyer Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of Buyer, threatened. Section 4.1(b) of the Buyer Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Buyer as of the date hereof.

4.2 Authority; No Violation.

(a) Each of Buyer and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Buyer and the Board of Directors of Merger Sub. Each of the Board of Directors of Buyer and the Board of Directors of Merger Sub has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Buyer, Merger Sub and their respective shareholders. Except for the adoption and approval of the Bank Merger Agreement by the Board of Directors of Buyer Bank and Buyer as its sole shareholder, no other corporate proceedings on the part of Buyer or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and Merger Sub and (assuming due authorization, execution and delivery by Company) constitutes a valid and binding obligation of each of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

(b) Neither the execution and delivery of this Agreement by Buyer and Merger, nor the consummation by Buyer and Merger Sub of the transactions contemplated hereby, nor compliance by Buyer and Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the Buyer Articles, the Buyer Bylaws, the Merger Sub Articles, the Merger Sub Bylaws or comparable governing documents of any Buyer Subsidiary or (ii) assuming that the consents, approvals and filings referred to in Section 4.3 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Buyer.

4.3 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board (or with the Federal Reserve Bank of Boston operating under authority delegated by the Federal Reserve Board) under the BHC Act and approval or regulatory waiver of such applications, filings and notices, (b) the filing of any required applications, filings and notices, as applicable, with the Commissioner and the FDIC in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (c) the filing of any required applications, filings or notices listed on Section 3.4 of the Company Disclosure Schedule or Section 4.3 of the Buyer Disclosure Schedule and approval or non-objection, as applicable, of such applications, filings and notices, (d) the filing with the SEC of the Proxy Statement, and (e) the filing of the Articles of Merger with the Secretary of the Commonwealth pursuant to the MBCA and the filing of the Bank Merger Certificate with the Commissioner and Secretary of the Commonwealth as required by applicable law, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Buyer or Merger Sub of this Agreement or (ii) the consummation by Buyer and Merger Sub of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, neither Buyer nor Merger Sub is aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.4 Financial Statements.

(a) The financial statements of Buyer and its Subsidiaries included (or incorporated by reference) in the final registration statement, prospectus, quarterly or annual report filed with or furnished to the SEC by Buyer pursuant to the Securities Act or the Exchange Act, as the case may be, since December 31, 2019 (the “Buyer Reports”) (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Buyer and its Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Buyer and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Buyer and its Subsidiaries have been, since December 31, 2017, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Ernst & Young LLP has not resigned (or informed Buyer that it intends to resign) or been dismissed as independent public accountants of Buyer as a result of or in connection with any disagreements with Buyer on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Buyer, neither Buyer nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of Buyer, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Buyer included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2020, or in connection with this Agreement and the transactions contemplated hereby.

4.5 Broker’s Fees. Neither Buyer nor any Buyer Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than J.P. Morgan Securities LLC.

4.6 Absence of Certain Changes or Events. Since December 31, 2020 there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Buyer.

4.7 Legal Proceedings. Neither Buyer nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Buyer, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Buyer or any of its Subsidiaries or any of their current or former directors or executive officers of a material nature challenging the validity or propriety of this Agreement or the transactions contemplated hereby.

4.8 Compliance with Applicable Law.

(a) Buyer and each of its Subsidiaries hold, and have at all times since December 31, 2017 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Buyer, and to the knowledge of Buyer, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.

(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Buyer, Buyer and each of its Subsidiaries have complied with and are not in default or violation under any law, statute, order, rule, regulation, policy or guideline of any Governmental Entity applicable to Buyer or any of its Subsidiaries.

(c) Buyer Bank has a Community Reinvestment Act rating of “outstanding” or better as of its most recently completed Community Reinvestment Act examination.

(d) Buyer maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data.

(e) As of the date hereof, Buyer, Buyer Bank and each other insured depository institution Subsidiary of Buyer maintain regulatory capital ratios that exceed the levels established for “well capitalized” institutions (under the relevant regulatory capital regulation of the institution’s primary bank regulator) and, as of the date hereof, neither Buyer nor any of its Subsidiaries has received any notice from a Governmental Entity that its status as “well-

capitalized” or that Buyer Bank’s Community Reinvestment Act rating will change within one (1) year from the date of this Agreement.

4.9 Employee Benefit Plans.

(a) For purposes of this Agreement, “Buyer Benefit Plans” means all Benefit Plans to or with respect to which Buyer or any Subsidiary or any trade or business of Buyer or any of its Subsidiaries, whether or not incorporated, all of which together with Buyer would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Buyer ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Buyer or any of its Subsidiaries or any Buyer ERISA Affiliate, or to which Buyer or any of its Subsidiaries is required or obligated to maintain, contribute to or sponsor, for the benefit of any current or former employee, officer, director or independent contractor of Buyer or any of its Subsidiaries or any Buyer ERISA Affiliate.

(b) Each Buyer Benefit Plan has been established, operated, maintained and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code, except for such noncompliance as would not result in any material liability.

4.10 Sufficient Funds. Buyer has, and will have at the Effective Time, sufficient funds to consummate the transactions contemplated by this Agreement, subject to the terms and conditions of this Agreement.

4.11 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Buyer and Merger Sub in this Article IV, none of Buyer, Merger Sub or any other person makes any express or implied representation or warranty with respect to Buyer, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Buyer and Merger Sub hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of Buyer, Merger Sub or any other person makes or has made any representation or warranty to Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Buyer, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Buyer and Merger Sub in this Article IV, any oral or written information presented to Company or any of its affiliates or representatives in the course of their due diligence investigation of Buyer, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Each of Buyer and Merger Sub acknowledges and agrees that neither Company nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Company Disclosure Schedule), required by law (including the Pandemic Measures) or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), (a) Company shall, and shall cause its Subsidiaries to, (i) conduct its business in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) each of Buyer and Company shall and shall cause its respective Subsidiaries to take no action that would reasonably be likely to adversely affect or delay the ability of either Buyer or Company to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis. Notwithstanding anything to the contrary set forth in this Section 5.1, Section 5.2 (other than Section 5.2(b) and Section 5.2(f), to which this sentence shall not apply) or Section 5.3 (other than Section 5.3(b), to which this sentence shall not apply), a party and its Subsidiaries may take any commercially reasonable actions that such party reasonably determines are necessary or prudent for it to take or not take in response to the Pandemic or the Pandemic Measures; provided, that such party shall provide prior notice to the other party to the extent such actions would otherwise require consent of the other party under this Section 5.1 or Section 5.2 or Section  5.3.

5.2 Company Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law (including the Pandemic Measures), Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed):

(a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of Company or any of its wholly owned Subsidiaries to Company or any of its wholly owned Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any wholly owned Subsidiary of Company), it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include federal funds borrowings and Federal Home Loan Bank borrowings, the creation of deposit liabilities, issuances of letters of credit, purchases of federal funds, sales of certificates of deposit and entry into repurchase agreements, in each case on terms and in amounts consistent with past practice;

(b) (i) adjust, split, combine or reclassify any capital stock, except for conversions of Class B Common Stock to Class A Common Stock in the normal course consistent with the terms of the Class B Common Stock;

(ii) make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock or other equity or voting securities (except for regular quarterly cash dividends by Company at a rate not in excess of $0.18 per share on shares of Class A Common Stock and $0.09 per share on shares of Class B Common Stock, in each case with payment and record dates set forth on Section 5.2(b)(ii) of the Company Disclosure Schedule, in each case if and only if the Closing has not occurred prior to the declaration date for the dividend);

(iii) grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock or other equity or voting securities; or

(iv) issue, sell or otherwise permit to become outstanding any additional shares of capital stock or other equity or voting securities or securities convertible or exchangeable into, or exercisable for or valued by reference to, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities;

(c) except as set forth on Section 5.2(c) of the Company Disclosure Schedule, sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned Subsidiary, or cancel, release or assign any material indebtedness to any such person or any claims held by any person, in each case other than in the ordinary course of business (for the avoidance of doubt, a property, asset, indebtedness or claim of greater than $20,000 shall be deemed “material” for purposes of this Section 5.2(c));

(d) except for transactions in the ordinary course of business (including by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith), make any investment or acquisition, whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation or formation of a joint venture or otherwise, in or of any property or assets of any other individual, corporation or other entity, in each case other than a wholly owned Subsidiary of Company, that would be material to Company and its Subsidiaries on a consolidated basis;

(e) in each case except for transactions in the ordinary course of business, (i) terminate, materially amend, or waive any material provision of, any Company Contract, or make any material change in any instrument or agreement governing the terms of any of its securities, other than normal renewals in the ordinary course of business without material adverse changes to terms with respect to Company or its Subsidiaries or (ii) enter into any contract that would constitute a Company Contract if it were in effect on the date of this Agreement;

(f) except as required under applicable law or by the terms of any Company Benefit Plan existing as of the date hereof, (i) except as set forth on Section 5.2(f)(i) of the Company

Disclosure Schedule, enter into, adopt or terminate any Company Benefit Plan (including any plans, programs, policies, agreements or arrangements that would be considered a Company Benefit Plan if in effect as of the date hereof), (ii) amend (whether in writing or through the interpretation of) any Company Benefit Plan (including any plans, programs, policies, agreements or arrangements adopted or entered into that would be considered a Company Benefit Plan if in effect as of the date hereof), other than de minimis administrative amendments in the ordinary course of business consistent with past practice that do not increase the cost or expense of maintaining, or increase the benefits payable under, such plan, program, policy or arrangements, (iii) increase the compensation, bonus, severance, termination pay or other benefits payable to any current, prospective or former employee, officer, director, independent contractor or consultant, other than planned increases in compensation to employees in the ordinary course of business consistent with past practice as set forth on Section 5.2(f)(iii)(A) of the Company Disclosure Schedule and included in the aggregate amount in the Company’s 2021 budget for such increases, as set forth on Section 5.2(f)(iii)(B) of the Company Disclosure Schedule, provided that none of the individuals listed on Section 5.2(f)(iii)(C) of the Company Disclosure Schedule may receive any increase in compensation, bonus, severance, termination pay or other benefits, (iv) except as set forth on Section 5.2(f)(iv) of the Company Disclosure Schedule, pay, grant or award, or commit to pay, grant or award, any bonuses or incentive compensation, (v) accelerate the vesting of, or otherwise deviate from the terms provided in the applicable award agreement with respect to the vesting, payment, settlement or exercisability of, any equity-based awards or other compensation, (vi) enter into any collective bargaining agreement or similar agreement or arrangement, (vii) fund or provide any funding for any rabbi trust or similar arrangement, (viii) hire or terminate the employment or services of any officer or any employee of Company or its Subsidiaries categorized at or above Vice President (each, an “Identified Employee”) or any employee, independent contractor (who is a natural person) or consultant (who is a natural person) whose annual base salary or base fee is greater than $100,000, in each case other than for cause, (x) hire any Identified Employee or any employee, independent contractor (who is a natural person) or consultant (who is a natural person) who is not necessary for Company to conduct its business in the ordinary course, or (xi) provide, or commit to provide, retiree medical benefits to any person other than the person listed on Section 6.5(c)(iv) of the Company Disclosure Schedule;

(g) except for debt workouts in the ordinary course of business, settle any claim, suit, action or proceeding (i) in an amount and for consideration in excess of $100,000 individually or $200,000 in the aggregate (net of any insurance proceeds or indemnity, contribution or similar payments received by Company or any of its Subsidiaries in respect thereof) or (ii) that would impose any material restriction on the business of Company or its Subsidiaries or Buyer or its Subsidiaries;

(h) amend the Company Articles, the Company Bylaws, or comparable governing documents of its “Significant Subsidiaries” (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act);

(i) merge or consolidate itself or any of its Significant Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Significant Subsidiaries;

(j) materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity or requested by a Governmental Entity;

(k) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity;

(l) (i) enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, hedging policies, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or applicable law, regulation or policies imposed by any Governmental Entity or (ii) make any loans or extensions of credit or renewals thereof, except in the ordinary course of business consistent with past practice and (A) in the case of any residential loan (including one or more home equity lines of credit secured by the same property), not in excess of $1,500,000, (B) in the case of any commercial loan (which includes any commercial real estate loan, commercial construction loan and any loan to a not-for-profit borrower, but in each case excludes loans covered by the Paycheck Protection Program), or any extension of credit or renewal thereof, with a risk rating of 1, 2, 3 or 3A (as determined in the ordinary course of business consistent with past practice under Company’s and its Subsidiaries’ lending policies in effect as of the date hereof), not in excess of $1,000,000, and (C) in the case of any loan, or any extension of credit or renewal thereof, that is risk rated 4 or worse and in the case of non-accrual loans (as determined in the ordinary course of business consistent with past practice under Company’s and its Subsidiaries’ lending policies in effect as of the date hereof), not in excess of $250,000, except in the case of (A)-(C) of this sentence, approved and committed credit facilities as of one hundred and twenty (120) days prior to the date hereof, which approved and committed credit facilities are listed on Section 5.2(l) of the Company Disclosure Schedule and except in the case of (B) of this sentence, any extension of a loan maturity date by up to ninety (90) days that does not involve an increase in borrowing; provided, that any consent from Buyer sought pursuant to this clause (ii) shall not be unreasonably withheld; provided, further, that, if Buyer does not acknowledge any such request for consent within two (2) business days after a complete credit package for the relevant loan is provided to Buyer, such lack of acknowledgement shall be deemed to constitute consent pursuant to this clause (ii); provided, further, that all loan thresholds referenced in this Section 5.2(l) shall refer to the amount of all loans to any one borrower and related interests;

(m) make, or commit to make, any capital expenditures that would cause Company’s aggregate capital expenditure budget to exceed by five percent (5%) the aggregate budget set forth in Section 5.2(m) of the Company Disclosure Schedule;

(n) make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes;

(o) (i) except as set forth on Schedule 5.2(o) of the Company Disclosure Schedule, make any application for the opening or relocation of, or open or relocate, any branch office, loan production office or other significant office or operations facility of Company or its Subsidiaries, (ii) other than in consultation with Buyer, make any application for the closing of or close any branch or (iii) other than in consultation with Buyer, or as set forth on Section 5.2(o) of the Company Disclosure Schedule, purchase any new real property (other than other real estate owned (OREO) properties in the ordinary course) or enter into, amend or renew any material lease with respect to real property;

(p) foreclose on or take a deed or title to any real estate without first conducting a Phase I environmental assessment of the property that satisfies the requirements of all appropriate inquiries of CERCLA, or foreclose or take a deed or title to any real estate if such environmental assessment indicates the presence of Hazardous Materials that constitutes a Recognized Environmental Condition (as such term is used in Phase I environmental assessments);

(q) knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Company or its Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or by the Bank Merger Agreement or the Requisite Company Vote or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby; or

(r) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3 Buyer Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement or as required by law (including the Pandemic Measures), Buyer shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Company (such consent not to be unreasonably withheld, conditioned or delayed), except for transactions in the ordinary course of business or in a transaction that, together with such other transactions, is not reasonably likely to cause the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed;

(a) merge or consolidate itself or any of its Significant Subsidiaries with any other person (i) where it or its Significant Subsidiary, as applicable, is not the surviving person or (ii) if the merger or consolidation is reasonably likely to cause the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Significant Subsidiaries;

(b) knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Buyer or its Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or by the Bank Merger Agreement or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby; or

(c) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Company shall promptly prepare and file with the SEC the Proxy Statement. Company shall use reasonable best efforts to make such filings within thirty (30) days of the date of this Agreement. Buyer shall cooperate, and shall cause its affiliates to cooperate, with the Company in connection with the preparation and filing of the Proxy Statement, including using reasonable best efforts to promptly furnish to Company in writing upon request any and all information relating to Buyer and its affiliates as may be required to be set forth in the Proxy Statement under applicable law. Company will use its reasonable best efforts to resolve all SEC comments, if any, with respect to the Proxy Statement as promptly as practicable after receipt thereof. As promptly practicable after Company’s receipt of confirmation by the SEC that the SEC does not intend to review the preliminary Proxy Statement or that the SEC has no further comments, Company shall use its reasonable best efforts to file with the SEC and mail or deliver the definitive Proxy Statement to its shareholders.

(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings required to obtain the Requisite Regulatory Approvals, use their reasonable best efforts to make such filings within thirty (30) days of the date of this Agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities. Buyer and Company shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval and any approvals required for the Bank Merger as promptly as reasonably practicable. The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Requisite Regulatory Approvals) and shall respond as promptly as practicable to the requests of Governmental Entities for documents and information. Buyer and Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Company or Buyer, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing and with sufficient opportunity to comment, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information or confidential supervisory information filed under a claim of confidentiality. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences; provided, that each party shall promptly advise the other party with respect to substantive matters that are addressed in any meeting or conference with any Governmental Entity which the other party does not attend or participate in, to the extent permitted by such Governmental Entity and applicable law.

(c) In furtherance and not in limitation of the foregoing, each of Buyer, Merger Sub and Company shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment so as to enable the Closing to occur as soon as possible. Notwithstanding the foregoing, in no event shall Buyer, Merger Sub or Buyer Bank be required to (x) agree to any prohibition, limitation, condition or other requirement which would (A) prohibit or materially limit the ownership or operation by Buyer or any of its Subsidiaries of all or any material portion of the business or assets of Company or any of its Subsidiaries or Buyer or its Subsidiaries, (B) compel Company or any of its Subsidiaries or Buyer or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Company or any of its Subsidiaries or Buyer or any of its Subsidiaries, or (C) compel Buyer or any of its Subsidiaries to take any action, or commit to take any action, or agree to any condition or request, if the prohibition, limitation, condition or other requirement described in clauses (A)-(C) of this sentence could reasonably be expected to have a material adverse effect on the future operation by Buyer and its Subsidiaries of the combined businesses and operations of Buyer Bank and Company Bank, taken as a whole (together, the “Materially Burdensome Regulatory Condition”).

(d) Buyer and Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Buyer, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Each of Buyer and Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it specifically for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the time of filing and the date of mailing to the respective shareholders of Company and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading, and (iii) any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals will, at the time each is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of Buyer and Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Proxy Statement.

(e) Buyer and Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

6.2 Access to Information.

(a) Subject to Section 9.7, upon reasonable notice and subject to applicable laws (including the Pandemic Measures), Company, for the purposes of allowing Buyer to verify the representations and warranties of the other and to prepare for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to Buyer’s officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all of Company’s properties, books, contracts, personnel, information technology systems, and records, and each shall reasonably cooperate with the other party in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers and/or the other party), and, during such period, during normal business hours and in a manner so as not to interfere with normal business operations, Company shall, and shall cause its respective Subsidiaries to, make available to the other party such information concerning its business, properties and personnel as such party may reasonably request. Buyer shall use commercially reasonable efforts to minimize any interference with the other party’s regular business operations during any such access. Neither Buyer nor Company nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Buyer’s or Company’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement or to the extent that Company or Buyer, as the case may be, reasonably determines, in light of the Pandemic or the Pandemic Measures that such access would jeopardize the health and safety of any of its employees. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) From and after the date hereof, representatives of Buyer and Company shall meet on a regular basis to discuss and plan for the efficient and orderly combination of Company and Buyer and Company Bank and Buyer Bank, including the conversion of Company’s data processing and related electronic informational systems to those used by

Buyer with the goal of conducting such conversion simultaneously with the consummation of the Merger (the “Information Systems Conversion”). In connection therewith, the parties hereto shall cooperate with each other and use their reasonable best efforts to provide customers with any communications and/or notices that are necessary or advisable; provided, however, that Company in its discretion may elect to defer any such customer communication or notice until the later of Company Shareholder Approval or the receipt of all Regulatory Approvals (excluding any waiting period in respect thereof). The Information Systems Conversion shall include, but not be limited to: (a) discussion of third party service provider arrangements of Company and any of its Subsidiaries; (b) non-renewal, after the Effective Time, of personal property leases and software licenses used by Company or any of its Subsidiaries in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. Each party shall cooperate with the other party in preparing to execute conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with related service providers and other parties).

(c) Each of Buyer and Company shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated February 22, 2021, between Buyer and Company (the “Confidentiality Agreement”).

(d) No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3 Company Shareholder Approval.

(a) Company shall take, in accordance with applicable law and the Company Articles and Company Bylaws, all actions necessary to convene a meeting of the holders of Company Common Stock (the “Company Meeting”) to be held as soon as reasonably practicable after the date of this Agreement (and in any event, no later than forty-five (45) days after the date of the Proxy Statement) for the purpose of obtaining the Requisite Company Vote. Except in the case of a Company Adverse Recommendation Change (as defined herein), the Board of Directors of Company shall use its reasonable best efforts to obtain the Requisite Company Vote, including by communicating to its shareholders its recommendation (and including such recommendation in the Proxy Statement) that they approve this Agreement and the transactions contemplated hereby (the “Company Board Recommendation”) and shall not make a Company Adverse Recommendation Change except in accordance with this Section 6.3. As soon as practicable after the date of this Agreement, Company shall engage a proxy solicitor reasonably acceptable to Buyer to assist in the solicitation of proxies from shareholders relating to the Requisite Company Vote. However, subject to Section 8.1 and Section 8.2, if (i) the Company receives a Company Acquisition Proposal (as defined below) which has not been withdrawn and (ii) the Board of Directors of Company, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would reasonably be expected to be inconsistent with its fiduciary duties under applicable law to continue to recommend this Agreement and the Merger, then, prior to the receipt of the Requisite Company Vote, in submitting this Agreement and the Merger to its shareholders, the Board of Directors of Company may withhold, withdraw or amend or modify or qualify in a manner adverse to Buyer and the transactions contemplated by this Agreement, the Company Board Recommendation or may submit this Agreement and the Merger to its shareholders without recommendation (each, a “Company Adverse Recommendation Change”) (although the resolutions approving this Agreement as of the date hereof may not be rescinded), in which event the Board of Directors of Company may communicate the basis for its Company Adverse Recommendation Change to its shareholders in the Proxy Statement or an appropriate amendment or supplement thereto.

(b) Except in the case of a Company Adverse Recommendation Change, Company shall adjourn or postpone the Company Meeting, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Company Class A Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Class A Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Company Meeting shall be convened and this Agreement and the Merger shall be submitted to the shareholders of Company at the Company Meeting, for the purpose of voting on the approval of this Agreement and the Merger and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Company of such obligation. Company shall only be required to adjourn or postpone the Company Meeting two (2) times pursuant to the first sentence of this Section 6.3(b).

6.4 Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, each of Buyer and Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts, in each case as promptly as practicable, (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Company or Buyer or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.5 Employee Matters.

(a) Employees of Company and its Subsidiaries as of the Effective Time (the “Continuing Employees”) shall become employees at will of Buyer and its Subsidiaries. For a period beginning at the Effective Time and ending on the first (1st) anniversary of the Effective Time, Buyer shall, and shall cause Buyer Bank to, provide to the Continuing Employees annual base salary or base wages (as applicable) at least equal to the level that was provided to each such Continuing Employee as of immediately prior to the Effective Time; provided, however, that this sentence shall not apply to any of the Continuing Employees listed on Section 6.5(a) of the Company Disclosure Schedule. Beginning as of the Effective Date and continuing through the first (1st) anniversary of the Effective Date, Company employees whose positions have been or could reasonably be expected to be eliminated as a consequence of the Merger will be given the opportunity to apply and be considered for any open position at Buyer Bank for which they are qualified, as if they were internal candidates of Buyer. For a period beginning on the Effective Date and continuing through the first (1st) anniversary thereof, each Continuing Employee who is not party to an individual agreement providing for severance or termination benefits and is terminated under severance qualifying circumstances, as defined on Section 6.5(a) of the Company Disclosure Schedule, shall be eligible to receive severance benefits and medical and dental coverage as set forth on Section 6.5(a) of the Company Disclosure Schedule, subject to such employee’s timely execution (and non-revocation) of a standard release of claims.

(b) With respect to any employee benefit plans of Buyer or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Buyer and its Subsidiaries shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans to the extent waiver of such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan, (ii) use commercially reasonable efforts to provide each such employee and their eligible dependents with credit for any co-payments or coinsurance and deductibles paid prior to the Effective Time under a Company Benefit Plan that provides health care benefits (including medical, dental and vision) or disability benefits, to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time, in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under any New Plans, and (iii) recognize all service of such employees with Company and its Subsidiaries for all purposes of eligibility and vesting in any New Plan; provided, that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of service, (B) for purposes of benefit accrual under any defined benefit pension plan, (C) for purposes of the minimum number of hours required during a plan year to receive an allocation under Buyer’s Employee Stock Ownership Plan, (D) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits, or (E) for purposes of any equity incentive awards granted by Buyer.

(c) Effective as of the Effective Time, Buyer agrees to (i) assume and honor the terms and agreements with the Continuing Employees identified on Section 6.5(c)(i) of the Company Disclosure Schedule in accordance with their terms as of the date hereof; (ii) honor the agreements set forth on Section 6.5(c)(ii) of the Company Disclosure Schedule; (iii) assume Company’s obligations under the defined benefit pension plan set forth on Section 6.5(c)(iii) of the Company Disclosure Schedule and (iv) continue to provide retiree medical benefits to the individual set forth on Section 6.5(c)(iv) of the Company Disclosure Schedule on the same terms and conditions as are in effect immediately prior to the Effective Time, including such rights relating to the modification or termination of such retiree medical benefits.

(d) Buyer shall designate, in consultation with Company, Continuing Employees who will be entitled to receive a “retention” bonus from Buyer (each a “Designated Employee” and collectively, the “Designated Employees”) in the event such Designated Employee remains an employee of Buyer as of the Effective Time and through a post-Closing date determined by Buyer (which date shall not be more than ninety (90) days after the Effective Time) (the “Transition Period”), or if Buyer terminates such Designated Employee’s employment after the Effective Time and during the Transition Period without cause (which shall mean gross negligence or dereliction in the performance of such Designated Employee’s duties, dishonesty or commission of a crime (excluding any traffic violation, minor misdemeanor or similar offense that would not reasonably be expected to reflect adversely on the business or reputation of Buyer), in each case as determined in good faith by Buyer). The aggregate amount of such retention bonuses for all Designated Employees and the timing of each such bonus payment relative to the Effective Time shall be determined by Buyer, with selection of such Designated Employees made by Buyer in consultation with Company. Buyer and Company expect that retention bonuses shall not be payable to any Continuing Employee who is a party to an employment or other agreement that provides severance benefits in the event of a change in control of Company.

(e) If requested by Buyer in writing at least twenty (20) business days prior to the Effective Time, Company shall cause any 401(k) plan sponsored or maintained by Company (the “Company 401(k) Plan”) to be terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing. In the event that Buyer requests that any Company 401(k) Plan be terminated, the Continuing Employees shall be eligible to participate, effective as of the Effective Date, in a 401(k) plan sponsored or maintained by Buyer or one of its Subsidiaries (a “Buyer 401(k) Plan”). Company and Buyer shall take any and all actions as may be required, including amendments to the Company 401(k) Plan and/or Buyer 401(k) Plan to permit the Continuing Employees who are then actively employed to make rollover contributions to the Buyer 401(k) Plan of “eligible rollover distributions” (with the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans) or a combination thereof. Company shall provide Buyer with evidence that the Company 401(k) Plan has been terminated or amended, as applicable, in accordance with this Section 6.5(e); provided, that prior to amending or terminating the Company 401(k) Plan, Company shall provide the form and substance of any applicable resolutions or amendments to Buyer for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed).

(f) On and after the date hereof, any broad-based employee notices or communication materials (including any website posting) to be provided or communicated by Company with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement shall be subject to the prior prompt review and reasonable comment of Buyer, and Company shall consider in good faith revising such notice or communication to reflect any comments or advice that Buyer timely provides. Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of Company, Buyer, or any Subsidiary or affiliate thereof, nor shall anything in this Agreement interfere with or restrict in any way the rights of Company, Buyer or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any

Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) except as set forth herein, alter or limit the ability of the Buyer or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.12, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.6 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Buyer shall indemnify and hold harmless, to the fullest extent permitted by applicable law, each present and former director, officer or employee of Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of, or pertaining to, the fact that such person is or was a director, officer or employee of Company or any of its Subsidiaries or is or was serving at the request of Company or any of its Subsidiaries as a director or officer of another person and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement, and Buyer shall also advance expenses as incurred by the Company Indemnified Party to the fullest extent permitted by applicable law; provided, that in the case of advancement of expenses the Company Indemnified Party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification.

(b) For a period of six (6) years after the Effective Time, Buyer shall maintain in effect the current policies of directors’ and officers’ liability insurance maintained by Company (provided, that Buyer may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of Company or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, however, that Buyer shall not be obligated to expend, on an annual basis, an amount in excess of three hundred percent (300%) of the annual premium paid by Company for the most recently commenced policy year for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Buyer shall cause to be maintained policies of insurance that, in its good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Company, in consultation with, but only upon the consent of Buyer, may (and at the request of Buyer, Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year “tail” policy under Company’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium

Cap. If Company purchases such a tail policy, Buyer shall maintain such tail policy in full force and effect and continue to honor its obligations thereunder.

(c) The provisions of this Section 6.6 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. If Buyer, Merger Sub or any of their respective successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger, transfers all or substantially all of its assets or deposits to any other entity or engages in any similar transaction, then in each case, Buyer or Merger Sub, as applicable, will cause proper provision to be made so that the successors and assigns of Buyer or Merger Sub, as applicable, will expressly assume the obligations set forth in this Section 6.6.

(d) The obligations of Buyer, Merger Sub and Company under this Section 6.6 shall not be terminated or modified in a manner so as to adversely affect any Company Indemnified Party or any other person entitled to the benefit of this Section 6.6 without the prior written consent of the affected person.

6.7 Advice of Changes.

(a) Buyer and Company shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development known to it (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.7 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.7 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

(b) If the Closing Date is delayed pursuant to Section 1.2(b), Company shall deliver to Buyer as of the Bringdown Date a supplement to the Company Disclosure Schedule (the “Company Disclosure Supplement”) which shall include any matter hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or that is necessary to correct any information in the Company Disclosure Schedule or in any representation or warranty of Company which has been rendered inaccurate thereby following discovery thereof.

6.8 Financial Statements and Other Current Information. As soon as reasonably practicable after they become available, but in no event more than thirty (30) days after the end of each calendar month ending after the date of this Agreement, Company shall furnish to Buyer (a) consolidated financial statements (including balance sheets, statements of operations and shareholders’ equity) of Company and each of its Subsidiaries as of and for such month then ended, (b) internal management financial control reports showing actual financial performance against plan and previous period, including a summary of fees that Company and its Subsidiaries have paid to retained advisors in connection with the transactions contemplated by this Agreement and (c) any reports provided to the Board of Directors of Company or any committee thereof relating to the financial performance and risk management of Company and its Subsidiaries. All information furnished by Company to Buyer pursuant to this Section 6.8 shall be held in confidence to the same extent of Buyer’s obligations under Section 6.2(b).

6.9 Acquisition Proposals.

(a) Company shall not, and shall cause its Subsidiaries and use its reasonable best efforts to cause its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to, (ii) knowingly engage or participate in any negotiations with any person concerning or (iii) provide any confidential or nonpublic information or data to, or have or knowingly participate in any discussions with, any person relating to, any Company Acquisition Proposal, except to notify a person that has made or, to the knowledge of Company, is making any inquiries with respect to, or is considering making, a Company Acquisition Proposal of the existence of the provisions of this Section 6.9(a); provided, that, prior to the receipt of the Requisite Company Vote, in the event Company receives an unsolicited bona fide written Company Acquisition Proposal, it may, and may permit its Subsidiaries and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that (A) its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would reasonably be expected to be inconsistent with its fiduciary duties under applicable law or (B) its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors), that such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal (as defined herein) and; provided, further, that, prior to or concurrently with providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, Company shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Company. Company will, and will use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Buyer with respect to any Company Acquisition Proposal. Company will promptly (and in any event within one (1) business day) advise Buyer following receipt of any Company Acquisition Proposal or any inquiry which could reasonably be expected to lead to a Company Acquisition Proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or Company Acquisition Proposal) and will keep Buyer reasonably apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or Company Acquisition Proposal. Company shall use its reasonable best efforts, subject to applicable law and the fiduciary duties of the Board of Directors of Company, to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. During the term of this

Agreement, Company shall not, and shall cause its Subsidiaries and its and their Representatives not to on its behalf, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.9(a)) relating to any Company Acquisition Proposal. As used in this Agreement, “Company Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, inquiry or proposal relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of Company and its Subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of Company or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of Company, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of Company or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of Company, or (iii) a merger, consolidation, share exchange or other business combination, reorganization or similar transaction involving Company or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of Company. As used in this Agreement, “Superior Proposal” shall mean a bona fide written Company Acquisition Proposal (with all of the percentages included in the definition of Company Acquisition Proposal increased to fifty percent (50%)) received after the date hereof that was not solicited or negotiated in breach of this Section 6.9, that the Board of Directors of Company determines in good faith, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, such proposal (A) is reasonably likely to be completed in accordance with its terms, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such proposal, and (B) would be more favorable to the shareholders of Company from a financial point of view than the transactions contemplated by this Agreement.

(b) Nothing contained in this Agreement shall prevent either party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act (the “Rules”) with respect to a Company Acquisition Proposal or from making any legally required disclosure to such party’s shareholders; provided, that such Rules and disclosures will in no way eliminate or modify the effect that any action pursuant to such Rules or any such disclosures would otherwise have under this Agreement. For the avoidance of doubt, in no event shall the issuance of a “stop, look and listen” statement (or other similar statement pursuant to any requirement of applicable law), without more, constitute a Company Adverse Recommendation Change.

6.10 Public Announcements. Company and Buyer shall each use their reasonable best efforts (a) to develop a joint communications plan, (b) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) except in respect of (i) any announcement required by applicable law or regulation, or a request by a Governmental Entity, (ii) communications that are substantially similar to communications previously approved pursuant to this Section 6.10, (iii) communications permitted by Section 6.3 or (iv) an obligation pursuant to any listing agreement with or rules of any securities exchange, Company and Buyer agree to consult with each other and to obtain the advance approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

6.11 Change of Method. Buyer may at any time change the method of effecting the Merger if and to the extent requested by Buyer, and Company agrees to enter into such amendments to this Agreement as Buyer may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to Company’s shareholders or (iii) be reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed.

6.12 Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, Company shall, and shall cause each of its Subsidiaries to: (a) timely file (taking into account any extensions of time within which to file) all Tax Returns required to be filed by it, and such Tax Returns shall be prepared in a manner reasonably consistent with past practice; (b) timely pay all Taxes shown as due and payable on such Tax Returns that are so filed; (c) establish an accrual in its books and records and financial statements in accordance with past practice for all Taxes payable by it for which a Tax Return is due prior to the Effective Time; and (d) promptly notify Buyer of any suit, claim, action, investigation, proceeding or audit pending against or with respect to Company or any of its Subsidiaries in respect of any Tax matter, including, without limitation, Tax liabilities and refund claims.

6.13 Classified Loans. Company shall promptly after the end of each quarter after the date hereof and upon Closing provide Buyer with a complete and accurate list, including the amount, of all Loans subject to each type of classification of the Classified Loans.

6.14 Takeover Restrictions. Neither Company nor Buyer shall take any action that would cause any Takeover Restriction to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each of Buyer and Company shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Restriction now or hereafter in effect. If any Takeover Restriction may become, or may purport to be, applicable to the transactions contemplated hereby, each of Buyer and Company will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Restriction on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Restriction.

6.15 Litigation and Claims. Each of Buyer, Merger Sub and Company shall, to the extent permitted under applicable law and regulation, promptly notify the other party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of Buyer, Merger Sub or Company, as applicable, threatened against Buyer, Company or any of their respective

Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement, the Bank Merger Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Buyer, Company, or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Company shall give Buyer the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against Company and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.16 Assumption of Company Debt. Effective at the Effective Time (or at the effective time of the Bank Merger for any debt of Company Bank), Buyer or Buyer Bank, as applicable, shall, to the extent permitted thereunder and required thereby, assume the due and punctual performance and observance of the covenants to be performed by Company or Company Bank pursuant to the definitive documents governing the short-term and long-term borrowings set forth on Section 3.2(a) of the Company Disclosure Schedule, and the due and punctual payment of the principal of such borrowings (and premium, if any) and interest thereon. In connection therewith, (i) Buyer and Company shall, and shall cause Buyer Bank and Company Bank respectively to, cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, if applicable, and (ii) Company shall, and shall cause Company Bank to, use reasonable best efforts to execute and deliver any officer’s certificates or other documents, and to provide any opinions of counsel to the trustee thereof, in each case, required to make such assumption effective as of the Effective Time or the effective time of the Bank Merger, as applicable.

6.17 Assumption of Company Split Dollar Insurance Agreements. Effective at the Effective Time, Buyer or Buyer Bank, as applicable, shall assume the due and punctual performance and observance of the covenants to be performed by Company Bank pursuant to the split dollar life insurance agreements set forth on Section 6.17 of the Company Disclosure Schedule.

6.18 Coordination.

(a) Upon Buyer’s reasonable request, prior to the Closing Date and following receipt of the Company Shareholder Approval and all approvals of the Governmental Entities required under Section 7.1(c) (and without having to allow any waiting periods under such approvals to expire) and consistent with GAAP and subject to applicable banking laws and regulations, Company shall give due consideration to Buyer’s request that Company or its Subsidiaries divest itself of such investment securities and loans as are identified by Buyer in writing from time to time prior to the Closing Date; provided, however, that no such divestitures need be made prior to the Closing.

(b) No accrual or reserve or change in policy or procedure, or any divestiture of investment securities or loans, made by Company or any of its Subsidiaries at the request of Buyer pursuant to this Section 6.18 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustment shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Company or its management with any such adjustments.

6.19 Stock Exchange Delisting; Exchange Act Deregistration. If Buyer so requests prior to the Closing Date, Company shall cooperate with Buyer and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of Nasdaq to enable the delisting of the Class A Common Stock from the Nasdaq Global Market and any other exchange on which the Company Common Stock is listed and the deregistration of the Class A Common Stock under the Exchange Act.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. This Agreement shall have been approved by the shareholders of Company by the Requisite Company Vote.

(b) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.

(c) Regulatory Approvals. (i) All regulatory authorizations, consents, orders, or waivers which are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, or those the failure of which to be obtained would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (such approvals and the expiration of such waiting periods being referred to herein as the “Requisite Regulatory Approvals”) and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

7.2 Conditions to Obligations of Buyer and Merger Sub. The obligations of Buyer and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Buyer and Merger Sub, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Company set forth in (i) Sections 3.2(a) and 3.8(a) (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and (ii) Sections 3.1(a), 3.1(b) (with respect to Company Bank only), 3.2(c) (with respect to Company Bank only) and 3.3(a) (in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on Company or Buyer. If Buyer elects to delay the Closing Date pursuant to Section 1.2(b), all references in this Section 7.2(a) to the Closing Date shall mean the date five (5) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Sections 7.1(a) and 7.1(b) (the “Bringdown Date”), except that this Section 7.2(a) will apply both as of the Bringdown Date and the Closing Date with respect to Sections 3.1, 3.2, 3.3, 3.4 and 3.7. Buyer shall have received as of the Closing Date and, if applicable, the Bringdown Date a certificate signed on behalf of Company by the chief executive officer or the chief financial officer of Company to the foregoing effect.

(b) Performance of Obligations of Company. Company shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Buyer shall have received a certificate signed on behalf of Company by the chief executive officer or the chief financial officer of Company to such effect.

7.3 Conditions to Obligations of Company. The obligation of Company to effect the Merger is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer and Merger Sub set forth in (i) Section 4.6 (in each case, after giving effect to the lead-in to Article IV) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and (ii) Sections 4.1(a), 4.1(b) (with respect to Buyer Bank only) and 4.2(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Buyer and Merger Sub set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on Buyer. Company shall have received as of the Closing Date a certificate signed on behalf of Buyer by the chief executive officer or the chief financial officer of Buyer to the foregoing effect.

(b) Performance of Obligations of Buyer and Merger Sub. Each of Buyer and Merger Sub shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Company shall have received a certificate signed on behalf of Buyer by the chief executive officer or the chief financial officer of Buyer to such effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Company Vote:

(a) by mutual consent of Buyer and Company in a written instrument;

(b) by either Buyer or Company if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c) by either Buyer or Company if either the Requisite Class A Vote or the Requisite Class B Vote has not been obtained, provided, however, that Company may terminate this Agreement under this Section 8.1(c) only if Company is not in material breach of this Agreement, including its obligations under Section 6.3;

(d) by either Buyer or Company if the Merger shall not have been consummated on or before December 31, 2021 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(e) by either Buyer or Company (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Company, in the case of a termination by Buyer, or Buyer, in the case of a termination by Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Buyer, or Section 7.3, in the case of a termination by Company, and which is not cured by the earlier of the Termination Date and forty-five (45) days following written notice to Company, in the case of a termination by Buyer, or Buyer, in the case of a termination by Company, or by its nature or timing cannot be cured during such period; or

(f) by Buyer, prior to such time as the Requisite Company Vote is obtained, if Company or the Board of Directors of Company (i) withholds, withdraws, modifies or qualifies in a manner adverse to Buyer the Company Board Recommendation, (ii) fails to make the Company Board Recommendation in the Proxy Statement, (iii) adopts, approves, recommends or endorses a Company Acquisition Proposal or publicly announces an intention to adopt, approve, recommend or endorse a Company Acquisition Proposal, (iv) fails to publicly and without qualification (A) recommend against any Company Acquisition Proposal or (B) reaffirm the Company Board Recommendation, in each case within ten (10) business days (or such fewer number of days as remains prior to the Company Meeting) after a Company Acquisition Proposal is made public or any request by Buyer to do so, or (v) materially breaches its obligations under Section 6.3 or Section 6.9.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), or (f) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Buyer or Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Buyer, Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) and this Section 8.2 and Article IX (other than Section 9.13) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Buyer nor Company shall be relieved or released from any liabilities or damages arising out of its fraud or Willful Breach of any provision of this Agreement occurring prior to termination. “Willful Breach” shall mean a material breach of, or material failure to perform any of the covenants or other agreements contained in this Agreement, that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under this Agreement.

(b) (i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Company Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Company or shall have been made directly to its shareholders generally or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Company Meeting) a Company Acquisition Proposal with respect to Company and (A) thereafter this Agreement is terminated by either Buyer or Company pursuant to Section 8.1(d) without the Requisite Company Vote having been obtained or (B) thereafter this Agreement is terminated by Buyer pursuant to Section 8.1(e), and (C) prior to the date that is twelve (12) months after the date of such termination, Company enters into a definitive agreement or consummates a transaction with respect to a Company Acquisition Proposal (whether or not the same Company Acquisition Proposal as that referred to above), then Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Buyer, by wire transfer of same day funds, a fee equal to $25,670,000.00 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b)(i), all references in the definition of Company Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%)”.

(ii) In the event that this Agreement is terminated by Buyer pursuant to Section 8.1(f), then Company shall pay Buyer, by wire transfer of same day funds, the Termination Fee as promptly as reasonably practicable after the date of termination (and in any event, within three (3) business days thereafter).

(iii) Notwithstanding anything to the contrary herein, but without limiting Section 8.2(d) or the right of any party to recover liabilities or damages arising out of the other party’s fraud or Willful Breach of any provision of this Agreement, the maximum aggregate amount of fees, liabilities or damages payable by Company, Buyer or Merger Sub under this Section 8.2 shall be equal to the Termination Fee. In no event shall Company be required to pay the Termination Fee on more than one occasion.

(c) Each of Buyer, Merger Sub Company and Company Bank acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if either party fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if Company fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid. The amounts payable by Company pursuant to Section 8.2(b) and this Section 8.2(d), constitute liquidated damages and not a penalty, and, except in the case of fraud or Willful Breach, shall be the sole monetary remedy of the other party in the event of a termination of this Agreement specified in such applicable section.

8.3 Reservation of Rights. Nothing in this Article VIII shall in any way limit the right of Buyer, Merger Sub or Company to seek damages, specific performance, or any remedy at law or in equity arising out of a Willful Breach of, or fraud in connection with, this Agreement by the other party hereto.

ARTICLE IX

GENERAL PROVISIONS

9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.2(b) and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Company Vote; provided, however, that after the receipt of the Requisite Company Vote, there may not be, without further approval of the Company shareholders, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties.

9.3 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, however, that after the receipt of the Requisite Company Vote, there may not be, without further approval of the Company shareholders, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4 Expenses. Except as otherwise expressly provided in this Agreement, including in Section 8.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by email, upon confirmation of receipt, (b) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Company or Company Bank, to:

Eastern Bankshares, Inc.

265 Franklin Street

Boston, MA 02110

Attention: Kathleen C. Henry, Esq., General Counsel

E-mail: k.henry@easternbank.com

With a copy (which shall not constitute notice) to:

Nutter McClennen & Fish LLP

155 Seaport Boulevard

Boston, MA 02210

Attention: Michael K. Krebs, Esq.

E-mail: mkrebs@nutter.com

and

if to Buyer or Merger Sub, to:

Century Bancorp, Inc.

400 Mystic Avenue

Medford, MA 02155

Attention: Barry R. Sloane, Chairman, President and Chief

Executive Officer

E-mail: bsloane@centurybank.com

With a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Samantha M. Kirby, Esq.

E-mail: skirby@goodwinlaw.com

9.6 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words

“without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of Company means the actual knowledge of any of the officers of Company listed on Section 9.6 of the Company Disclosure Schedule, and the “knowledge” of Buyer means the actual knowledge of any of the officers of Buyer listed on Section 9.6 of the Buyer Disclosure Schedule. As used herein, (a) “business day” means any day other than a Saturday, a Sunday or a day on which banks in Boston, Massachusetts are authorized by law or executive order to be closed, (b) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (c) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, and (d) the term “made available” means any document or other information that was included in the virtual data room of a party prior to the date hereof. The Company Disclosure Schedule and the Buyer Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law (including the Pandemic Measures).

9.7 Confidential Supervisory Information. No disclosure, representation or warranty shall be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(b) and as identified in 12 C.F.R. § 309.5(g)(8) and § 309.6(a)) of a Governmental Entity by any party hereto to the extent prohibited by applicable law, and, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.

9.8 Counterparts. This Agreement may be executed in counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.9 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.10 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any applicable conflicts of law principles.

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Business Litigation Session of the Superior Court of the Commonwealth of Massachusetts, or if that court does not have jurisdiction, the Superior Court of the Commonwealth of Massachusetts sitting in Suffolk County, Massachusetts (the “Chosen

Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.11 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUIT, ACTION OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.6, which is intended to benefit each Company Indemnified Party and his or her heirs and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Except as provided in Section 6.6, notwithstanding any other provision in this Agreement to the contrary, no consent, approval or agreement of any third-party beneficiary will be required to amend, modify or waive any provision of this Agreement.

9.13 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.14 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.15 Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendment or waiver hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

EASTERN BANKSHARES, INC.

By:	/s/ Robert F. Rivers
Name:	Robert F. Rivers
Title:	Chief Executive Officer

CLARION ACQUISITION CORP.

By:	/s/ Robert F. Rivers
Name:	Robert F. Rivers
Title:	Chief Executive Officer

CENTURY BANCORP, INC.

By:	/s/ Barry R. Sloane
Name:	Barry R. Sloane
Title:	President and Chief Executive Officer

CENTURY BANK AND TRUST COMPANY

By:	/s/ Barry R. Sloane
Name:	Barry R. Sloane
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF BANK MERGER AGREEMENT

[Intentionally Omitted]

Appendix B

1251 AVENUE OF THE AMERICAS, 6TH FLOOR
NEW YORK, NY 10020
P 212 466-7800 | TF 800 635-6851
Piper Sandler & Co. Since 1895.
Member SIPC and NYSE.

April 7, 2021

Board of Directors

Century Bancorp, Inc.

400 Mystic Avenue

Medford, MA 02155

Ladies and Gentlemen:

Century Bancorp, Inc. (“Century”), Century Bank and Trust Company, a wholly-owned subsidiary of Century (“Century Bank”), Eastern Bancshares, Inc. (“Eastern”) and Clarion Acquisition Corp., a wholly-owned subsidiary of Eastern (“Merger Sub”), are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Merger Sub will, subject to the terms and conditions set forth therein, merge with and into Century (the “Merger”), so that Century is the surviving corporation (Century, as the surviving corporation in the Merger, referred to herein as the “Interim Surviving Corporation”), and immediately following the Merger, the Interim Surviving Corporation will merge with and into Eastern so that the Eastern is the surviving corporation. Pursuant to the terms of the Agreement, at the Effective Time, each share of the Class A Common Stock, par value $1.00 per share, of Century (the “Class A Common Stock”) issued and outstanding immediately prior to the Effective Time and each share of the Class B Common Stock, par value $1.00 per share, of Century (the “Class B Common Stock, and, together with the Class A Common Stock, the “Century Common Stock”), except for certain shares as set forth in the Agreement, shall be converted, in accordance with the procedures set forth in the Agreement, into the right to receive $115.28, without interest, in cash (the “Merger Consideration”). Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Century Common Stock.

Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated April 5, 2021; (ii) certain publicly available financial statements and other historical financial information of Century and Century Bank that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Eastern that we deemed relevant; (iv) certain internal financial projections for Century for the year ending December 31, 2021, as well as annual long-term earnings per share and balance sheet growth rates for the years ending December 31, 2022 through December 31, 2025 and estimated dividends per share for each of Class A Common Stock and Class B Common Stock for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Century; (v) the pro forma financial impact of the Merger on Eastern’s regulatory capital ratios given certain assumptions relating to purchase accounting adjustments and estimated transaction costs, as provided by the senior management of Eastern and its representatives; (vi) the publicly reported historical price and trading activity for Century Common Stock, including a comparison of certain stock trading information for Century Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (vii) a comparison of certain financial information for Century with similar financial institutions for which information is publicly available; (viii) the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Century the business, financial condition, results of operations and prospects of Century and held similar discussions with certain members of the senior management of Eastern and its representatives regarding the business, financial condition, results of operations and prospects of Eastern.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by Century or Eastern or their respective representatives or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied on the assurances of the respective managements of Century and Eastern that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Century or Eastern, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Century or Eastern. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Century or Eastern, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to Century or Eastern. We have assumed, with your consent, that the respective allowances for loan losses for Century and Eastern are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used certain internal financial projections for Century for the year ending December 31, 2021, as well as annual long-term earnings per share and balance sheet growth rates for the years ending December 31, 2022 through December 31, 2025 and estimated dividends per share for each of Class A Common Stock and Class B Common Stock for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Century. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments and estimated transaction costs, as provided by the senior management of Eastern and its representatives. With respect to the foregoing information, the respective senior managements of Century and Eastern confirmed to us that such information reflected the best currently available projections and estimates of those respective senior managements of the future financial performance of Century and Eastern, respectively, and we assumed that such performance would be achieved. We express no opinion as to such projections or estimates, or the assumptions on which they are based. We have also assumed that there has been no material change in Century’s or Eastern’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that Century and Eastern will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Century, Eastern, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that Century has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Century Common Stock at any time.

We have acted as Century’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon consummation of the Merger. Century has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. We have not provided any other investment banking services to Century in the two years preceding the date hereof. Piper Sandler has not provided any investment banking services to Eastern in the two years preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Century and Eastern. We may also actively trade the equity and debt securities of Century and Eastern for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of Century in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Century as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of Century Common Stock and does not address the underlying business decision of Century to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Century or the effect of any other transaction in which Century might engage. We express no opinion as to the amount or nature of compensation to be received in the Merger by any Century officer, director or employee, or any class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Century Common Stock.

Very truly yours,

Appendix C

Part 13 of the Massachusetts Business Corporation Act of

the Commonwealth of Massachusetts

Section 13.01. DEFINITIONS

In this PART the following words shall have the following meanings unless the context requires otherwise:

“Affiliate”, any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control of or with another person.

“Beneficial shareholder”, the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

“Corporation”, the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 13.22 to 13.31, inclusive, includes the surviving entity in a merger.

“Fair value”, with respect to shares being appraised, the value of the shares immediately before the effective date of the corporate action to which the shareholder demanding appraisal objects, excluding any element of value arising from the expectation or accomplishment of the proposed corporate action unless exclusion would be inequitable.

“Interest”, interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Marketable securities”, securities held of record by, or by financial intermediaries or depositories on behalf of, at least 1,000 persons and which were

(a)	listed on a national securities exchange,

(b)	designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

(c)

listed on a regional securities exchange or traded in an interdealer quotation system or other trading system and had at least 250,000 outstanding shares, exclusive of shares held by officers, directors and affiliates, which have a market value of at least $5,000,000.

“Officer”, the chief executive officer, president, chief operating officer, chief financial officer, and any vice president in charge of a principal business unit or function of the issuer.

“Person”, any individual, corporation, partnership, unincorporated association or other entity.

“Record shareholder”, the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

“Shareholder”, the record shareholder or the beneficial shareholder.

Section 13.02. RIGHT TO APPRAISAL

(a)	A shareholder is entitled to appraisal rights, and obtain payment of the fair value of his shares in the event of, any of the following corporate or other actions:

(1)

consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 11.04 or the articles of organization or if the corporation is a subsidiary that is merged with its parent under section 11.05, unless, in either case, (A) all shareholders are to receive only cash for their shares in amounts equal to what they would receive upon a dissolution of the corporation or, in the case of shareholders already holding marketable securities in the merging corporation, only marketable securities of the surviving corporation and/or cash and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the merging or the surviving corporation or of any affiliate of the surviving corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(2)

consummation of a plan of share exchange in which his shares are included unless: (A) both his existing shares and the shares, obligations or other securities to be acquired are marketable securities; and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the share exchange other than in his capacity as (i) a shareholder of the corporation whose shares are to be exchanged, (ii) a director, officer, employee or consultant of either the corporation whose shares are to be exchanged or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation whose shares are to be exchanged in the aggregate;

(3)

consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the sale or exchange is subject to section 12.02, or a sale or exchange of all, or substantially all, of the property of a corporation in dissolution, unless:

(i)	his shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for his shares; or

(ii)	(ii) the sale or exchange is pursuant to court order; or

(iii)

(iii) in the case of a sale or exchange of all or substantially all the property of the corporation subject to section 12.02, approval of shareholders for the sale or exchange is conditioned upon the dissolution of the corporation and the distribution in cash or, if his shares are marketable securities, in marketable securities and/or cash, of substantially all of its net assets, in excess of a reasonable amount reserved to meet unknown claims under section 14.07, to the shareholders in accordance with their respective interests within one year after the sale or exchange and no director, officer or controlling shareholder has a direct or indirect material financial interest in the sale or exchange other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the corporation or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(4)	an amendment of the articles of organization that materially and adversely affects rights in respect of a shareholder’s shares because it:

(i)

creates, alters or abolishes the stated rights or preferences of the shares with respect to distributions or to dissolution, including making non-cumulative in whole or in part a dividend theretofore stated as cumulative;

(ii)	creates, alters or abolishes a stated right in respect of conversion or redemption, including any provision relating to any sinking fund or purchase, of the shares;

(iii)	alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv)

excludes or limits the right of the holder of the shares to vote on any matter, or to cumulate votes, except as such right may be limited by voting rights given to new shares then being authorized of an existing or new class; or

(v)	reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04;

(5)

an amendment of the articles of organization or of the bylaws or the entering into by the corporation of any agreement to which the shareholder is not a party that adds restrictions on the transfer or registration or any outstanding shares held by the shareholder or amends any pre-existing restrictions on the transfer or registration of his shares in a manner which is materially adverse to the ability of the shareholder to transfer his shares;

(6)

any corporate action taken pursuant to a shareholder vote to the extent the articles of organization, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to appraisal;

(7)	consummation of a conversion of the corporation to nonprofit status pursuant to subdivision B of PART 9; or

(8)	consummation of a conversion of the corporation into a form of other entity pursuant to subdivision D of PART 9.

(b)

Except as otherwise provided in subsection (a) of section 13.03, in the event of corporate action specified in clauses (1), (2), (3), (7) or (8) of subsection (a), a shareholder may assert appraisal rights only if he seeks them with respect to all of his shares of whatever class or series.

(c)

Except as otherwise provided in subsection (a) of section 13.03, in the event of an amendment to the articles of organization specified in clause (4) of subsection (a) or in the event of an amendment of the articles of organization or the bylaws or an agreement to which the shareholder is not a party specified in clause (5) of subsection (a), a shareholder may assert appraisal rights with respect to those shares adversely affected by the amendment or agreement only if he seeks them as to all of such shares and, in the case of an amendment to the articles of organization or the bylaws, has not voted any of his shares of any class or series in favor of the proposed amendment.

(d)	The shareholder’s right to obtain payment of the fair value of his shares shall terminate upon the occurrence of any of the following events:

(i)	the proposed action is abandoned or rescinded; or

(ii)	a court having jurisdiction permanently enjoins or sets aside the action; or

(iii)	the shareholder’s demand for payment is withdrawn with the written consent of the corporation.

(e)

A shareholder entitled to appraisal rights under this chapter may not challenge the action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

Section 13.03. ASSERTION OF RIGHTS BY NOMINEES AND BENEFICIAL OWNERS

(a)

A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(b)	A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(1)

submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subclause (ii) of clause (2) of subsection (b) of section 13.22; and

(2)	does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

Section 13.20. NOTICE OF APPRAISAL RIGHTS

(a)

If proposed corporate action described in subsection (a) of section 13.02 is to be submitted to a vote at a shareholders’ meeting or through the solicitation of written consents, the meeting notice or solicitation of consents shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this Part and refer to the necessity of the shareholder delivering, before the vote is taken, written notice of his intent to demand payment and to the requirement that he not vote his shares in favor of the proposed action. If the corporation concludes that appraisal rights are or may be available, a copy of this Part shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b)

In a merger pursuant to section 11.05, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in section 13.22.

Section 13.21. NOTICE OF INTENT TO DEMAND PAYMENT

(a)

If proposed corporate action requiring appraisal rights under section 13.02 is submitted to vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1)	shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2)	shall not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(b)	A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment under this chapter.

Section 13.22. APPRAISAL NOTICE AND FORM

(a)

If proposed corporate action requiring appraisal rights under subsection (a) of section 13.02 becomes effective, the corporation shall deliver a written appraisal notice and form required by clause (1) of subsection (b) to all shareholders who satisfied the requirements of section 13.21 or, if the action was taken by written consent, did not consent. In the case of a merger under section 11.05, the parent shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(b)	The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(1)

supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify (A) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and (B) that the shareholder did not vote for the transaction;

(2)	state:

(i)

where the form shall be sent and where certificates for certificated shares shall be deposited and the date by which those certificates shall be deposited, which date may not be earlier than the date for receiving the required form under subclause (ii);

(ii)

a date by which the corporation shall receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection (a) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

(iii)	the corporation’s estimate of the fair value of the shares;

(iv)

that, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in clause (ii) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(v)	the date by which the notice to withdraw under section 13.23 shall be received, which date shall be within 20 days after the date specified in subclause (ii) of this subsection; and

(3)	be accompanied by a copy of this chapter.

Section 13.23. PERFECTION OF RIGHTS; RIGHT TO WITHDRAW

(a)

A shareholder who receives notice pursuant to section 13.22 and who wishes to exercise appraisal rights shall certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to clause (1) of subsection (b) of section 13.22. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section 13.25. In addition, a shareholder who wishes to exercise appraisal rights shall execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subclause (ii) of clause (2) of subsection (b) of section 13.22. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to said subsection (b).

(b)

A shareholder who has complied with subsection (a) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subclause (v) of clause (2) of subsection (b) of section 13.22. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(c)

A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b) of section 13.22, shall not be entitled to payment under this chapter.

Section 13.24. PAYMENT

(a)

Except as provided in section 13.25, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, the corporation shall pay in cash to those shareholders who complied with subsection (a) of section 13.23 the amount the corporation estimates to be the fair value of their shares, plus interest.

(b)	The payment to each shareholder pursuant to subsection (a) shall be accompanied by:

(1)

financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2)

a statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to subclause (iii) of clause (2) of subsection (b) of section 13.22; and

(3)

a statement that shareholders described in subsection (a) have the right to demand further payment under section 13.26 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this chapter.

Section 13.25. AFTER-ACQUIRED SHARES

(a)

A corporation may elect to withhold payment required by section 13.24 from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to clause (1) of subsection (b) of section 13.22.

(b)

If the corporation elected to withhold payment under subsection (a), it must, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, notify all shareholders who are described in subsection (a):

(1)	of the information required by clause (1) of subsection (b) of section 13.24;

(2)	of the corporation’s estimate of fair value pursuant to clause (2) of subsection (b) of said section 13.24;

(3)	that they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 13.26;

(4)	that those shareholders who wish to accept the offer shall so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and

(5)	that those shareholders who do not satisfy the requirements for demanding appraisal under section 13.26 shall be deemed to have accepted the corporation’s offer.

(6)

Within 10 days after receiving the shareholder’s acceptance pursuant to subsection(b), the corporation shall pay in cash the amount it offered under clause (2) of subsection (b) to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(c)

Within 40 days after sending the notice described in subsection (b), the corporation must pay in cash the amount if offered to pay under clause (2) of subsection (b) to each shareholder deserved in clause (5) of subsection (b).

Section 13.26. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

(a)

A shareholder paid pursuant to section 13.24 who is dissatisfied with the amount of the payment shall notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 13.24. A shareholder offered payment under section 13.25 who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

(b)

A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) within 30 days after receiving the corporation’s payment or offer of payment under section 13.24 or section 13.25, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

Section 13.30. COURT ACTION

(a)

If a shareholder makes demand for payment under section 13.26 which remains unsettled, the corporation shall commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 13.26 plus interest.

(b)

The corporation shall commence the proceeding in the appropriate court of the county where the corporation’s principal office, or, if none, its registered office, in the commonwealth is located. If the corporation is a foreign corporation without a registered office in the commonwealth, it shall commence the proceeding in the county in the commonwealth where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(c)

The corporation shall make all shareholders, whether or not residents of the commonwealth, whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law or otherwise as ordered by the court.

(d)

The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.

(e)

Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’ s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section 13.25.

Section 13.31. COURT COSTS AND COUNSEL FEES

(a)

The court in an appraisal proceeding commenced under section 13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess cost against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(b)	The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1)

against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections 13.20, 13.22, 13.24 or 13.25; or

(2)

against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c)

If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(d)

To the extent the corporation fails to make a required payment pursuant to sections 13.24, 13.25, or 13.26, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

Century Bancorp, Inc.
ENDORSEMENT_LINE______________ SACKPACK_____________
MR A SAMPLE
DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6
C123456789
000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext
Your vote matters – here’s how to vote!
You may vote online or by phone instead of mailing this card.
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Special Meeting Proxy Card 1234 5678 9012 345
IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposal — The Board of Directors recommends a vote FOR Proposal 1.
1. To approve the Agreement and Plan of Merger, dated as of April 7, 2021, by and among Eastern Bankshares, Inc., Clarion Acquisition Corp., Century Bancorp, Inc., and Century Bank and Trust Company.
For Against Abstain
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C 1234567890                J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE
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01BM 505457 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
03GQED

CENTURY BANCORP, INC.
Special Meeting of Shareholders
July 7, 2021, 10:00 a.m. ET Class A Common Stock www.meetingcenter.io/245675620
The Special Meeting of Shareholders of Century Bancorp, Inc. will be held on July 7, 2021 at 10:00 a.m. ET, virtually via the Internet at www.meetingcenter.io/245675620.
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IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
CENTURY BANCORP, INC.
PROXY FOR CLASS A COMMON STOCK NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
PROXY SOLICITATED BY THE BOARD OF DIRECTORS FOR
SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 7, 2021 AT 10:00 A.M. ET
Barry Sloane and William Hornby (the “Proxies”), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Shareholders of Century Bancorp, Inc. to be held on July 7, 2021 or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposal 1.
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Change of Address — Please print new address below.
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Century Bancorp, Inc.
000004
ENDORSEMENT_LINE______________ SACKPACK_____________
MR A SAMPLE
DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6
C123456789
000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext
Your vote matters – here’s how to vote!
You may vote online or by phone instead of mailing this card.
Votes submitted electronically must be received by 11:59 p.m., Eastern Time, on July 6, 2021.
Online
Go to www.investorvote.com/CNBKA or scan the QR code — login details are located in the shaded bar below.
Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada
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Special Meeting Proxy Card 1234 5678 9012 345
IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board of Directors recommends a vote FOR Proposals 1 – 3.
1. To approve the Agreement and Plan of Merger, dated as of April 7, 2021, by and among Eastern Bankshares, Inc., Clarion Acquisition Corp., Century Bancorp, Inc., and Century Bank and Trust Company.
3. To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve the merger agreement.
For Against Abstain
2. To approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to Century’s named executive officers that is based on or otherwise relates to the merger.
For Against Abstain
B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.
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C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE
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03BM 505457 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
03GQGD

CENTURY BANCORP, INC.
Special Meeting of Shareholders
July 7, 2021, 10:00 a.m. ET Class B Common Stock www.meetingcenter.io/245675620
The Special Meeting of Shareholders of Century Bancorp, Inc. will be held on July 7, 2021 at 10:00 a.m. ET, virtually via the Internet at www.meetingcenter.io/245675620.
To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.
The password for this meeting is — CNBK2021
Important notice regarding the Internet availability of proxy materials for the Special Meeting of Shareholders. The Proxy Statement is available at: http://www.edocumentview.com/CNBKA
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IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
CENTURY BANCORP, INC.
PROXY FOR CLASS B COMMON STOCK NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
PROXY SOLICITATED BY THE BOARD OF DIRECTORS FOR
SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 7, 2021 AT 10:00 A.M. ET
Barry Sloane and William Hornby (the “Proxies”), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Shareholders of Century Bancorp, Inc. to be held on July 7, 2021 or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposals 1-3.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted appear on reverse side)
C Non-Voting Items
Change of Address — Please print new address below. Comments — Please print your comments below.